FINAL PROSPECTUS

Filed pursuant to Rule 424(b)(3)

Registration No. 333-135287

42,554,314 SHARES COMMON STOCK

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 48,598,043 shares of Common Stock, consisting of:

•	an aggregate of 16,513,200 shares of Common Stock issuable upon the conversion of our issued and outstanding 10% Senior Secured Convertible Debentures;

•	an aggregate of 9,513,496 shares of Common Stock issuable upon the exercise of our issued and outstanding Series C Common Stock Purchase Warrants;

•	an aggregate of 2,458,598 shares of Common Stock issuable upon the exercise of our issued and outstanding Series D Common Stock Purchase Warrants;

•	an aggregate of 1,505,640 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to broker-dealers as commissions paid in connection with private placement of the Company’s securities; and

•	an aggregate of 4,018,227 shares of Common Stock reserved for issuance by the Company with respect to the prospective issuance of common stock as interest payable in-kind in satisfaction of interest accrued on the aggregate principal balance of the 10% Senior Secured Convertible Debentures through the date of maturity.

•	an aggregate of 8,545,153 shares of Common Stock registered on behalf of the selling shareholders equal to 30% of the shares issuable upon conversion of the 10% Senior Secured Convertible Debentures, the Series C Warrants and the Series D Warrants, which is being registered pursuant to that certain Registration Rights Agreement dated May 23, 2006, by and between the Company and the Selling Security Holders.

This offering is not being underwritten. The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. The selling stockholders may offer and sell their shares of common stock on a continuous or delayed basis. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders. See “Use of Proceeds.” Our common shares are currently quoted on the OTC Bulletin Board (OTCBB) under the symbol “TZMT.” The OTCBB is a regulated provider of pricing and financial information for the over-the-counter (OTC) securities market. Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

An investment in the common shares offered for sale under this prospectus involves a high degree of risk. You should purchase our securities only if you can afford losing your entire investment.

See “ Risk Factors” beginning on page 5 of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of this offering, or has determined that this prospectus is truthful or complete.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 13, 2006

Telzuit Medical Technologies, Inc.

5422 Carrier Drive, Suite 306, Orlando, Florida 32819

(407) 354-1222 • Fax (407) 354-0065

We have not authorized anyone to provide you with information different from that contained in this prospectus and in each prospectus supplement, if any. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any prospectus supplement is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any prospectus supplement, or of any sale of common stock. Our business, financial condition and results of operations may have changed since those dates.

We filed a registration statement containing this prospectus with the Securities and Exchange Commission. The registration statement was declared effective on November 13, 2006. This prospectus is not an offer to sell the common shares—and does not solicit an offer to purchase the common shares—in any jurisdiction where this offer or sale is not otherwise permitted.

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, and, in particular, that section of this prospectus captioned “Risk Factors.” Unless the context requires otherwise, “company,” “registrant,” “we,” “us,” and “our” and similar terms refer to Telzuit Medical Technologies, Inc.

Whenever we make any reference in this prospectus to the grant or issuance of common shares or options or warrants to purchase common shares, such reference shall be made in reference to post reverse-split numbers and, in the case of options and warrants, exercise prices, unless we state otherwise.

History and Background

Take to Auction.com, Inc. was originally incorporated in June 1999. Since June 1999, we have also operated under the names “Nimbus Group, Inc.” and “Taylor Madison Corp.” On August 18, 2005, the Company changed its name from “Taylor Madison Corp.” to its current name, “Telzuit Medical Technologies, Inc.”

From inception to 2004, the Company was an internet-based business which marketed online catalogs of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBay, FairMarket, Amazon and Yahoo!. In addition, during 2003 and 2004, we unsuccessfully attempted to become a distributor of fragrances and skincare products, and to launch a national air taxi service. We discontinued all operations in early 2005 and became a shell company, exploring the viability of acquiring an operating company.

On May 6, 2005, pursuant to its plan to acquire an operating company, pursuant to a share exchange, the Company acquired 100% of Telzuit Technologies, Inc. from Telzuit Technologies, LLC, in exchange for 2,207,723 of the Company's Series B Preferred Stock, since converted into 26,492,676 shares of common stock of the Company. Upon completion of the share exchange, the senior management Telzuit Technologies, LLC became the senior management of the Company.

From May 6, 2005 to August 19, 2005, the Company completed a series of private placements for an aggregate purchase price of $4,456,860. In connection with the private placements that occurred from May 6, 2005 to August 19, 2005, the Company issued its Series A Preferred Stock, Series A Warrants, and Series B Warrants (the “Series A Securities”). See “Description of Securities” below for detail concerning the Series A Preferred Stock, the Series A Warrants, and the Series B Warrants. The Series A Securities are subject of a resale registration statement dated March 16, 2006, relating to the offer and sale of those securities from time to time by certain selling stockholders.

On May 26, 2006, the Company completed an offering of its 10% Senior Secured Convertible Debentures, Series C Warrants, and Series D Warrants for a total purchase price of $4,941,985 (the “Debenture Offering”). In connection with this Debenture financing, the Company issued (a) a series of its 10% Senior Secured Convertible Debentures having an aggregate original principal balance of $4,941,985, (b) its Series C Common Stock Purchase Warrants exercisable, in the aggregate, for 10,589,969 shares of Common Stock, and (c) its Series D Common Stock Purchase Warrants exercisable, in the aggregate, for 3,529,989 shares of Common Stock. See “Description of Securities” below for additional detail concerning the 10% Senior Secured Convertible Debentures, the Series C Warrants, and the Series D Warrants.

Midtown Partners & Co., LLC (“Midtown Partners”), an SEC and NASD registered broker dealer, acted as the lead placement agent for the Company in connection with the Debenture Offering. In connection with the Debenture Offering, the Company paid: (a) Midtown Partners cash commissions of $416,878.65, (b) Midsouth Capital, Inc., an SEC and NASD registered broker dealer, cash commission of $18,900, and (c) Greenwood Partners, L.P., an SEC and NASD registered broker dealer, cash commission of $9,000. The total cash commissions paid by the Company to broker-dealers in connection with the Debenture Offering equaled $444,778.65. In addition, Midtown Partners, as lead placement agent, received (a) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 1,407,100 shares of the Company’s Common Stock at an exercise price of

$0.35 per share; (b) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 98,450 shares of the Company’s Common Stock at an exercise price of $0.01 per share, (c) a contractual right to receive a common stock purchase warrant exercisable for 1,055,786 shares of common stock at an exercise price of $0.45 per share, (d) a contractual right to receive 183, 617 shares of common stock and; (e) a contractual right to receive a warrant exercisable for 351,929 shares of common stock at an exercise price of $1.25.

In connection with our May 26, 2006 Debenture Offering, some holders of Series A Preferred Stock exercised a “Most Favored Nations” contract right in the Investors Right Agreement dated June 22, 2005. As a result, 805,410 shares of Series A Preferred Stock plus accrued dividends of $32,225 were exchanged for (a) 10% Senior Secured Convertible Debentures having an aggregate original principal balance equal to 837,635, (ii) Series C Warrants exercisable, in the aggregate, for 1,794,933 common shares, and (iii) Series D Warrants exercisable, in the aggregate, for 598,310 common shares.

Also, as a result of the debenture financing, the conversion price of the Series A Preferred Stock adjusted from $.60 to $.35, the exercise price of the Series A Warrants adjusted from $.60 to $.5174, and the exercise price of the Series B Warrants adjusted from $.80 to $.6898.

The Company and Business

Telzuit Medical Technologies, Inc. is a development-stage company focused on researching, developing and marketing ambulatory medical devices that monitor, measure, and record physiological signals generated by the body. We are dedicated to providing advanced mobile medical solutions to communities worldwide. Our STATPATCHTM System is a fully mobile, wireless biometric cardiac data collection system, which combines state-of-the-art technology to transmit, receive and store a patient’s biometric cardiac data. Our initial product will be our STATPATCHTM Wireless Heart Monitor (the “STATPATCHTM”), a full 12-lead, wireless holter monitor, which measures, records and transmits physiological signals associated with a patient’s cardiovascular system. The STATPATCHTM is attached to a patient’s chest and consists of six electrodes that are imbedded in a disposable bandage-like strip. The STATPATCHTM utilizes Philips Medical Systems’ EASITM lead placement to capture electrical impulses of the patient’s heart and then transmits this information via Bluetooth wireless technology to the patient’s personal digital assistant (the “PDA”). The Patch PDA receives, records and stores the electrical activity of the patient’s heart. Every two to four hours, the recorded information is sent through cellular telephone towers, frame relay systems and switching stations. Ultimately, the recorded heart activity information is received by our monitoring system and then evaluated by a licensed medical professional. The STATPATCHTM monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCHTM and returns the PDA to the prescribing physician.

The Company is using the STATPATCHTM platform to develop additional products, including a sleep apnea test and an elderly patient wireless monitoring system. The Company also owns and operates medical clinics in the State of Florida. In addition, the Company also owns and operates six mobile imaging units that provide ultrasound imaging to clinics and doctors’ offices who contract for our services.

As of October 5, 2006, we had issued and outstanding 34,102,260 shares of common stock, 3,301,174 shares of Series A Convertible Preferred Stock convertible into 9,431,926 common shares, 10% Senior Secured Convertible Debentures convertible into 16,513,200 common shares, and common share purchase options and warrants entitling the holders to purchase up to 35,416,503 common shares.

Our corporate offices are located at 5422 Carrier Drive, Suite 306, Orlando, Florida 32819. Our telephone number is (407) 354-1222. Additional information about our Company can be found at http://www.telzuit.com.

The Offering

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 48,598,043 shares of Common Stock, consisting of:

•	an aggregate of 16,513,200 shares of Common Stock issuable upon the conversion of our issued and outstanding 10% Senior Secured Convertible Debentures;

•	an aggregate of 9,513,496 shares of Common Stock issuable upon the exercise of our issued and outstanding Series C Common Stock Purchase Warrants;

•	an aggregate of 2,458,598 shares of Common Stock issuable upon the exercise of our issued and outstanding Series D Common Stock Purchase Warrants;

•	an aggregate of 1,505,640 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to broker-dealers as commissions paid in connection with private placement of the Company’s securities; and

•	an aggregate of 4,018,227 shares of Common Stock reserved for issuance by the Company with respect to the prospective issuance of common stock as interest payable in-kind in satisfaction of interest accrued on the aggregate principal balance of the 10% Senior Secured Convertible Debentures through the date of maturity.

•	an aggregate of 8,545,153 shares of Common Stock registered on behalf of the selling shareholders equal to 30% of the shares issuable upon conversion of the 10% Senior Secured Convertible Debentures, the Series C Warrants and the Series D Warrants, which is being registered pursuant to that certain Registration Rights Agreement dated May 23, 2006, by and between the Company and the Selling Security Holders.

The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Shareholders,” “Registration Rights” and “Plan of Distribution,” respectively. We will not receive any of the proceeds from those sales. Should the selling shareholders, in their discretion, exercise any of the common share purchase warrants or options underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders, or that any of the common share purchase warrants underlying the common shares offered under this prospectus will be exercised.

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SUMMARY FINANCIAL DATA

Set forth below are summaries of the (i) audited condensed consolidated statement of operations of Telzuit Medical Technologies, Inc. and its subsidiary for the twelve months ended June 30, 2006, the six month transition period ended June 30, 2005, the twelve months ended December 31, 2004, and the period from inception (April 1, 2000) to June 30, 2006 and (ii) selected information derived from the audited condensed consolidated balance sheet of Telzuit Medical Technologies, Inc. and its subsidiaries as of June 30, 2006, all of which are included elsewhere in this prospectus. You should read the following information together with the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section of this prospectus as well as with the financial statements and the notes presented therewith contained in this prospectus.

STATEMENT OF OPERATIONS DATA

(Dollar amounts and share data)

	Twelve Months ending June 30, 2006	Six Months Ending June 30, 2005	Twelve Months Ending December 31, 2004	From Inception April 1, 2000 To June 30, 2006
Total Revenues	$3,540	$0	$0	$3,540
Net Loss	($11,136,327)	($1,493,608)	($1,183,302)	($15,433,745)
Net Loss attributed to Common Shares	($20,314,810)	($1,493,608)	($1,183,302)	($24,612,228)
Loss Per Common Share	($0.76)	($2.18)	($3.12)
Weighted Average Number of Common Shares Outstanding	26,849,983	684,406	379,767

BALANCE SHEET DATA

June 30, 2006
Working Capital	$3,323,731
Total Assets	$7,296,676
Total Liabilities	$561,360
Series A Convertible Preferred Stock	$12,367,108
Stockholders’ Deficit	$(5,631,792)

See “Financial Statements” section of this prospectus.

RISK FACTORS

An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

Risks Relating To Our Business

We have a limited operating history upon which you can evaluate our business.

To date, we are a development stage company principally engaged in research and development, organizational and startup activities which has not yet introduced our heart monitoring products to market. Our limited operating history will make it difficult, if not impossible, to predict future operating results and to assess the likelihood of our business success in considering an investment in our company. Risks and issues inherent in the establishment and expansion of a new business enterprise which we face include, among others, problems of entering new markets, marketing new technologies, hiring and training personnel, acquiring reliable facilities and equipment, and implementing operational controls. As a development stage company, we are also subject to risks and or levels of risk that are often greater than those encountered by companies with established operations and relationships. Development stage companies often require significant capital from sources other than operations. Since we are a start-up business, our management and employees will shoulder the burdens of the business operations and a workload associated with company growth and capitalization that is disproportionately greater than that for an established business. We cannot give you any assurance that we will successfully address these risks. Our prospects must be considered speculative, which may limit our ability to encourage further investment in our company.

We have no revenues to date and have accumulated losses since our inception. Our continued inability to generate revenues and profits could cause us to go out of business.

We have incurred cumulative net losses after preferred dividends available to common shareholders in the amount of $24,612,228 from our inception through June 30, 2006. We have no commercial product sales or revenues to date, and do not anticipate that we will commence commercial sales of our heart monitoring products until late 2006. Once we commence marketing our heart monitoring products, we project that we will not be cash flow positive based solely on projected sales and service revenues less manufacturing, general and administrative, marketing expenses and other operating costs for an indefinite period of time. We anticipate that we will continue to incur substantial operating losses for the foreseeable future, notwithstanding any anticipated revenues we may receive when our products are initially introduced to markets, due to the significant costs associated with the development and marketing of our products and services.

We may not be able to implement our business strategies, which could impair our ability to continue operations.

Implementation of our business strategies will depend, in large part, on our ability to (i) attract a significant number of customers; (ii) effectively introduce acceptable products and services to our customers; (iii) obtain adequate financing on favorable terms to fund our business strategies; (iv) maintain appropriate procedures, policies, and systems; (v) hire, train, and retain skilled employees; (vi) continue to operate with increasing competition in the medical industry; (vii) establish, develop and maintain name recognition; and (viii) establish and maintain beneficial relationships with third-party manufacturers and third party payors. Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have material adverse effects on our results of operations and financial condition.

We may be unsuccessful in managing our growth, which could prevent us from becoming profitable.

While it may not be realized, we are planning for significant growth for the foreseeable future. Our growth may place a significant strain on our management, financial and operating resources. Failure to manage this growth effectively could have a material adverse affect on our financial condition or results of operations. Part of our business strategy may be to acquire assets or other companies that will complement our existing business. We are unable to predict whether or when any material transaction will be completed should negotiations commence. If we proceed with any such transaction, we may not effectively integrate the acquired operations with our own operations. We also may seek to finance any such acquisition by debt financings or issuances of equity securities, and such financing may not be available on acceptable terms or at all.

If we are unable to raise additional working capital, we will be unable to fully fund our operations and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately our going out of business.

As noted in the prior risk factor, we do not anticipate that we will commence commercial sales of our heart monitoring products until late 2006, and further anticipate that, after such introduction, we will continue to be cash flow negative due to our costs exceeding our revenues for an indefinite period of time. We believe that our currently available working capital will be sufficient to continue our business for at least the next twelve (12) months. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through the acquisition of new products, the depletion of our working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to the company or disadvantageous to our existing shareholders.

Even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to the company or disadvantageous to our existing shareholders. For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. We also might be required to sell or license our products or technologies under disadvantageous circumstances we would not otherwise consider, including granting licenses with low royalty rates and exclusivity provisions.

Our products are highly regulated. We will not be able to introduce our products to market if we cannot obtain the necessary regulatory approvals. If we are unable to obtain regulatory approvals for our products in selected key markets at all or in a timely manner, we will not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan. Our failure to receive the regulatory approvals in the United States would likely cause us to go out of business.

Our products will be medical devices that are subject to extensive regulation in the U.S. and in foreign countries where we plan to do business. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either 510(k) clearance or pre-market approval from the U.S. Food and Drug Administration (FDA). Either process can be lengthy and expensive. The FDA’s 510(k) clearance process, also known as “pre-market notification,” is the process applicable to our current products. It usually takes from three to twelve months from the date the application is submitted and filed by the FDA, but may take significantly longer. Although we have obtained 510(k) clearances for our current products, our clearances may be revoked by the FDA if safety or effectiveness problems develop with the devices. The pre-market approval process is a much more costly, lengthy and uncertain process. It generally takes from one to three years from the date the application is submitted and filed with the FDA, and may take even longer. Achieving pre-market approval may take numerous clinical trials and require the filing of numerous amendments over time. The FDA has discretion at any time to request pre-market approval applications from us and all manufacturers of similar devices. If the FDA calls for pre-market approval applications, we will be required to submit and obtain approvals for such devices within a specified period of time determined by the FDA. If we fail to do so, we will not be allowed to continue marketing these products, which could cause our revenues to decline. If we are unable to obtain additional clearances or approvals needed to market existing or new products, or obtain such clearances or approvals in a timely fashion, it could adversely affect our revenues and profitability.

Modification to our marketed devices may require new 510(k) clearances or pre-market approvals or require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

Any modification to an FDA cleared medical device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new FDA 510(k) clearance or possibly pre-market approval. The FDA requires every manufacturer to make its own determination as to whether a modification requires a new 510(k) clearance or pre-market approval, but the FDA may review and disagree with any such decision by the manufacturer. In the future, we may make modifications to our products after they have received FDA clearance or approval, and in appropriate circumstances, determine that new clearance or approval is unnecessary. The FDA may disagree with our decisions not to seek new clearance or approval and may require us to obtain 510(k) or pre-market approval. If the FDA requires us to seek clearance or approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device until it obtains the necessary clearance or approval. Under these circumstances, we may also be subject to significant regulatory fines or other penalties.

If our suppliers fail to comply with the FDA’s Quality System regulations, our manufacturing operations could be delayed, and our product sales and profitability could suffer.

The manufacturing processes for our products must comply with the FDA’s Quality System regulation, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the Quality System regulation through unannounced inspections. If we fail a Quality System regulation inspection or if our corrective action plan is not sufficient, the FDA may bring an enforcement action against us and our operations could be disrupted and our manufacturing delayed. If we fail to take adequate corrective action in response to any serious compliance issue raised by the FDA, we could face various enforcement actions, which could include a shut-down of our manufacturing operations and/or a recall of our products, which would cause our product sales and profitability to suffer.

Even after receiving FDA clearance or approval, our products may be subject to product recalls, which may harm our reputation.

The FDA and similar governmental authorities in other countries have the authority to make a mandatory recall or order the removal from the market of our products in the event of material deficiencies or defects in design, manufacture, or labeling of the device. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects, including labeling defects. Any recall of our products may divert managerial and financial resources and harm our business.

Our business is subject to rapid scientific change, which could have a material adverse affect on our operations.

The market for ambulatory medical products and services is characterized by rapid scientific developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. Our future success will depend in significant part on our ability to continually improve our offerings in response to both evolving demands of the marketplace and competitive product offerings, and we may be unsuccessful in doing so.

Because we are not diversified, we are subject to a greater risk of going out of business should our limited proposed product line fail.

The only business opportunities we are presently pursuing are the heart monitoring or ECG market and, later, using similar technology, the sleep apnea testing market and elderly patient wireless monitoring. The Company also plans to develop, own and operate medical clinics. Unlike many established companies that are diversified, we do not presently have other businesses, properties, investments or other income producing assets upon which we could rely upon should our limited product line fail, thereby increasing the risk of our going out of business.

We substantially depend upon third parties for payment of services, which could have a material adverse affect on our cash flows and results of operations.

Many of our customers will rely upon third party reimbursements from third party payors to cover all or a portion of the cost of our products. As such, we rely on the cooperation of numerous third party payors, including, but not limited to, Medicare, Medicaid and various insurance companies, in order to get paid for performing services on behalf of our clients. Wherever possible, the amount of such third party payments is governed by contractual relationships in cases where we are a participating provider for a specified insurance company or by established government reimbursement rates in cases where we are an approved provider for a government program such as Medicare. However, we do not have a contractual relationship with many of the insurance companies with whom we deal, nor are we necessarily able to become an approved provider for all government programs. In such cases, we are deemed to be a non-participating provider and there is no contractual assurance that we are able to collect the amounts billed to such insurance companies or government programs. Currently, we are not a participating provider with the majority of the insurance companies we bill for our services. Until such time as we become a participating provider with such insurance companies, there can be no contractual assurance that we will be paid for the services we bill to such insurance companies, and such third parties may change their reimbursement policies for non-participating providers in a manner that may have a material adverse affect on our cash flow or results of operations.

We intend to rely upon licensees, strategic partners or third party marketing and distribution partners to provide a significant part of our marketing and sales functions. Should these outside parties fail to perform as expected, we will need to develop or procure other marketing and distribution channels, which would cause delays or interruptions in our product supply and result in the loss of significant sales or customers.

We currently have no internal sales, marketing and distribution capabilities, and will rely extensively on third-party licensees, strategic partners or third party marketing and distribution companies to perform a significant part of those functions. As a consequence of that reliance, our ability to effectively market and distribute our products will be dependent in large part on the strength and financial condition of others, the expertise and relationships of those third-parties with customers, and the interest of those parties in selling and marketing our products. Prospective third-party licensees, strategic partners and marketing and distribution parties may also market and distribute the products of other companies. If our relationships with any third-party licensees, strategic partners or marketing and distribution partners were to terminate, we would need to either develop alternative relationships or develop our own internal sales and marketing forces to continue to sell our products. Even if we are able to develop our internal sales, marketing and distribution capabilities, these efforts would require significant cash and other resources that would be diverted from other uses, if available at all, and could cause delays or interruptions in our product supply to customers, which could result in the loss of significant sales or customers. We can give you no assurance that we will be successful in our efforts to engage licensees, strategic partners or third party marketing and distribution companies to meet our sales, marketing and distribution requirements.

We intend to rely upon the third-party FDA-approved manufacturers or suppliers to manufacture our heart monitoring products. Should these manufacturers fail to perform as expected, we will need to develop or procure other manufacturing sources, which would cause delays or interruptions in our product supply and result in the loss of significant sales and customers.

We currently have no internal manufacturing capability and will rely extensively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. Should we be forced to manufacture our products, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure third party suppliers. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner, or in accordance with applicable regulatory requirements or our specifications.

We are dependent on key personnel and need to hire additional qualified personnel. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of working capital.

Our success depends to a critical extent on the continued efforts of services of our executive management team comprised of Warren D. Stowell, our President, Chief Executive Officer and Chief Financial Officer, James P. Tolan, our Senior Vice President of Business Development, and Michael J. Vosch, our Senior Vice President of Product Development. The loss of the services of any of our executive officers or other key employees could have a material adverse affect on the business, results of operations and our financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. We do not carry key person life insurance on any of our senior management personnel.

The market for our products and services is highly competitive, which could have a material adverse affect on out business, results of operations and financial condition.

The market for ambulatory medical devices is highly competitive and competition is expected to continue to increase. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition, and competitive pressures faced by us may have a material adverse affect on our business, results of operations and financial condition. The market for medical monitoring products is characterized by rapidly changing technology, evolving industry standards and price competition. There are no substantial barriers to entry, and we expect that competition will be intense and may increase. We cannot assure you that we will be able compete successfully with existing competitors or new competitors.

The steps taken by us to protect our proprietary rights may not be adequate, which could have a material adverse affect on our business, results of operations and financial condition.

We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws to protect our intellectual properties. We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties. We also cannot give you any assurance that our existing patents will not be invalidated, that any patents we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents. While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States. We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement. Similarly, we can not give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial. We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how. While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by our company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

Unfavorable results of contingent claims of our former Chief Executive Officer and other affiliates may have a material adverse affect on our business, results of operations and financial condition.

In November 2003, we removed Richard Krampe as our chief executive officer due to disagreements over compensation issues. Mr. Krampe is employed by Focused Strategies, Inc. (“FSI”), a Florida Corporation which is owned and controlled by his brother, Mark Krampe. FSI entered into an agreement with us on March 16, 2001 (the “Engagement Agreement”) through which Mr. Krampe agreed to provide consulting, marketing and other services. We have paid FSI approximately $85,000 under the agreement and additional amounts of approximately $818,678 are claimed by FSI to be owed which we have disputed. We also cancelled 7,625,000 Class A Units that, in our opinion, had been improperly issued to FSI for no consideration.

In response to this action, on December 23, 2003, FSI, MKCS, Inc., and Silent Services Corporation collectively filed a petition for involuntary bankruptcy against us pursuant to Chapter 7 of the United States Bankruptcy Code. All three (3) corporations who joined in filing the petition are owned and controlled by Mark Krampe. The three (3) corporations claimed that the Company collectively owed them the sum of approximately $408,000 for various services performed and that we were not able to pay these debts in the ordinary course of our business. These obligations had been previously disputed by us and contributed to the dismissal of Richard Krampe in November of 2003 as the Company’s Chief Executive Officer and member of our Board of Directors. After further proceedings were held before the bankruptcy judge, the court, on February 12, 2004, ruled that the involuntary petition was filed by the Krampe controlled corporations in bad faith. The court, , dismissed the action against us but retained jurisdiction to determine damages against the parties that were responsible for filing the bankruptcy petition. On June 1, 2004, the court awarded us approximately $25,000 in damages against the Krampe controlled corporations which represented the attorney’s fees and costs of approximately $20,000 we incurred in this litigation and also $5,000 in punitive damages for the bad faith filing of the petition.

Subsequently, on June 8, 2005, FSI filed a Complaint for Damages and Declaratory Relief alleging that it performed its duties under the Engagement Agreement, and seeking damages of $818,678 for alleged unpaid professional fees and expenses. In July 2005, Telzuit Technologies, LLC and Telzuit Technologies, Inc. filed an Introduction, Answer, Defenses, Counterclaims and Third Party Claims of the Defendants, which asserted a number of defenses in response to the allegations made by FSI, as well as counter-claims against Mark Krampe and cross-claims against MKCS, Inc. The court has trial date for January 2007, as discussed under “Legal Proceedings” beginning on page 32 of this prospectus.

We cannot predict the outcome of these claims, nor can we assure you that further litigation relating to these claims will not take place.

Failure to enhance our internal network infrastructure to meet additional demand could have a material adverse affect on our business, results of operations and financial condition.

Our internal network infrastructure will be composed of a complex system of equipment and related monitoring services. Although rare, service interruptions originating within internal networks may occur in the future. We will need substantial financial, operational, and management resources to enhance these systems to handle a large number of users if we are to be successful. We cannot be certain that we will be able to accomplish this on a timely basis or at a commercially reasonable cost. If we fail to do so, our business, results of operations and financial condition could be materially and adversely affected.

Our operations and services will be vulnerable to natural disasters, telecommunications failures and computer service failures.

Our operations and services will be vulnerable to fire, earthquakes, power loss, telecommunications failures, computer service failures, and similar events. Despite precautions taken by us, a natural disaster or other unanticipated problems could cause interruptions in the services that we plan to provide. Accordingly, any disruption of our services due to system failure could have a material and adverse effect on our business, results of operations and financial condition.

Heath care reform could have a material adverse effect on our business, results of operations and financial condition.

As a result of the escalation of health care costs and the inability of many individuals and employers to obtain affordable heath insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures. Further, other proposals are being considered relating to health care reform. Such proposals have included, among other things, provision of universal access to heath care, reforming the payment methodology for health care goods and services by both the public (Medicare and Medicaid) and private sectors, and methods to control or reduce public and private spending on health care. The ultimate timing or effect such reforms may have on us cannot be predicted and no assurance can be given that any such reforms will not have a material adverse effect on our revenues and/or earnings. Short-term cost containment initiatives may vary substantially from long-term reforms and may impact us in different ways.

As of June 30, 2006, we had a material weakness in our internal control over financial reporting, and we might find other material weaknesses in the future which may adversely affect our ability to provide timely and reliable financial information and satisfy our reporting obligations under federal securities laws.

As of June 30, 2006, we did not maintain effective controls over the completeness and accuracy relating to the accounting and disclosure for Series A convertible preferred stock issuances and complex and non-standard stockholders’ equity transactions. In addition, our management has determined that we have “material weaknesses” in our internal control over recording, processing, summarizing and reporting information required to be disclosed by the Company in the reports it files under the Exchange Act within the time periods specified by the commission’s rules and forms.

We might find other material weaknesses in our internal control over financial reporting in future periods. To the extent that any significant or material weaknesses exist in our internal control over financial reporting, such weaknesses may adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws.

We may not be able to implement Section 404 of the Sarbanes-Oxley Act on a timely basis.

The Securities and Exchange Commission (the “SEC”), as directed by Section 404 of The Sarbanes Oxley Act, adopted rules generally requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual report on Form 10-KSB that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the company’s independent registered accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-KSB for the fiscal year ending June 30, 2008.

We have not yet developed a Section 404 implementation plan. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. How companies should be implementing these new requirements including internal control reforms to comply with Section 404’s requirements and how independent auditors will apply these requirements and test companies’ internal controls, is still reasonably uncertain.

We expect that we will need to hire and/or engage additional personnel and incur incremental costs in order to complete the work required by Section 404. There can be no assurance that we will be able to complete a Section 404 plan on a timely basis. Our liquidity position in fiscal 2007 and fiscal 2008 may also impact our ability to adequately fund our Section 404 efforts.

Additionally, upon completion of a Section 404 plan, we may not be able to conclude that our internal controls over financial reporting are effective, or in the event that we conclude that our internal controls are effective, our independent accountants may disagree with our assessment and may issue a report that is qualified.

This could subject our Company to regulatory scrutiny and a loss of public confidence in our internal controls. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could negatively affect our operating results or cause us to fail to meet our reporting obligations.

Risks Relating To An Investment In Our Securities

Our common shares are sporadically or “thinly” traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common shares have historically been sporadically or “thinly” traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

The market price for our common shares is particularly volatile given our status as a relatively unknown development stage company with a small and thinly-traded public float, limited operating history and lack of revenues or profits to date for our newly introduced products, which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The volatility in our common share price may subject us to securities litigation.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, we have relatively few common shares outstanding in the “public float” since most of our shares are held by a small number of shareholders. In addition, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of revenues or profits to date, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; development of a distribution system; development of a successful marketing program; acceptance of our products and services as viable security and technology solutions; government regulations and approvals; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

The sale of a large amount of common shares held by our shareholders or our executive officers or directors, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

In addition to the securities being registered hereunder, we have previously registered in a prospectus dated March 16, 2006, an aggregate of 50,728,328 common shares for resale by certain selling shareholders. We have also registered shares under a resale prospectus contained in a registration statement on form S-8, filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2005 and amended September 16, 2005, which increases the overall number of such shares that those officers and directors may sell on the public markets subject to volume restrictions imposed under Form S-8. Some of our executive officers and directors also hold common stock purchase options entitling them to acquire large amounts of common shares. We have also registered these shares under a resale prospectus contained in the Registration Statement on Form S-8, which provides those officers and directors with a mechanism to immediately sell such shares on the public markets subject to volume restrictions imposed under Form S-8.

A large number of common shares are issuable upon conversion of our 10% Senior Secured Convertible Debentures and Series “A” Convertible Preferred Stock, or the exercise of outstanding common share purchase warrants. The conversion or exercise of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. The sale of a large amount of common shares received upon the conversion or exercise of these securities on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

There are currently outstanding as of October 5, 2006, (i) 16,513,200 shares of Common Stock issuable upon the conversion of 10% Senior Secured Convertible Debentures; (ii) Series A Convertible Preferred Stock that converts into, in the aggregate, 9,431,926 shares of Common Stock; (iii) Series A Warrants exercisable for, in the aggregate, 1,547,038 shares of Common Stock; (iv) Series B Warrants exercisable for, in the aggregate, 10,640,304 shares of Common Stock; (v) Series C Warrants exercisable for, in the aggregate, 12,384,933 shares of Common Stock; (vi) Series D Warrants exercisable for, in the aggregate, 4,128,310 shares of Common Stock; and (vii) Series BD Warrants exercisable for, in the aggregate, 88,559 shares of Common Stock; (vii) Series BD-B Warrants exercisable for, in the aggregate, 23,134 shares of Common Stock; and (viii) additional common stock purchase warrants and contractual rights exercisable for, in the aggregate, 6,604,208 shares of Common Stock. In the event of the conversion or exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase options or warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their conversion or exercise of these securities.

There are no foreseeable dividends on our common shares.

We do not anticipate paying any dividends on our common shares in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of our business.

Our issuance of additional common shares or preferred shares, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights. Our issuance of additional preferred shares, or options or warrants to purchase those shares, could negatively impact the value of your investment in our common shares as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation provisions granted to the preferred shareholders, including the grant of rights that could discourage or prevent the distribution of dividends to you, or prevent the sale of our assets or a potential takeover of our Company that might otherwise result in you receiving a distribution or a premium over the market price for your common shares.

We are entitled, under our certificate of incorporation to issue up to 100,000,000 common and 10,000,000 “blank check” preferred shares. After taking into consideration our outstanding common shares, our outstanding preferred shares, and our cancelled and retired preferred shares, as of October 5, 2006, we are entitled to issue up to 65,897,740 additional common shares and 2,790,773 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issues shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. We cannot give you any assurance that we will not issue additional common or preferred shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our Company and shareholders to the maximum extent permitted under Florida corporate law. Our bylaws also require us to indemnify our directors to the maximum extent permitted by Florida corporate law. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and shareholders.

Our stock is penny stock and subject to additional regulations.

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

FORWARD-LOOKING STATEMENTS

In this prospectus, we make a number of statements, referred to as “forward-looking statements,” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. When reading any forward looking statement, you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, such as those relating to:

•	the success of our research and development activities, the development of a viable commercial production model, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our products develops and, if a market develops, the pace at which it develops;

•	our ability to successfully sell our products if a market develops;

•	our ability to attract the qualified personnel to implement our growth strategies;

•	our ability to develop sales, marketing and distribution capabilities;

•	our ability to obtain reimbursement from third party payers for the products that we sell;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Plan of Operation.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our Company and our business made elsewhere in this prospectus, as well as other public reports filed with the SEC. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sale of the common stock will be retained by the selling shareholders, and will not be paid or remitted or otherwise made available to our Company. We will, however, incur all costs associated with this registration statement and prospectus (see details below). We will receive proceeds upon the exercise of the outstanding share purchase warrants the subject of this registration statement (assuming such share purchase warrants are not exercised pursuant to a cash-less exercise provision), which proceeds will be used for working capital and general corporate purposes, such as inventory, research and development, marketing and sales, the costs and expenses associated with our expansion in production.

The estimated expenses of the distribution, all of which are to be borne by us, are as follows.

Registration Fee	$2.372
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent’s Fees and Expenses	$1,500
Miscellaneous	$5,000

Total	$43,872

DETERMINATION OF OFFERING PRICE

Our common stock will be offered by the selling stockholders in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be sold directly by the selling stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

DILUTION

Not applicable.

SELLING SECURITY HOLDERS

The table below lists the selling shareholders and other information regarding beneficial ownership of the common stock by the selling shareholders as of October 5, 2006. The first column lists the name of each selling shareholder. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of October 5, 2006 (prior to this Offering). The third column lists the number of shares of common stock that are covered by this prospectus. The fourth and fifth columns list the number of shares of common stock owned and the percentage of common stock owned (if one percent or more), respectively, assuming the sale of all of the shares of common stock covered by this prospectus. The following table assumes that the number of shares beneficially owned, other than the shares offered hereby, do not change after October 5, 2006. We do not know how long the selling shareholders will hold the shares set forth in the following table or how many shares they will ultimately sell or dispose of pursuant to this offering. The percentage of beneficial ownership reported in the following table is based upon 34,102,260 shares of our Common Stock which were outstanding on October 5, 2006. Except as noted below, none of the selling shareholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years. Except as noted below, none of the selling shareholders are registered broker-dealers or affiliates of registered broker-dealers.

The Selling Stockholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the following table, an aggregate of 42,554,314 shares of our Common Stock, as follows:

•	an aggregate of 16,513,200 shares of Common Stock issuable upon the conversion of our issued and outstanding 10% Senior Secured Convertible Debentures;

•	an aggregate of 9,513,496 shares of Common Stock issuable upon the exercise of our issued and outstanding Series C Common Stock Purchase Warrants;

•	an aggregate of 2,458,598 shares of Common Stock issuable upon the exercise of our issued and outstanding Series D Common Stock Purchase Warrants;

•	an aggregate of 1,505,640 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to broker-dealers as commissions paid in connection with private placement of the Company’s securities; and

•	an aggregate of 4,018,227 shares of Common Stock reserved for issuance by the Company with respect to the prospective issuance of common stock as interest payable in-kind in satisfaction of interest accrued on the aggregate principal balance of the 10% Senior Secured Convertible Debentures through the date of maturity.

•	an aggregate of 8,545,153 shares of Common Stock registered on behalf of the selling shareholders equal to 30% of the shares issuable upon conversion of the 10% Senior Secured Convertible Debentures, the Series C Warrants and the Series D Warrants, which is being registered pursuant to that certain Registration Rights Agreement dated May 23, 2006, by and between the Company and the Selling Security Holders.

TABLE OF SELLING SECURITY HOLDERS

Name of Selling Shareholder	Common Shares Beneficially Owned Prior to Offering (1)	Common Shares Offered by this Prospectus (2)	Common Shares Beneficially Owned After Offering (3)
			Number	Percentage
Alpha Capital, AG (4)	1,428,572	1,428,572	—	*
Anthony Shiavone & Daniel Shiavone (5)	57,144	57,144	—	*
ASA Opportunity Fund L.P. (6)	285,716	285,716	—	*
William Venditto (7)	57,144	57,144	—	*
Brio Capital L.P. (8)	428,572	428,572	—	*
Cameron A. Crisman (9)	228,572	228,572	—	*
Carmine D. D’Amico (10)	271,812	142,858	128,954	*
Clarion Capital Corporation (11)	857,144	857,144	—	*
Clarion Offshore Fund Ltd. (12)	571,430	571,430	—	*
Cranshire Capital L.P. (13)	571,430	571,430	—	*
Cyrus H. Loncorich (14)	214,670	85,716	128,954	*
Daniel A. Garrett (15)	69,839	28,572	41,267	*
David M. Dudash (16)	171,812	42,858	128,954	*
Dennis E. Dedo & Joanne M. Dedo (17)	142,790	68,572	74,218	*
Firle Trading, S.A. (18)	148,572	148,572	—	*
First Mirage, Inc. (19)	571,430	571,430	—	*
Focus Tech Investments, Inc. (20)	132,331	85,716	46,615	*
Francis William Lang II (21)	142,858	142,858	—	*
Fred Halbig & Joan Halbig (22)	88,572	88,572	—	*
GlennAllen Global Access, LP (23)	571,430	571,430	—	*

Icon Capital Partners LP (24)	285,716	285,716	—	*
Iroquois Master Fund (25)	1,142,858	1,142,858	—	*
James B. Edwards (26)	281,846	85,716	196,130	*
Jody Long (27)	57,144	57,144	—	*
Laddcap Value Partners LP (28)	2,000,000	2,000,000	—	*
Little Gem Life Sciences Fund LLC (29)	400,000	400,000	—	*
Mario Scarpa (30)	53,196	28,572	24,624	*
Muhammad Anwar, MD (31)	228,572	228,572	—	*
Nite Capital LP (32)	1,961,654	1,714,286	247,368	*
Paragon Capital LP (33)	2,000,000	2,000,000	—	*
Professional Offshore Opportunity Fund, Ltd. (34)	571,430	571,430	—	*
Robert J. James (35)	866,091	400,000	466,091	1.37%
Robert S. Bouffard, Basic FBO Robert Bouffard (36)	57,144	57,144	—	*
Robert Zenner (37)	98,765	34,286	64,479	*
Robyn L. Duckworth & David W. Duckworth (38)	849,938	285,716	564,222	1.65%
Rockmore Investment Master Fund Ltd.(39)	1,428,572	1,428,572	—	*
Sterling Trust Company, Custodian FBO Samuel A. McClain (40)	610,960	610,960	—	*
Shawn Tolan (41)	375,907	142,858	233,049	*
Thunderbird Global Corporation (42)	142,772	142,772	—	*
Tonya D. Sander & Brenton W. Sander(43)	85,716	85,716	—	*
Vicis Capital Master Fund (44)	15,493,252	8,816,771	6,676,481	4.99%
Wayne Burick (45)	501,145	114,286	386,859	1.14%
William Sport IRA (46)	1,142,858	1,142,858	—	*
Wendell Thompson & Molly Thompson (47)	479,233	246,183	233,050	*
Midtown Partners & Co., LLC (48)	3,208,665	1,505,640	1,703,025	4.99%
TOTAL	41,335,274	29,990,934	11,344,340	33.527%

*	Represents holdings of less than 1%

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares as to which the selling shareholder has the right to acquire within 60 days. Our 10% Senior Secured Convertible Debentures, Series A Preferred Stock, Series A Warrants, Series B Warrants, Series C Warrants, and Series D Warrants provide for an equity block such that no holder can be deemed to hold more than 4.99% of the Company.

(2)	The amounts listed in this column as common shares offered by each Selling Stockholder include (a) shares of common stock underlying 10% Senior Secured Convertible Debentures; (b) shares of common stock underlying Series C Common Stock purchase warrants; and (c) shares of common stock underlying Series D Common Stock purchase warrants.

(3)	Assumes that all shares of common stock registered on this prospectus are sold. The percentage of beneficial ownership after the offering reported in the table is based upon 34,102,260 shares of our common stock that were issued and outstanding as of October 5, 2006.

(4)	Securities beneficially owned by Alpha Capital, AG prior to the offering include (a) 714,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 535,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 178,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Alpha Capital, AG is Konrad Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(5)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants. Daniel Shiavone is affiliated with a registered broker-dealer. Daniel Schiavone purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, Mr. Schiavone had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Securities beneficially owned by ASA Opportunity Fund L.P. prior to the offering include (a) 142,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 107,143 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 35,714 shares of common stock underlying the Series D Common Stock purchase warrants. The natural persons who have voting and dispositive power for the shares held by ASA Opportunity Fund L.P. are Robert D. Furst, Jr. and Justin J. Furst. Each disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(7)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants.

(8)	Securities beneficially owned by Brio Capital L.P. prior to the offering include (a) 214,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 160,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 53,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Brio Capital L.P. is Shaye Hirsch. Mr. Hirsch disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. Brio Capital L.P. is affiliated with a registered broker-dealer. Brio Capital L.P. purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, Brio Capital L.P. had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)	Securities beneficially owned prior to the offering include (a) 114,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 85,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 28,571 shares of common stock underlying the Series D Common Stock purchase warrants.

(10)	Securities beneficially owned prior to the offering include (a) 71,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,571 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 17,857 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 71,429 shares of common stock underlying Series A Convertible Preferred Stock; (e) 57,006 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 520 shares of common stock directly held by the Selling Stockholder.

(11)	Securities beneficially owned by Clarion Capital Corporation prior to the offering include (a) 428,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 321,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 107,143 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Clarion Capital Corporation is Morton A. Cohen. Mr. Cohen disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(12)	Securities beneficially owned by Clarion Offshore Fund Ltd. prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Clarion Offshore Fund Ltd. is Morton A. Cohen. Mr. Cohen disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(13)	Securities beneficially owned by Cranshire Capital, LP prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. Mitchell P. Kopkin, President of Downsview Capital, Inc., the general partner of Cranshire Capital, LP, is the natural person who has sole voting and dispositive power for the shares held by Cranshire Capital, LP. Each of Mr. Kopkin and Downsview Capital Inc. disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.

(14)	Securities beneficially owned prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 71,429 shares of common stock underlying Series A Convertible Preferred Stock; (e) 57,006 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 520 shares of common stock directly held by the Selling Stockholder.

(15)	Securities beneficially owned prior to the offering include (a) 14,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 10,714 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 3,571 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 22,858 shares of common stock underlying Series A Convertible Preferred Stock; (e) 18,243 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 167 shares of common stock directly held by the Selling Stockholder.

(16)	Securities beneficially owned prior to the offering include (a) 21,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 16,071 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 5,357 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 71,429 shares of common stock underlying Series A Convertible Preferred Stock; (e) 57,006 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 520 shares of common stock directly held by the Selling Stockholder.

(17)	Securities beneficially owned prior to the offering include (a) 34,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 25,714 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 8,571 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 35,715 shares of common stock underlying Series A Convertible Preferred Stock; (e) 28,504 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 10,000 shares of common stock directly held by the Selling Stockholder.

(18)	Securities beneficially owned by Firle Trading, S.A. prior to the offering include (a) 74,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 55,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 18,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Firle Trading, S.A. is Juan Montes. Mr. Montes disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(19)	Securities beneficially owned by First Mirage, Inc. prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural persons who have voting and dispositive power for the shares held by First Mirage, Inc. are David A. Rapaport, Fred A. Brasch and Frank E. Hart. Each disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(20)	Securities beneficially owned by Focus Tech Investments, Inc. prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 21,818 shares of common stock underlying Series A Convertible Preferred Stock; (e) 7,212 shares of common stock underlying Series A Common Stock purchase warrants; (f) 17,413 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 173 shares of common stock directly held by the Selling Stockholder. The natural person who has voting and dispositive power for the shares held by Focus Tech Investments, Inc. is Michael Fearnow. Mr. Fearnow disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(21)	Securities beneficially owned prior to the offering include (a) 71,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,571 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 17,857 shares of common stock underlying the Series D Common Stock purchase warrants.

(22)	Securities beneficially owned prior to the offering include (a) 44,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 33,214 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 11,071 shares of common stock underlying the Series D Common Stock purchase warrants.

(23)	Securities beneficially owned by GlennAllen Global Access, LP prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by GlennAllen Global Access, LP is Glenn A. Arbeitman. Mr. Arbeitman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(24)	Securities beneficially owned by Icon Capital Partners L.P. prior to the offering include (a) 142,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 107,143 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 35,714 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Icon Capital Partners L.P. is Adam Cabibi. Mr. Cabibi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. Icon Captial Partners, L.P. is affiliated with a registered broker-dealer. Icon Capital Partners, L.P. purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, Icon Capital Partners, L.P. had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(25)	Securities beneficially owned by Iroquois Master Fund prior to the offering include (a) 571,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 428,571 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 142,857 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Iroquois Master Fund is Joshua Silverman. Mr. Silverman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(26)	Securities beneficially owned prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 109,078 shares of common stock underlying Series A Convertible Preferred Stock; and (e) 87,053 shares of common stock underlying Series B Common Stock purchase warrants.

(27)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants.

(28)	Securities beneficially owned by Laddcap Value Partners LP prior to the offering include (a) 1,000,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 750,000 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 250,000 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Laddcap Value Partners LP is Robert Ladd. Mr. Ladd disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(29)	Securities beneficially owned by Little Gem Life Sciences Fund LLC prior to the offering include (a) 200,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 150,000 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 50,000 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Little Gem Life Sciences Fund LLC is Jeffrey Benison. Mr. Benison disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(30)	Securities beneficially owned prior to the offering include (a) 14,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 10,714 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 3,571 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 7,212 shares of common stock underlying Series A Common Stock purchase warrants; and (e) 17,413 shares of common stock underlying Series B Common Stock purchase warrants.

(31)	Securities beneficially owned prior to the offering include (a) 114,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 85,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 28,571 shares of common stock underlying the Series D Common Stock purchase warrants.

(32)	Securities beneficially owned by Nite Capital LP prior to the offering include (a) 857,143 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 642,286 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 214,286 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 72,116 shares of common stock underlying Series A Common Stock purchase warrants; (e) 174,101 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 1,722 shares of common stock directly held by the Selling Stockholder. The natural person who has voting and dispositive power for the shares held by Nite Capital LP is Keith Goodman. Mr. Goodman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(33)	Securities beneficially owned by Paragon Capital LP prior to the offering include (a) 1,000,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 750,000 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 250,000 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Paragon Capital LP is Alan P. Donenfeld. Mr. Donenfeld disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(34)	Securities beneficially owned by Professional Offshore Opportunity Fund, Ltd. prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Professional Offshore Opportunity Fund, Ltd. is Marc K. Swickle. Mr. Swickle disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(35)	Securities beneficially owned prior to the offering include (a) 200,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 150,000 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 50,000 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 218,152 shares of common stock underlying Series A Convertible Preferred Stock; (e) 72,116 shares of common stock underlying Series A Common Stock purchase warrants; (f) 174,101 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 1,722 shares of common stock directly held by the Selling Stockholder.

(36)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power of these shares is the trustee of the above-named trust.

(37)	Securities beneficially owned prior to the offering include (a) 17,143 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 12,857 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 4,286 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 35,715 shares of common stock underlying Series A Convertible Preferred Stock; (e) 28,504 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 260 shares of common stock directly held by the Selling Stockholder.

(38)	Securities beneficially owned prior to the offering include (a) 142,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 107,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 35,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 381,763 shares of common stock underlying Series A Convertible Preferred Stock; (e) 126,202 shares of common stock underlying Series A Common Stock purchase warrants; (f) 304,674 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 3,013 shares of common stock directly held by the Selling Stockholder.

(39)	Securities beneficially owned by Rockmore Investment Master Fund Ltd. prior to the offering include (a) 714,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 535,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 178,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Rockmore Investment Master Fund Ltd. is Bruce Birnstein. Mr. Birnstein disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(40)	Securities beneficially owned by Sterling Trust Company, Custodian FBO Samuel A. McClain, prior to the offering include (a) 305,480 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 229,110 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 76,370 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Sterling Trust Company, Custodian FBO Samuel A. McClain is William T. Strickland, trustee.

(41)	Securities beneficially owned prior to the offering include (a) 71,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,571 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 17,857 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 109,078 shares of common stock underlying Series A Convertible Preferred Stock; (e) 36,058 shares of common stock underlying Series A Common Stock purchase warrants; (f) 87,053 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 861 shares of common stock directly held by the Selling Stockholder.

(42)	Securities beneficially owned by Thunderbird Global Corporation prior to the offering include (a) 71,386 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,539 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 17,846 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Thunderbird Global Corporation is Juan Montes. Mr. Montes disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(43)	Securities beneficially owned prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants.

(44)	Securities beneficially owned by Vicis Capital Master Fund prior to the offering include (a) 6,678,957 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 5,009,218 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 1,669,740 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 288,462 shares of common stock underlying Series A Common Stock purchase warrants; (e) 1,836,494 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 10,381 shares of common stock directly held by the Selling Stockholder. The natural person who has voting and dispositive power for the shares held by Vicis Capital Master Fund is Shad Stastney. Mr. Stastney disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(45)	Securities beneficially owned prior to the offering include (a) 57,143 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 42,857 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 14,286 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 214,286 shares of common stock underlying Series A Convertible Preferred Stock; (e) 171,015 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 1,558 shares of common stock directly held by the Selling Stockholder.

(46)	Securities beneficially owned prior to the offering include (a) 571,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 428,571 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 142,857 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power over these shares is the trustee of the IRA.

(47)	Securities beneficially owned prior to the offering include (a) 123,092 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 92,318 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 30,773 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 109,078 shares of common stock underlying Series A Convertible Preferred Stock; (e) 36,058 shares of common stock underlying Series A Common Stock purchase warrants; (f) 87,053 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 861 shares of common stock directly held by the Selling Stockholder.

(48)

Securities beneficially owned prior to the offering include (a) 1,505,640 warrant shares underlying common stock purchase warrants issued as commissions paid in connection with the Debenture Financing completed on May 23, 2006; (b) 88,559 shares of common stock underlying Series

BD Warrants; (c) 23,134 shares of common stock underlying Series BD-B Warrants, (d) a contractual right to receive a common stock purchase warrant exercisable for 1,055,786 shares of common stock at an exercise price of $1.25 per share; (e) a contractual right to receive 183,617 shares of common stock, and (f) a contractual right to receive a common stock warrant exercisable for 351,929 shares of common stock at an exercise price of $1.25 per share. The natural person who has voting and dispositive power for the shares held by Midtown Partners & Co., LLC is Bruce Jordan. Mr. Jordan disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein

PLAN OF DISTRIBUTION

Eligible Shares

The Selling Stockholders will re-offer, pursuant to this prospectus, shares of our Common Stock which we shall issue:

•	upon the conversion of 10% Senior Secured Convertible Debentures;

•	upon the exercise of Series C Common Stock purchase warrants; and

•	upon the exercise of Series D Common Stock purchase warrants.

There can be no certainty as to when and if the 10% Senior Secured Convertible Debentures will be converted, or if our Series C Common Stock purchase warrants and Series D Common Stock purchase warrants will be exercised. Your attention is directed to the sections captioned “Description of Securities – 10% Senior Secured Convertible Debentures” and “Description of Securities – Warrants.”

Distribution Method

The term “Selling Stockholders” as used by us in this prospectus includes pledgees, donees, transferees or other successors in interest selling shares of our Common Stock received after the date of this prospectus from one or more of the Selling Stockholders named in the table commencing on page 22 as a pledge, gift, partnership distribution or other non-sale related transfer.

All of the Selling Stockholders have advised us that they may sell, from time to time, pursuant to this prospectus, their shares of our Common Stock (an aggregate of 42,554,314 shares as of the date of this prospectus) on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They have also advised us that their sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, except as set forth below under the heading “Underwriters and Underwriting Obligation” the Selling Stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act.

Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL PROCEEDINGS

Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc. On June 8, 2005, Focused Strategies, Inc., a Florida corporation, filed a Complaint for Damages and Declaratory Relief in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, titled Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc., Case No. 48-2005-CA-004920-O (the “FSI Complaint”). In July, 2005, Telzuit Technologies, LLC and Telzuit Technologies, Inc. filed an Introduction, Answer, Defenses, Counterclaims and Third Party Claims of the Defendants (the “Answer and Counter-Claim”). Telzuit Technologies, Inc. is a Florida corporation and wholly-owned subsidiary of Telzuit Medical. Telzuit Technologies, LLC is a Florida limited liability company which owns shares of the issued and outstanding capital stock of Telzuit Medical.

Telzuit Technologies, LLC hired Focused Strategies, Inc. to provide consulting services pursuant to an Engagement Agreement dated March 16, 2001, (the “Engagement Agreement”). In the FSI Complaint, Focused Strategies, Inc. alleges that it performed its duties and obligations under the Engagement Agreement and seeks damages of $818,678 for alleged unpaid professional fees and expenses. In addition, in the FSI Complaint, Focused Strategies, Inc. requests declaratory relief seeking (a) a determination as to the current ownership of Telzuit Technologies, LLC, including the determination as to the ownership of 7,625,000 units of membership interest that had previously been issued to FSI; (b) a determination as to the controlling ownership group of Telzuit Technologies, LLC; and (c) a determination as to the validity of the Share Exchange Agreement, dated May 6, 2005, between Telzuit Technologies, LLC, Telzuit Medical, et. al., providing for the transfer of all of the issued and outstanding capital stock of Telzuit Technologies, Inc. to Telzuit Medical in exchange for capital stock of Telzuit Medical.

The management of Telzuit Medical believes that Focused Strategies, Inc.’s claims are not substantiated by the facts, are without merit, and intend to defend their positions vigorously. In the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC assert a number of defenses in response to the allegations made in the FSI Complaint, including fraud, breach of contract, and self-dealing. In addition and included with the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC have filed counter-claims against Mark Krampe, individually, and his affiliate, MKCS, Inc., based on fraud and breach of implied contract. In connection with each of these claims, Telzuit Technologies, Inc. and Telzuit Technologies, LLC seek damages in excess of $15,000. The parties mediated their respective claims on March 3, 2006, but were unsuccessful in reaching an agreement to resolve the lawsuit. The court has set a trial date of January 2007.

Except as set forth above, as of the date of this prospectus, there are no other material pending legal or governmental proceedings relating to our Company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

As of October 1, 2006, the directors and executive officers of Telzuit Medical Technologies, Inc., their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served as Director
Warren D. Stowell	54	President, Chief Executive Officer and Class III Director	August 2005 to present; term expires in 2006

Jerry Balter	54	Chief Financial Officer	Not applicable.

James P. Tolan	38	Senior Vice President of Business Development and Corporate Secretary; Class I Director	August 2005 to present; term expires in 2007

Michael J. Vosch	49	Senior Vice President of Product Development; Class II Director	August 2005 to present; term expires in 2008

Jon C. Stemples	65	Class III Director and Chairman of the Board of the Board of Directors	August 2005 to present; term expires in 2006

Christopher Phillips	34	Class I Director	August 2005 to present; term expires in 2007

Kenneth F. Adams	60	Class III Director	January 2006 to present; term expires in 2006

Richard J. Bischoff	61	Class II Director	June 2006 to present; term expires in 2008

Duties, Responsibilities And Experience

Warren D. Stowell. Mr. Stowell is President and Chief Executive Officer. He has served as President and CEO since March 14, 2006. Mr. Stowell previously served as President and Chief Executive Officer of Care Florida, Inc., a privately-owned HMO that was purchased by Foundation Health. Prior to that, Mr. Stowell served as President and Chief Executive Officer of Health Insurance Plan (HIP) of Florida, a not-for-profit HMO, from 1988 to 1991. From 1983 to 1988, he was responsible for the operations of five HMOs in Ohio as the President and Chief Executive Officer of Health America Corporation of Ohio. Mr. Stowell was also the Chief Financial Officer/Operating Officer of Comprehensive Care Centers, Inc., from 1978 to 1983.

Jerry Balter. Mr. Balter has been Chief Financial Officer since July 2006. He has spent most of the last 25 years in the investment banking and venture capital business, primarily focused on emerging health care and life sciences companies. He has worked for Robertson, Stephens & Co., as a research analyst and investment banker, a founder and managing partner of The Ulysses Group, founder and manager of The New Zealand Seed Fund, a managing director of Aurora Capital LLC and a managing director of Punk, Ziegel & Company, LLC. Mr. Balter has been involved with numerous companies from founding through their IPO’s. He has a BS in biology/biochemistry from Columbia University and an MBA in Finance from NYU’s Stern School of Business.

James P. Tolan. Mr. Tolan is Senior Vice President of Business Development. He has served in this capacity since May 2005. He started his career as a linguist/analyst for the United States Government. Following this, he worked extensively in Western and Eastern Europe in sales and marketing. He was Director of Sales for Halifax Properties for Eastern Europe until 1994. Upon returning to the United States, he became a licensed securities broker, managing assets at International Assets Advisory Corp., First Union Securities, and Park Financial Group. He held Series 7, 65 and 63 NASD licenses, although these licenses currently are inactive. Mr. Tolan holds a bachelors degree from the University of Maryland.

Michael J. Vosch. Mr. Vosch is Senior Vice President of Product Development. He has served in this capacity since May 2005. Mr. Vosch has seventeen (17) years of experience in the IT industry. His areas of expertise are in wireless and satellite networks, as well as in engineering and nursing. He has seven (7) years of experience designing network systems for physicians. Mr. Vosch designed the Company's first product, the STATPATCHTM, and is a co-inventor of that product.

Jon C. Stemples. Mr. Stemples has thirty-five (35) years of experience in the semiconductor industry, having served at Agere Systems, Lucent Microelectronics, Ortel Corporation, Level One Communications, Linear Technology and National Semiconductor as Director of Marketing; Area, Regional and District Sales Manager; Product Marketing Manager and Field Applications Engineer. His technical expertise ranges from communications chips to data acquisition to microprocessors. Mr. Stemples holds a B.S.E.E. from the University of Miami.

Christopher Phillips. Mr. Phillips is currently the President and CEO of Apogee Financial Investments, Inc., a merchant bank which owns 100% of Midtown Partners & Co., LLC. He is also the managing member of Total CFO, LLC, which provides consulting and CFO services to a number of companies and high wealth individuals. He is a member of the Board of Directors of Remote Dynamics, Inc., Precision Aerospace Components, Inc., and an advisory board member for a umber of other public and private companies. Mr. Phillips holds a M.Acc. from the University of Florida and is a Certified Public Accountant.

Kenneth F. Adams. Mr. Adams has over 35 years of experience in the financial area. He served with Saab Cars USA, Inc. from 1974 to 2005, most recently as Vice President and Chief Financial Officer from 1992 to 2005. In 1997, he established and incorporated Saab Financial Services Corporation (“SFSC”). While serving as CEO of SFSC, Mr. Adams led his team in creating a corporate structure that included operating, trust and bankruptcy remote companies, as well as establishing a $1 billion warehouse line of credit. Mr. Adams started his professional career at Price Waterhouse after obtaining a B.S. of Finance from Mount Saint Mary’s University.

Richard J. Bischoff, Esquire. Mr. Bischoff has 35years of experience as a corporate attorney practicing in Miami, Florida. He practiced with national and regional law firms before establishing a consultancy in corporate governance matters. Mr. Bischoff holds a BS degree in accounting from the University of Florida and JD and LLM degrees from the University of Miami.

Significant Employees

Other than the executive officers named above, the Company does not have any “significant employees.”

Family Relationships

There are no family relationships among any of our directors and executive officers.

Involvement In Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of our common stock as of October 5, 2006 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name, Tile and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Class(2)
Common	Warren D. Stowell, Executive Officer and Member of the Board of Directors	2,355,000	(3)	6.9%
Common	Jerry Balter, Executive Officer	1,000,000	(4)	2.8%
Common	Michael Vosch, Member of the Board of Directors and an Executive Officer	6,474,100	(5)	18.8%
Common	James Tolan, Member of the Board of Directors and an Executive Officer	1,842,300	(6)	5.3%
Common	Chris Phillips, Member of the Board of Directors	1,720,041	(7),(8)	4.99%
Common	Jon C. Stemples, Member of the Board of Directors	119,719 (Direct Ownership	)	*
Common	Kenneth F. Adams, Member of the Board of Directors	30,000 (Direct Ownership	)	*
Common	Richard J. Bischoff, Member of the Board of Directors	25,700 (Direct Ownership	)	*
Common	Donald Sproat, Former Member of the Board of Directors and Former Executive Officer	1,920,500 (Direct Ownership	)	1
Common	All Officers and Directors as a Group (8 Persons)	13,546,860	(8)	39.7%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each shareholder is 5422 Carrier Drive, Suite 306, Orlando, Florida 32819.

(2)	Applicable percentage of ownership is based on 34,102,260 shares of common stock being issued and outstanding as of October 5, 2006. Calculations do not include outstanding warrants, options, convertible debentures, or other rights issued by the Company, unless the reporting person is the beneficial owner of the warrant, option, or other right. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of the filing date of this registration statement are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

(3)	Includes (a) 55,000 common shares directly owned by Warren Stowell; (b) common shares related to a contractual right to receive a common stock purchase warrant exercisable for 300,000 shares; and (c) 2,000,000 common shares underlying warrants which Mr. Stowell is eligible to receive pursuant to his Employment Agreement dated effective as of May 8, 2006. Twenty-five percent of the underlying shares under the Employment Agreement vested on the effective date of the Employment Agreement, and an additional twenty-five percent vest on each anniversary thereof.

(4)	As part of Mr. Balter’s Employment Agreement dated July 13, 2006, he is eligible to receive a stock option to purchase 1,000,000 shares of the Company’s common stock, subject to a vesting schedule of twenty-five percent as of the effective date of the Employment Agreement and twenty-five at each anniversary thereof.

(5)	Includes (a) 6,223,100 common shares directly owned by Michael Vosch, and (b) 251,000 shares owned by Telzuit Technologies, LLC, a Florida limited liability company, an entity on which Michael Vosch serves on the Board of Directors. Mr. Vosch disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(6)	Includes (a) 1,591,300 common shares directly owned by James P. Tolan, and (b) 251,000 shares owned by Telzuit Technologies, LLC, a Florida limited liability company, an entity on which Mr. Tolan serves on the Board of Directors. Mr. Tolan disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(7)

Includes (a) 50,000 common shares directly owned by Chris Phillips, (b) 54,540 common shares underlying Series A Convertible Preferred Stock directly owned by Chris Phillips; (c) 61,556 common shares underlying Warrants held directly by Chris Phillips; (d) 49,327 common shares underlying warrants held by FAMALOM, LLC, an entity in which Chris Phillips has an ownership interest; (e) 1,505,640 warrant shares underlying common stock purchase warrants issued in connection with the Debenture Financing and owned by Midtown Partners & Co., LLC, an entity in which Chris Phillips has an ownership interest; (f) 23,134 shares of common stock underlying Series BD-B Warrants owned by Midtown Partners & Co., LLC, (g) 1,407,640 warrant shares underlying common stock purchase warrant issuable to Midtown Partners & Co., LLC, an entity in which Chris Phillips has an ownership interest; and (h) 183,617 shares of common stock issuable to Midtown Partners & Co., LLC, an entity

(7)	Includes (a) 50,000 common shares directly owned by Chris Phillips, (b) 54,540 common shares underlying Series A Convertible Preferred Stock directly owned by Chris Phillips; (c) 61,556 common shares underlying Warrants held directly by Chris Phillips; (d) 49,327 common shares underlying warrants held by FAMALOM, LLC, an entity in which Chris Phillips has an ownership interest; (e) 1,505,640 warrant shares underlying common stock purchase warrants issued in connection with the Debenture Financing and owned by Midtown Partners & Co., LLC, an entity in which Chris Phillips has an ownership interest; (f) 23,134 shares of common stock underlying Series BD-B Warrants owned by Midtown Partners & Co., LLC, (g) 1,407,640 warrant shares underlying common stock purchase warrant issuable to Midtown Partners & Co., LLC, an entity in which Chris Phillips has an ownership interest; and (h) 183,617 shares of common stock issuable to Midtown Partners & Co., LLC, an entity in which Chris Phillips has an ownership interest. Chris Phillips disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(8)	Our Series A Preferred Stock and related warrants all have an equity block such that no holder will be deemed to hold more than 4.99% of our Common Stock. As a result, we have stated that Mr. Phillips beneficially owns 1,720,041 shares.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, as amended, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the applicable provisions of Florida law.

Our authorized capital consists of (1) 100,000,000 shares of common stock, par value $.001 per share (these shares are referred to in this prospectus as “common shares” or “common stock”), and (2) 10,000,000 shares of “blank check” preferred stock, par value $.001 per share (these shares are referred to in this prospectus as “preferred shares” or “preferred stock”), having such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board of directors. On May 6, 2005, our board of directors designated 2,300,000 of the preferred shares as series ‘B’ convertible preferred stock (these shares are referred to in this prospectus as “Series B Preferred Stock”), with the rights, preferences, privileges and restrictions described below. On June 22, 2005, our board of directors designated 7,700,000 of the preferred shares as series ‘A’ convertible preferred stock (these shares are referred to in this prospectus as “Series A Preferred Stock”), with the rights, preferences, privileges and restrictions described below.

As of October 5, 2006, there were issued and outstanding 34,102,260 shares of Common Stock, 3,301,174 shares of Series A Preferred Stock, and no shares of Series B Preferred Stock. Our shares of Common Stock were held by 542 stockholders of record as of that date.

Common Shares

Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders. Subject to the rights of our Series A Preferred Stock to receive preferential dividends, our common shareholders are entitled to receive ratably, with the holders of Series B Preferred Stock, in dividends as they may be declared by our board of directors out of funds legally available for that purpose. Subject to the rights of our Series A Preferred Stock to receive a preferential payment upon liquidation, dissolution, or winding up of the Company, our common shareholders will be entitled to share ratably, with the holders of Series B Preferred Stock on an as-converted basis, in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. Our common shareholders have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Three Year 10% Senior Secured Convertible Debentures

On May 26, 2006, we entered into a securities purchase agreement with the investors party thereto, pursuant to which we issued three-year 10% senior secured convertible debentures having an aggregate original principal balance of $4,941,985 (the “Debentures”) and warrants to purchase an aggregate of 14,119,958 shares of common stock. In addition, in connection with our May 26, 2006 Debenture offering, some holders of Series A Preferred Stock exercised a “Most Favored Nations” contract right in the Investors Right Agreement dated June 22, 2005. As a result, 805,410 shares of Series A Preferred Stock plus accrued dividends of $32,225 were exchanged for 10% Senior Secured Convertible Debentures having an aggregate original principal balance equal to 837,635, and warrants to purchase an aggregate of 2,632,568 shares of common stock. All of the purchasers were accredited investors as that is defined in the Section 4(2) of the Securities Act of 1933, as amended.

The Debentures have a term of three years, pay a coupon annually at an interest rate of 10%, payable, at our election, in (i) cash or (ii) registered shares of Common Stock at a 10% discount from the public trading price so long as certain conditions are met. In addition, the Debentures are senior to any other lender to the Company and are secured by all of our assets. The Debentures are convertible into Common Stock, at the holders' election, at any time at $.35 per share. If the Company does not meet at least three out of eight designated corporate milestones, the conversion price automatically adjusts to $.30. If the Company does not meet at least two out of eight designated corporate milestones, the conversion price automatically adjusts to $.25. In the event our shares of Common Stock close on average over $1.50 for a consecutive 10 business day period and the average daily volume for such period exceeds $200,000, we may force the conversion of such Debentures on a pro-rata basis, provided that any voluntary conversions by a holder shall be applied against such holder's pro-rata allocation. The Debentures provide for an equity block such that no holder can be deemed to hold more than 4.99% of the Company. The shares of common stock issuable upon the conversion of the Debentures are covered by the registration statement to which this Prospectus forms a part. In addition, upon the occurrence of certain change in control transactions, as defined, the holders of the Debentures may elect to require the Company to redeem all or a portion of the then outstanding debentures for cash.

Preferred Shares

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Series A Preferred Stock

Our Series A Preferred Stock has the following rights, preferences, privileges and restrictions:

•	Rank—Our Series A Preferred Stock ranks junior to the 10% Senior Secured Convertible Debentures, and senior to our Common Stock and Series B Preferred Stock, and any other securities we may issue;

•	Conversion—Each share of Series A Preferred Stock, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time after the Conversion Date (as defined below) into Common Stock at a price of Thirty Five Cents ($.35) per share of Common Stock. “Conversion Date” shall mean either (1) the effective date of this SB-2 Registration Statement, or (2) the date that the holder of the Series A Preferred Stock has satisfied the minimum one year holding requirements set forth in SEC Rule 144(d). The conversion price for the Series A Preferred Stock is subject to certain full ratchet anti-dilution adjustments.

•	Mandatory Conversion—We can force conversion of shares of Series A Preferred Stock into shares of Common Stock upon written notice to the holders of the Series A Preferred Stock and in the event that:

•	the closing price for our common shares is at least $2.00 for 20 consecutive trading days; and

•	the average trading volume during any such 20 consecutive trading day period equals or exceeds 100,000 shares per day.

•	Dividends—Holder of Series A Preferred Stock are entitled to receive a dividend at a rate per annum equal to ten percent (10%), payable semi-annually, at the option of the company, (i) in cash, to the extent funds are legally available , (ii) in-kind, with [A] shares of Series Preferred Stock equal to the result of dividing the dividend amount so accrued by the stated value of one share of Series A Convertible Preferred Stock (the “Dividend Shares”), and [B] Common Stock purchase warrants in an amount equal to 100% of the number of shares of Common Stock underlying the Dividend Shares (the “Dividend Warrants”), or (iii) in shares of registered Common Stock at a ten percent (10%) discount to the “Market Price” (as such term is defined in the designations for the Series A Preferred Stock. The Dividend Warrants have an exercise price of $0.6898 per warrant share.

•	Liquidation Rights—In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, our series ‘A’ preferred shareholders are entitled to receive an amount per share equal to the stated value plus accrued dividends. These rights are prior and in preference to any distribution of any of our assets to our common shareholders, holders of Series B Preferred Stock, or holders of any other series or class of preferred shares.

•	Mandatory Redemption—Upon the occurrence of a Change in Control Event (as defined below), the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a single class, may elect, at anytime within twenty (20) days after the occurrence of the Change in Control Event, to cause the company to redeem all, or a portion, of the Series A Preferred Stock, at a price equal to the stated value per share of Series A Preferred Stock plus an amount equal to the total amount of all dividends accrued and unpaid on each such share to the date such share is redeemed, whether or not declared. The Series A Preferred Stock has a stated value of $1.00 per share. “Change in Control Event” means a transaction or a series of related transactions which result in a person, other than the founders, acquiring, in the aggregate, 50.1% or more of the company’s outstanding voting securities.

•	Voting Rights—The holders of Series A Preferred stock have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote of our shareholders. In addition, we cannot, without the prior approval of the holders of at least two-thirds of our then issued and Series A Preferred Stock voting as a separate class:

•	liquidate, dissolve, or wind-up the business and affairs of the company, or consent to any of the foregoing;

•	effectuate any merger, reorganization, or recapitalization of the company, or enter into any agreement to do any of the foregoing;

•	purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Series A Preferred Stock as expressly authorized herein, or permit any Subsidiary of the Corporation to take any such action, except for certain securities repurchased from former employees, officers, directors, consultants;

•	effectuate any reclassification or recapitalization of the outstanding capital stock of the Corporation, including any subdivision, consolidation, or conversion of any outstanding capital stock; and

•	alter or change the voting or other powers, preferences, or other rights, privileges, or restrictions of the Series A Preferred Stock contained herein (by merger, consolidation, or otherwise).

Series B Preferred Stock

Currently, we have no shares of Series B Preferred Stock issued and outstanding. Our Series B Preferred Stock has the following rights, preferences, privileges and restrictions:

•	Rank— Our Series B Preferred Stock ranks junior to our Series A Preferred Stock and ranks pari passu , on an as converted basis, with our Common Stock;

•	Conversion—Each share of Series B Preferred Stock converts into twelve (12) shares of Common Stock.

•	Dividends—Holders of Series B Preferred Stock participate ratably, on an as-converted basis, with our Common Stock as to the payment of dividends.

•	Liquidation Rights—In the event of any liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock would participate ratably, on an as-converted basis, with our Common Stock as to any distribution of assets.

•	Voting Rights—The holders of Series B Preferred stock have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote of our shareholders.

Options and Warrants Convertible into Common Shares

As of October 5, 2006, there were outstanding Series A Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 1,547,038 shares of Common Stock at an adjusted exercise price of $0.5174 per share.

As of October 5, 2006, there were outstanding Series B Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 10,640,304 shares of Common Stock at an adjusted exercise price of $0.6898 per share.

As of October 5, 2006, there were outstanding Series C Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 12,384,933 shares of Common Stock at an exercise price of $0.45 per share. This amount includes 1,794,933 warrant shares issued in connection with the exchange of shares of Series A Convertible Preferred Stock pursuant to the Most Favored Nations provisions set forth in the Investor Rights Agreement dated June 22, 2005. If the Company does not meet at least three out of eight designated corporate milestones set forth in the Series C Warrants, the exercise price automatically adjusts to $.30. If the Company does not meet at least two out of eight designated corporate milestones, the conversion price automatically adjusts to $.25.

As of October 5, 2006, there were outstanding Series D Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 4,128,310 shares of Common Stock at an exercise price of $1.25 per share. This amount includes 598,310 warrant shares issued in connection with the exchange of shares of Series A Convertible Preferred Stock pursuant to the Most Favored Nations provisions set forth in the Investor Rights Agreement dated June 22, 2005.

As of October 5, 2006, there were outstanding Series BD Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 88,559 shares of Common Stock at an exercise price of $.5174 per shares.

As of October 5, 2006, there were outstanding Series BD-B Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of (i) 11,596 shares of Common Stock at an exercise price of $.5174 per share; and (ii) 11,598 shares of Common Stock at an exercise price of $.6898.

As of October 5, 2006, there were outstanding additional common stock purchase warrants issued to broker dealers entitling the broker-dealers to purchase up to an aggregate of: (a) 1,407,100 shares of the Company’s Common Stock at an exercise price of $0.35 per share; and (b) 98,540 shares of the Company’s Common Stock at an exercise price of $0.01 per share.

The Company has an outstanding contractual obligation to (a) a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $2.50 per share, payable to a former consultant for services rendered under a contract executed on November 8, 2005 and which expired, by its terms, on December 31, 2005, and (b) issue, in connection with the acquisition of “PDS Imaging”, 365,853 shares of common stock; all such securities were due upon execution; however, the amount owed under the contract is currently under dispute.

The Company has an outstanding contractual obligation to issue a warrant to purchase that number of shares equal to $20,000 at the date of execution of the agreement, at an exercise price of $0.01 per share, with a term of five years; the warrant constitutes part of a non-refundable retainer that was due upon the execution of a services agreement dated March 14, 2006; the Company, at its option, may choose to pay $50,000 cash instead.

The Company entered into an employment Agreement dated October 10, 2005, as amended effective as of January 1, 2006, for twelve (12) month term. Under this agreement, the employee is entitled to compensation at the rate of 2,000 S-8 shares per month, until such time as the Company’s Independent Diagnostic Testing Facility is fully operational or the agreement otherwise expires.

The Company entered into a Consulting Agreement dated October 10, 2005 for a term of twelve (12) months. Consultant is entitled to receive compensation at the rate of 750 S-8 shares per month, with the amount of shares paid as compensation to be revisited every ninety (90) days and changes made with the approval of the Company’s board of directors.

The Company entered into an Employment Agreement with Warren Stowell dated effective as of May 8, 2006 for a term of three years. Under the Employment Agreement, Mr. Stowell is eligible to receive warrants to purchase 2,000,000 shares of common stock at an exercise price of $.50 per share. Twenty-five percent (25%) of the underlying shares vested on the effective date of the Employment Agreement and an additional twenty-five percent (25%) vest on each anniversary thereof. In addition , the Board of Directors authorized the issuance of a common stock purchase warrant exercisable for 300,000 shares of common stock. The warrant has not yet been issued.

The Company entered into an Employment Agreement with Jerry Balter dated effective as of July 13, 2006 for a term of three years. Under the Employment Agreement, Mr. Balter is eligible to receive a stock option to purchase 1,000,000 shares of common stock at an exercise price of $.50 per share. Twenty-five percent (25%) of the stock options vested on the effective date of the Employment Agreement and an additional twenty-five percent (25%) vest on each anniversary thereof.

The Company entered into a Placement Agent Agreement dated April 30, 2006 with Midtown Partners & Co., LLC to act as placement agent in connection with our Senior Convertible Debenture financing that closed on May 26, 2006. Pursuant to the Placement Agent, the Company (a) agreed to issue a common stock purchase warrant exercisable for 1,055,786 shares of common stock at an exercise price of $0.45 per share, and (b) agreed to issue a common stock purchase warrant exercisable for 351,929 shares of common stock at an exercise price of $1.25 per share.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant or any of its parents or subsidiaries. Nor was any such person connected with the Registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of common stock offered hereby will be passed upon for Telzuit Medical Technologies, Inc. by Bush Ross, P.A.

The audited consolidated financial statements included in the registration statement on Form SB-2 for fiscal years ended December 31, 2004, and the transition period from January 1, 2005 through June 30, 2005, of which this prospectus forms a part, have been included herein in reliance on the report of Pender Newkirk & Company, an independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

The audited consolidated financial statements included in the registration statement on Form SB-2 for fiscal year ended June 30, 2006, as well as the fiscal year 2006 information included in the from inception columns of the statements of operations and cash flows, of which this prospectus forms a part, have been included herein in reliance on the report of Cross, Fernandez & Riley, LLP, an independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we will indemnify an officer or director to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, , unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered herein, we will, unless, in the opinion of our legal counsel, the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on September 26, 2001 under the laws of the State of Florida. Due to the reverse acquisition that occurred on May 6, 2005, the Company’s date of inception is April 1, 2000, the date Telzuit Technologies, Inc., the predecessor company, was incorporated.

DESCRIPTION OF BUSINESS

Telzuit Medical Technologies, Inc. (the “Company” or “Telzuit Medical”) was incorporated in Florida on September 26, 2001 under the name Nimbus Group, Inc. On April 1, 2004, the Company changed its name from “Nimbus Group, Inc.” to “Taylor Madison Corp.” On August 18, 2005, the Company changed its name from “Taylor Madison Corp.” to its current name, “Telzuit Medical Technologies, Inc.”

On September 26, 2001, Telzuit Medical, Take To Auction.com, Inc., a Florida corporation (“TTA”), and TTA Solutions, Inc., a Florida corporation (“TTA Solutions”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) resulting in a reorganization of their corporate structures. Prior to the completion of the transactions contemplated in the Merger Agreement, TTA Solutions was a wholly-owned subsidiary of the Company, and the Company was a wholly-owned subsidiary of TTA. Under the Merger Agreement, TTA and TTA Solutions effectuated a statutory merger under Section 607.11045 of the Florida Business Corporations Act (the “Merger”). In accordance with the Merger, each outstanding share of TTA Solutions common stock was converted into one share of common stock of TTA as the surviving corporation. In addition, under the Merger Agreement, each outstanding share of common stock of TTA was converted into the right to receive a share of common stock of the Company. Further, each share of the Company’s common stock outstanding immediately prior to the Merger was cancelled and retired. As a result of the Merger, the Company became the parent corporation and sole shareholder of TTA. In addition, in 2001, Nimbus Jets, Inc. (“Nimbus Jets”) was formed as a wholly-owned subsidiary of the Company for the purpose of developing a national air taxi service.

In February of 2003, pursuant to a formal plan designed to focus the Company’s resources on Nimbus Jets and the development of a national air taxi service, the Company sold the technology and assets of TTA to Watch Junction, Inc. (“Watch”) in exchange for $50,000 in cash and the return of 305,610 shares of the Company’s common stock. The Company has since abandoned its efforts to develop a national air taxi service.

During fiscal year 2004, the Company turned its focus to the development and wholesale distribution of fragrances and skincare products, both proprietary and under license. In connection with such plan for the development and wholesale distribution of fragrances, skincare products and other products, the Company acquired licensing rights to certain brands that enabled the Company to enter into sub-licensing and distribution agreements, which generated income for the Company in 2004. The Company did not directly manufacture any products or take positions in inventory. Nimbus Jets and TTA were dormant during fiscal 2004, and all revenues were generated by the Company, then known as Taylor Madison Corp. The Company discontinued all operations in early 2005 and became a shell company, exploring the viability of acquiring an operating company.

On May 6, 2005, pursuant to its plan to acquire an operating company, Taylor Madison entered into a Share Exchange Agreement dated May 6, 2005, referenced as Exhibit Number 2.01 below ( the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Telzuit Technologies, Inc. from Telzuit Technologies, LLC, in exchange for 2,207,723 of the Company’s Series B Preferred Stock. Upon completion of the 1-for-31 reverse stock split on August 22, 2005, such shares of Series B Preferred Stock automatically converted into 26,492,676 shares of common stock of the Company. By acquiring all of the issued and outstanding capital stock of Telzuit Technologies, Inc., the Company acquired certain know-how, trade secrets and other proprietary intellectual property rights relating to the development of ambulatory medical devices, including the STATPATCHTM Wireless Holter Monitor. The share exchange was accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Due to the reverse acquisition, the Company’s date of inception for accounting purposes is April 1, 2000, the date Telzuit Technologies, Inc., the predecessor Company, was incorporated.

At a special meeting of the shareholders held on August 18, 2005, the shareholders approved a change of the Company’s name from Taylor Madison Corp. to Telzuit Medical Technologies, Inc, which is more synonymous with the nature of the Company’s current operations. On August 1, 2006, the Company acquired “PDS Imaging,” a Florida-based mobile ultrasound and cardiac imaging company. The Company purchased one hundred percent of the issued and outstanding capital stock of “PDS Imaging” in exchange for $644,255 cash and 88,853 shares of common stock. Cedars Diagnostic Labs, Inc., a Florida corporation and Atlantic Ultrasound, Inc., a Delaware corporation, are the related entities that operate under the fictitious name “PDS Imaging.”

Business of the Issuer

Overview

Telzuit Medical Technologies, Inc. is a development-stage company focused on researching, developing and marketing ambulatory medical devices that monitor, measure, and record physiological signals generated by the body. We are dedicated to providing advanced mobile medical solutions to communities worldwide. Our STATPATCHTM System is a fully mobile, wireless biometric cardiac data collection system, which combines state-of-the-art technology to transmit, receive and store a patient’s biometric cardiac data. Our initial product will be our STATPATCHTM Wireless Heart Monitor (the “STATPATCHTM”), a full 12-lead, wireless holter monitor, which measures, records and transmits physiological signals associated with a patient’s cardiovascular system. The STATPATCHTM is attached to a patient’s chest and consists of six electrodes that are imbedded in a disposable bandage-like strip. The STATPATCHTM utilizes Philips Medical Systems’ EASITM lead placement to capture electrical impulses of the patient’s heart and then transmits this information via Bluetooth wireless technology to the patient’s personal digital assistant (the “PDA”). The Patch PDA receives, records and stores the electrical activity of the patient’s heart. Every two to four hours, the recorded information is sent through cellular telephone towers, frame relay systems and switching stations. Ultimately, the recorded heart activity information is received by our monitoring system and then evaluated by a licensed medical professional. The STATPATCHTM monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCHTM and returns the PDA to the prescribing physician.

In addition to developing and marketing ambulatory medical devices, we own and operate two medical clinics in the Orlando, Florida area. We are able to provide additional services to patients through a mobile imaging business providing services in central and southern Florida. We acquired our mobile imaging business on August 1, 2006.

Description of Heart Monitor Systems and ECGs

A heart monitor system is a system used to monitor and record changes in physiological signals associated with a patient’s cardiovascular system. Heart monitor systems are used by heart specialists known as cardiologists to collect physiological data for electrocardiogram or “ECG” tests for the purpose of detecting and identifying cardiovascular disease.

There are several mobile heart monitoring devices currently being utilized today which fall into two (2) main categories. Event monitoring devices are designed to detect a specific heart symptom at or about the time it is taking place. Event monitors require patients to determine if they are experiencing unusual heart activity and to hold a recording device to their heart. Once the heart activity is recorded, the patient must call the physician and place the recording device on the handset of a telephone. The recorded information is then transmitted over the telephone to the physician for evaluation.

The other type of heart monitoring device currently being prescribed by physicians is designed to continuously record heart activity over a designated period of time. These devices, which are commonly known as “holter monitors,” are worn by the patient, collect and store information, and are later returned to the physician for evaluation. Continuous heart monitoring devices do not transmit event information to the physician while being worn by the patient.

ECG testing incorporates electrical sensory lead connectors that are attached to vital areas of a patient’s chest. These sensory leads can detect an array of heart activity and other related information. The design of our STATPATCHTM provides for a full twelve-lead (clinical quality) ECG. In addition, the STATPATCHTM System, our wireless monitoring system, can be programmed to transmit information at different time intervals. Our device can be patient activated or automatically activated based on a physician's prescribed time limits. Because the STATPATCHTM records information on a continuous basis and is also capable of transmitting event information upon its occurrence, we believe that our heart-monitoring device combines the technologies of both event and continuous-type heart monitoring devices.

Description of Current Products

STATPATCHTM Wireless Holter Monitor

In December 2004, we completed the design, fabrication and testing of a pre-production model of our first product for commercialization, our battery-operated, digital, full 12-lead STATPATCHTM Wireless Holter Monitor. Since then, we have been improving the STATPATCHTM by creating second and third generation products. However, additional significant development has continued regarding the entire STATPATCHTM System. The STATPATCHTM System has a substantial amount of highly-technical, state-of-the-art computer hardware, as well as advanced database software, Philips Medical’s FDA-approved algorithm, and a cellular telephone-PDA with specially designed software, all of which communicate to transmit, receive and store a patient's biometric heart data. Delivery of this biometric heart data to the treating physician can be done by phone, fax, e-mail or via out internet web portal. As discussed below, the STATPATCHTM will be used as the primary component of a 12-lead ambulatory heart monitor system to acquire, process, amplify and store physiological signal data.

The STATPATCHTM is an ambulatory patient heart monitor and recording system that will allow a patient’s heart to be continuously monitored over a period of 24 to 48 hours while the patient carries out his or her daily activities away from the physician's office or hospital. The STATPATCHTM is comprised of a disposable bandage-like s trip imbedded with lead sensory connectors. A battery attached to the strip activates the lead sensory connectors to transmit heart activity information. The battery life lasts between 24 and 48 hours, at which time the patient must discard the old patch and replace it with a new one.

In operation, the STATPATCHTM is used in conjunction with a PDA capable of recording the data transmitted from our STATPATCHTM. We have designed a communication system as an intranet through which data collected by the STATPATCHTM System is transmitted through any form of cellular technology. Information transmitted by each PDA is routed through cellular towers to a switching station maintained at our corporate offices. We have licensed computer software to monitor the heart activity of patients wearing our STATPATCHTM. This software, which has been developed by Philips Medical and other medical service providers, can detect irregular heart activity.

Patients using the STATPATCHTM are able to move around freely while data is collected and sent in near-real time from the patient to our monitoring center. The patient’s information is sent either via cell phone to the monitoring center or by returning the PDA to the Company or the physician, and is analyzed by the Philips’ algorithm. After the prescribing period, a licensed medical professional is able to access the patient information via secure web portal and download raw data and a report. The STATPATCHTM monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCHTM and returns the PDA to the Company or to the prescribing physician. The STATPATCHTM System is entirely diagnostic and is not intended to be a life-saving device.

Description of Products under Development

STATPATCHTM Elderly Patient Wireless Monitoring System

The STATPATCHTM Elderly Patient Wireless Monitoring System utilizes the same technology as the STATPATCHTM Wireless Holter Monitor. Event monitoring is another method of capturing a patient’s cardiac data and is primarily used when symptoms of an abnormal heart rhythm occur infrequently. The STATPATCHTM Elderly Patient Wireless Monitoring System can be used for a longer period of time than a Holter monitor and is consequently more likely to record an abnormal heart rhythm that occurs only infrequently. An event monitoring procedure can last from two to four weeks, according to the instructions of the prescribing physician. The patient replaces the disposable STATPATCHTM with a new one for each day of continuous monitoring. Once the prescribed period has expired, the patient disposes of the STATPATCHTM and returns the PDA to the prescribing physician.

The Company intends to file an application with the FDA for approval of the STATPATCHTM Elderly Patient Wireless Monitoring System, which is designed primarily for use with patients in nursing homes and other assisted-living facilities.

STATPATCHTM Sleep Apnea Device

The STATPATCHTM Sleep Apnea Device also utilizes the STATPATCHTM wireless technology to measure, record and transmit cardiac data while a patient is sleeping in the comfort of his or her own home. The Company has filed an application with the U.S. Patent and Trademark Office for this new sleep apnea device, which is designed to assist with diagnosis of this condition in a way that is much less intrusive to the patient than before. According to the National Institutes of Health, it is estimated that sleep apnea currently affects more than 12 million people in the United States.

The Company intends to file an application with the FDA for approval of the STATPATCHTM Sleep Apnea Device.

Medical Clinics

The Company has identified key personnel who possess expertise in owning, operating and building medical clinics, and has decided to build on this expertise, as well as the Company’s prime location in Central Florida, to launch a walk-in medical clinic business unit. The Company believes that expanding its current business plan to include the operation of medical clinics may generate positive operating results and positive cash flow. The Company hopes to create and take advantage of a synergy among the Company’s medical clinics, the STATPATCHTM technology, and the pharmaceutical companies and their chosen Clinical Research Organizations.

The Company currently owns and operates two walk-in medical clinics, which are fully licensed and operational. The clinics are owned and operated by Immediate Quality Care Clinics, Inc., a Florida corporation and wholly-owned operating subsidiary of Telzuit Medical Technologies, Inc.

Mobile Imaging

We own and operate six mobile imaging units that provide ultrasound imaging to clinics and doctors’ offices who contract for our services. We acquired the mobile imaging units on August 1, 2006 by acquiring one hundred percent of the issued and outstanding capital stock of Cedars Diagnostic Labs, Inc., a Florida corporation (“Cedars”) and Atlantic Ultrasound, Inc., a Delaware corporation (“Atlantic”), related entities under common control and operating under the fictitious name “PDS Imaging,” a Florida-based mobile ultrasound and cardiac imaging business. We paid $644,255 cash and agreed to issue 365,853 shares of our common stock to acquire PDS Imaging. We believe the acquisition of PDS Imaging, which provides echocardiograms, ultrasound and other outsourced diagnostic services to physicians and health care facilities in Central Florida, may generate positive cash flow and enable the Company to access a new and expanded patient base.

Competition

The market for ambulatory medical devices is highly competitive, and competition is expected to continue to increase. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition and competitive pressures faced by us may have a material adverse affect on our business, results of operations and financial condition. The market for medical monitoring products is characterized by rapidly changing technology, evolving industry standards, and price competition. There are no substantial barriers to entry, and we expect that competition will be intense and may increase. We cannot assure you that we will be able to compete successfully with existing competitors or new competitors. Our principal competitors in the ambulatory heart monitor market include CardioNet, Inc., which markets a 3-lead, ambulatory ECG monitor system claimed to record and wirelessly transmit physiological data by radiofrequency (RF) to a handheld PDA for subsequent modem or Internet transmission; Cardiac Telecom, Inc., which markets an ambulatory heart monitor system claimed to wirelessly transmit ECG data by way of a processor/phone-connected station; Raytel Medical, which markets an ambulatory heart monitor system claimed to transmit data by telephone; Mortara Instrument, which manufacturers and markets a 12-lead Holter ECG system; SGN-Signalife, which is developing a heart monitoring system that employs wire leads attached to the patient’s body and then fed back into a PDA for cardiac monitoring; and Card Guard, which markets event recorders as well as operating monitoring centers through its two divisions in the United States, Instromedix and Lifewatch.

Market Size

Cardiovascular disease is the leading cause of death in the industrialized world. According to the American Heart Association’s “Heart Disease and Stroke Statistics-2006 Update” (available at www.americanheart.org):

•	Approximately 71,300,000 people in the United States suffer from one or more types of cardiovascular disease;

•	Heart disease and stroke, the principal components of cardiovascular disease, claim more lives in the United States each year than the next five leading causes of death combined;

•	In 2003, cardiovascular disease accounted for 37.3% of all deaths, or one of every 2.7 deaths in the United States;

•	Patients who have suffered heart attacks in the United States number 7.2 million, congestive heart failure 5.0 million, and angina 6.5 million; and

•	In 2005, the estimated direct and indirect cost of cardiovascular disease in the United States was $403.1393.5 billion.

The Centers for Disease Control and Prevention (CDC) has stated that, if all forms of major cardiovascular disease were eliminated, life expectancy would rise by almost seven years while, in comparison, if all forms of cancer were eliminated, the gain in life expectancy would be only three years.

Sales and Marketing

We intend to market our products and services directly to physicians and other medical care providers, and plan to also use strategic alliances with independent medical distributors. Once our heart monitoring device is ready to market, we plan to assemble an in-house sales force to promote and offer our products. We believe that a direct sales approach will enable us to maintain control over our relationship with the medical community and allow for better product feedback to take place.

Our sales staff intends to promote our products and services at regional and national conventions, medical trade shows and through professional organizations. We also intend to utilize more conventional means to market and promote our products and services, such as advertisements through medical publications, press releases, direct mail, internet web sites and product samples.

Pricing Strategy

Our revenues are anticipated to come primarily through reimbursements from Medicare and insurance providers for the monitoring and information collecting services that we will provide. Current Medicare and most insurance coverage provides reimbursements for heart monitoring and analysis, heart activity recording and patient activation services. We may also sell the STATPATCHTM System to medical practices and payors of medical care.

Physicians who prescribe heart-monitoring devices also receive reimbursements from Medicare and insurance providers for patient hook-up, patient evaluation, and data review services they provide.

Manufacturing Capacity

We have begun the production of our STATPATCHtm utilizing third party FDA-certified contract manufacturers. Most of the components of our products are standard parts available from multiple supply sources at competitive prices. This, coupled with the significant start-up cost advantages associated with contractors, minimizes production and product costs.

Research and Development

We currently conduct research and early stage development activities in-house with our technical staff and engineering consultants. We retain title to all improvements or enhancements to our technology developed by or worked on by our engineering consultants under their contracts. The research and development expenses for Telzuit Medical Technologies, Inc. during the fiscal year ending June 30, 2006 was $245,852, for the six month transition period ending June 30, 2005 was $86,466, and for the fiscal year ending December 31, 2004 was $341,303. None of these expenditures were borne by customers. We have budgeted $500,000 for research and development for the fiscal year ending June 30, 2007.

Regulatory Overview

Our products are medical devices subject to extensive regulation by the United States Food and Drug Administration (“FDA”) and other regulatory agencies. FDA regulations govern, among other things, the following activities that we perform and will continue to perform in connection with our medical devices:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product labeling and packaging;

•	product handling, storage, and installation;

•	pre-market clearance or approval;

•	advertising and promotion; and

•	product sales, distribution, and servicing.

Unless an exemption applies, each medical device we wish to commercially distribute in the U.S. must first receive 510(k) clearance or pre-market approval from the FDA. The FDA classifies all medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which requires the manufacturer to subject to the FDA a 510(k) pre-market notification, requesting clearance of the device for commercial distribution in the U.S. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device are placed in class III, requiring pre-market approval.

The 510(k) clearance process is the process applicable to our current products. To obtain 510(k) clearance, we must submit a pre-market notification to the FDA demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device, a device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for the submission of pre-market approval applications, or is a device that has been reclassified from class III to either class II or I. The FDA’s 510(k) clearance process usually takes from three to twelve months from the date the application is submitted and filed by the FDA, but it can take significantly longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer's determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained.

A pre-market approval application must be submitted if the medical device is in class III (although the FDA has the discretion to continue to allow certain pre-amendment class III devices to use the 510(k) process) or cannot be cleared through the 510(k) process. A pre-market approval application must be supported by, among other things, extensive technical, preclinical, clinical trials, manufacturing and labeling data to demonstrate to the FDA's satisfaction the safety and effectiveness of the device.

After a pre-market approval application is submitted and filed, the FDA begins an in-depth review of the submitted information, which typically takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA will be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with Quality System regulations. New pre-market approval applications or pre-market approval application supplements are required for significant modifications to the manufacturing process, labeling and design of a device that is approved through the pre-market approval process. Pre-market approval supplements often require submission of the same type of information as a pre-market approval application, except that the supplement is limited to information needed to support any changes from the device covered by the original pre-market approval application, and may not require such extensive clinical data or the convening of an advisory panel.

A clinical trial is almost always required to support a pre-market approval application and is sometimes required for a 510(k) pre-market notification. Clinical trials generally require submission of an application for an investigational device exemption to the FDA. The investigational device exemption application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the investigational protocol is scientifically sound. The investigational device exemption application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated investigational device exemption requirements. Clinical trials for a significant risk device may begin once the investigational device exemption application is approved by the FDA as well as the appropriate institutional review boards at the clinical trial sites, and the informed consent of the patients participating in the clinical trial is obtained.

After a medical device is placed on the market, numerous FDA regulatory requirements apply, including, but not limited to the following:

•	Quality System regulation which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

•	Establishment Registration, which requires establishments involved in the production and distribution of medical devices, intended for commercial distribution in the U.S. to register with the FDA;

•	Medical Device Listing which requires manufacturers to list the devices they have in commercial distribution with the FDA;

•	Labeling regulations, which prohibit “misbranded” devices from entering the market and prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;

•	Medical Device Reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include one or more of the following sanctions:

•	fines, injunctions, and civil penalties;

•	mandatory recall or seizure of our products;

•	administrative detention or banning of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our request for 510(k) clearance or pre-market approval of new product versions;

•	revocation of 510(k) clearance or pre-market approvals previously granted; and

•	criminal penalties.

Patents and Licenses

United States Patent Applications

We hold the following patent applications filed with the United States Patent and Trademark Office:

•	Serial No. 10/476,437, captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 3, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Serial No. 60/701,016, captioned WIRELESS MONITOR FOR SLEEP APNEA, filed on July 20, 2005 which relates to a medical monitoring apparatus and, more specifically, to a wireless patch for monitoring sleep apnea; and

•	Serial No. 60/720,997, captioned ELDERLY PATIENT WIRELESS MONITORING SYSTEM, filed on September 27, 2005 which relates to medical monitoring and, more specifically, to a disposable electrode patch and apparatus for wireless monitoring of elderly patients and similarly debilitated individuals.

Stephan Kroecker and Rick Krampe are the inventors named in the patent applications captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM. The inventors have assigned their rights to Telzuit Technologies, LLC, and their assignments have been recorded with the U.S. Patent and Trademark Office. These rights have subsequently been assigned to Telzuit Technologies, Inc., and the assignments have been recorded with the U.S. Patent and Trademark Office.

Michael Vosch is the sole inventor named in the patent applications for WIRELESS MONITOR FOR SLEEP APNEA and ELDERLY PATIENT WIRELESS MONITORING SYSTEM. The inventor has assigned his rights to Telzuit Technologies, LLC, and the assignments have been recorded with the U.S Patent and Trademark Office. These rights have subsequently been assigned to Telzuit Technologies, Inc., and the assignments have been recorded with the U.S. Patent and Trademark Office.

We currently are waiting for initial comment from the United States Patent and Trademark Office for utility patent application serial no. 10/476,437, captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 3, 2003, which generally occurs between two and two and one-half years after submission, based upon current Patent and Trademark Office staffing levels. We anticipate that it will take 3 to 5 years for this patent application to issue.

Provisional patent application serial no. 60/701,016 captioned WIRELESS MONITOR FOR SLEEP APNEA filed on July 20, 2005, and Serial No. 60/720,997 captioned ELDERLY PATIENT WIRELESS MONITORING SYSTEM filed on September 27, 2005, will not be examined by the United States Patent and Trademark Office. The patent for the sleep apnea wireless monitor was converted to a utility patent application on July 19, 2006 and has been assigned Serial No. PCT/US06/27771.

Foreign Patents and Patent Applications

We hold the following patents issued in foreign countries for our technology:

•	South African Patent No. 2003/8435 issued November 24, 2004.

•	Singapore Patent No. 200306482-1 issued May 3, 2002.

We also hold the following patent applications filed in foreign countries:

•	Australia – Serial No. 2002308580, captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 27, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Canada – Serial No. 2445385 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 27, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Europe – Serial No. 02769318.3 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on November 12, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	India – Serial No. 0178/DELNP/2003 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 29, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Japan – Serial No. 586810-2002 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 29, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Mexico – Serial No. PA/a/2003/010059 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on November 3, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	New Zealand – Serial No. 529191 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 29, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients; and

•	South Korea – Serial No. 10-2003-7014237 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 24, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients.

Costs and Effects of Compliance with Environmental Laws

There are no special or unusual environmental laws or regulations that will require us to make material expenditures or that can be expected to materially impact the operation of our business.

Employees

At June 30, 2006, we had eleven (11) full-time employees. With the acquisition of the mobile imaging business in August 2006, we now have twenty-one (21) full-time employees. None of our employees are represented by a labor union and we consider our relationships with our employees to be good.

Reports to Security Holders

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Copies of the reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following is a discussion of the financial condition and results of operations of the Company for the fiscal year ended June 30, 2006, the six month transition period ended June 30, 2005, and the fiscal year ended December 31, 2004. This discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Report.

Overview

Telzuit Medical is a company focused on developing and marketing ambulatory medical devices which monitor, measure, and record physiological signals generated by the body. Our initial product is our “StatPatch Wireless Holter Monitor” (the “STATPATCHTM” or the “STATPATCHTM Holter Monitor”), a 12-lead, wireless holter heart monitor which measures, records, and transmits physiological signals associated with a patient’s cardiovascular system. The STATPATCHTM is attached to a patient’s chest and consists of six electrodes that are imbedded in a disposable bandage-like strip. The STATPATCHTM utilizes Philips Medical Systems’ EASITM lead placement to capture electrical impulses of the patient’s heart and then transmits this information via Bluetooth wireless technology to the patient’s personal digital assistant (the “PDA”). The Patch PDA receives, records and stores the electrical activity of the patient’s heart. Every two to four hours, the recorded information is sent through cellular telephone towers, frame relay systems and switching stations. Ultimately, the recorded heart activity information is received by our monitoring system and then evaluated by a licensed medical professional. The STATPATCHTM monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCHTM and returns the PDA to the prescribing physician. In addition the Company provides services to patients through two medical clinics located in the Orlando area and through a mobile imaging business provides services in central and southern Florida. The mobile imaging business was acquired on August 1, 2006.

Development Stage Company

In early 2005, Taylor Madison Corp. discontinued operations and became a shell company with no operations. On May 6, 2005, Taylor Madison Corp. entered into the Share Exchange Agreement with Telzuit Technologies, LLC. Pursuant to the Share Exchange Agreement, Taylor Madison Corp. acquired all of the issued and outstanding capital stock of Telzuit Technologies, Inc., in exchange for 2,207,723 of Taylor Madison Corp.’s Series B Preferred Stock, since converted into 26,492,676 shares of common stock of the Company. The companies are now collectively doing business as Telzuit Medical Technologies, Inc. By acquiring all of the issued and outstanding capital stock of Telzuit Technologies, Inc., Taylor Madison Corp. acquired certain know-how, trade secrets and other proprietary intellectual property rights relating to the development of ambulatory medical devices, including the STATPATCHTM Wireless Holter Monitor (collectively referred to herein as the “STATPATCHTM Technologies”). As a result of the closing of the transactions contemplated by the Share Exchange Agreement, including the 1-for-31 reverse stock split effective August 22, 2005, the owners of Telzuit Technologies, LLC acquired approximately 70% of our voting capital stock. The share exchange was accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

We currently are a development stage company under the provisions of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises”, and have negative cash flows from operations and minimal revenues. We do not anticipate that we will start selling STATPATCHTM until late 2006. We have begun to generate revenues from the outpatient clinic business, although they were minimal during fiscal year 2006. The acquisition of the mobile imaging business on August 1, 2006 has significantly increased revenues. As a consequence of financings we recently completed in May 2006 for an aggregate of $4,941,985 management now believes that we have sufficient cash to continue our business for at least the next twelve (12) months, and the uncertainty as to our ability to continue as a going concern has been eliminated. Telzuit Medical Technologies, Inc. has incurred losses since inception. See “Liquidity And Capital Resources” below.

Recent Events

On August 1, 2006, the Company acquired one hundred percent of the issued and outstanding capital stock of Cedars Diagnostic Labs, Inc., a Florida corporation (“Cedars”) and Atlantic Ultrasound, Inc., a Delaware corporation (“Atlantic”), related entities under common control and operating under the fictitious name “PDS Imaging.” PDS Imaging is a Florida-based mobile ultrasound business, which provides echocardiograms, ultrasound and other outsourced diagnostic services to physicians and health care facilities in Central Florida. As a mobile ultrasound business, PDS Imaging’s technologists travel to doctors offices with ultrasound equipment and supplies on a scheduled basis. The Company believes that the acquisition of PDS Imaging will supplement its existing medical clinic business and enable the Company to access a new and expanded patient base. As presented by the former owners of PDS Imaging on an unaudited basis, PDS Imaging had total assets of approximately $237,171 on the date of acquisition, and a loss of approximately $145,537 from continuing operations for the twelve month period ending December 31, 2005, on gross revenues of approximately $1,100,000 for the twelve month period ending December 31, 2005. The Company paid $644,255 cash and agreed to issue 88,853 shares of its common stock to acquire PDS Imaging. In addition, the Company entered into a Consulting Agreement, effective August 1, 2006 through August 1, 2009 with the former owners of PDS Imaging. As consideration for the consulting services, the Company agreed to pay an additional $12,000 and issue an additional 277,000 Shares of Common Stock to the former owners.

On July 28, 2006, the Company engaged Cross, Fernandez & Riley, LLP as the Company’s new independent registered public accounting firm. Pender Newkirk & Company, CPAs was dismissed as the Company’s independent registered public accounting firm effective July 6, 2006.

On July 11, 2006, Warren D. Stowell resigned as the Company’s Chief Financial Officer, and the Board of Directors appointed Jerry Balter as its new Chief Financial Officer. Mr. Stowell continues to serve as the Company’s President and Chief Executive Officer.

On June 13, 2006, the Board of Directors of the Company named Richard J. Bischoff to serve as a director of the Company. Mr. Bischoff is serving as a Class II Director, with term expiring in 2008.

On May 26, 2006, the Company completed an offering of its 10% Senior Secured Convertible Debentures, Series C Warrants, and Series D Warrants for a total purchase price of $4,941,985 (the “Debenture Offering”). In connection with this Debenture financing, the Company issued (a) a series of its 10% Senior Secured Convertible Debentures having an aggregate original principal balance of $4,941,985, (b) its Series C Common Stock Purchase Warrants exercisable, in the aggregate, for 10,589,969 shares of Common Stock, and (c) its Series D Common Stock Purchase Warrants exercisable, in the aggregate, for 3,529,989 shares of Common Stock. See “Description of Securities” below for additional detail concerning the 10% Senior Secured Convertible Debentures, the Series C Warrants, and the Series D Warrants. Midtown Partners & Co., LLC, an SEC and NASD registered broker-dealer, acted as the lead placement agent in connection with the Debenture Offering. In connection with the Debenture Offering, the Company paid: (a) Midtown Partners cash commissions of $416,878, (b) Midsouth Capital, Inc., an SEC and NASD registered broker dealer, cash commission of $18,900, and (c) Greenwood Partners, L.P., an SEC and NASD registered broker dealer, cash commission of $9,000. The total cash commissions paid by the Company to broker-dealers in connection with the Debenture Offering equaled

$444,778. In addition, Midtown Partners, as lead placement agent, received (a) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 1,407,100 shares of the Company’s Common Stock at an exercise price of $0.35 per share; (b) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 98,450 shares of the Company’s Common Stock at an exercise price of $0.01 per share; (c) a contractual right to receive a common stock purchase warrant exercisable for 1,055,786 shares of common stock at an exercise price of $0.45 per share; (d) a contractual right to receive a warrant exercisable for 351,929 shares of common stock at an exercise price of $1.25 per share; and (e) a contractual right to receive 183,617 shares of common stock.

In connection with our May 26, 2006 Debenture Offering, some holders of Series A Preferred Stock exercised a “Most Favored Nations” contract right in the Investors Right Agreement dated June 22, 2005. As a result, 805,410 shares of Series A Preferred Stock plus accrued dividends of $32,225 were exchanged for (a) 10% Senior Secured Convertible Debentures having an aggregate original principal balance equal to 837,635, (ii) Series C Warrants exercisable, in the aggregate, for 1,794,933 common shares, and (iii) Series D Warrants exercisable, in the aggregate, for 598,310 common shares.

On May 11, 2006, Warren D. Stowell, the Company’s President and Chief Executive Officer, was appointed as Chief Financial Officer of the Company.

On May 8, 2006, the Company entered into a loan agreement with a related party shareholder. The terms of the agreement are as follows: $225,000 of cash and $25,000 of prepaid services with an outside vendor, at an interest rate of 5% per annum, payable on demand.

On March 31, 2006, the Company entered into a software license agreement with an unrelated third party vendor to provide certain software to be used in the operation and delivery of the Company’s initial product, the STATPATCHTM Wireless Holter Monitor, and related services.

On March 16, 2006, the Company’s Registration Statement on Form SB-2, filed with the U.S. Securities and Exchange Commission on November 30, 2005, was declared effective. The Registration Statement on Form SB-2 registered an aggregate of 50,728,328 shares of the Company’s common stock for sale by certain selling security holders.

On March 14, 2006, Donald Sproat, former President, former Chief Executive Officer and former Chief Financial Officer, as well as director, tendered his resignation from all positions as an officer and board member. In connection with the resignation, the Company entered into a settlement agreement with Mr. Sproat whereby the Company cancelled all agreements between the Company and Mr. Sproat, including that certain Employment Agreement entered into on or about January 3, 2005. On March 14, 2006, in connection with Mr. Sproat’s resignation, the Company’s board of directors appointed Warren D. Stowell, a director of the Company, to the position of Chief Executive Officer.

On March 6, 2006, Immediate Quality Care Clinics, Inc., a wholly-owned operating subsidiary of the Company, entered into a billing services agreement with a medical billing company. Immediate Quality Care Clinics, Inc., a Florida corporation, was formed on December 8, 2005 in connection with the Company’s plan to expand its business to include walk-in medical clinics.

On March 1, 2006, the Company entered into a co-marketing agreement with an equipment maker for the sale of the Company’s STATPATCHTM System through the equipment maker’s existing sales and marketing channels.

On January 26, 2006, the Company entered into a consulting agreement with a service provider to write, test and debug software used in connection with our STATPATCHTM System.

On January 23, 2006, the Company retained the consulting services of a medical device engineer to direct the development and launch of our STATPATCHTM Wireless Holter Monitor. However, on March 14, 2006, subsequent to the resignation of the Company’s previous CEO, and as part of the board of director’s review of all outstanding projects, the Company contacted the consultant and requested that the consultant take no further action on behalf of the Company. As of June 12, 2006, the Company is continuing to work with legal counsel to determine the appropriate amount of compensation due under the agreement.

On January 11, 2006, the Board of Directors of the Company named Kenneth Adams to serve as a director of the Company. Mr. Adams is serving as a Class III Director, with term expiring in 2006.

On January 4, 2006, the Company entered into an agreement to lease space for a walk-in medical clinic. The Company previously entered into a lease on November 21, 2005 for its first walk-in clinic, which is currently licensed and operational. The Company anticipates that its second medical clinic will open sometime during the second calendar quarter of 2006.

On December 8, 2005, the Company formed a wholly-owned operating subsidiary, Immediate Quality Care Clinics, Inc., a Florida corporation, to own and operate walk-in medical clinics.

On November 17, 2005, the Company entered into a Financial Communications Services Agreement, with Brainerd Communicators, Inc. (“Brainerd”), pursuant to which Brainerd will work directly with management on message development and implementing initiatives to build awareness of the Company among key financial audiences.

On November 17, 2005, the Company retained two consultants to provide consulting services relating to management advisement, strategic planning and marketing in connection with the business, and advisory and consulting related to the Company becoming a publicly traded and reporting company.

On October 10, 2005, the Company entered into an employment agreement an individual to serve as the Company’s Medical Director. The Medical Director supervises the training of the Company’s medical employees; develops and approves standard procedures and protocols; participates as a member of the Company’s medical advisory board; reports to the appropriate governmental entities regarding Medicare and Medicaid; and meets with management and health care professionals to review the Company’s products, services, and quality improvement.

On September 21, 2005, the Company entered into a consulting agreement with Thomas Sproat for marketing and promotional activities in connection with the launch of the Company’s initial product. Thomas Sproat is the brother of Don Sproat, the Company’s former Chief Executive Officer, former Chief Financial officer, and a former member of the board of directors. This agreement expired by its terms in December 2005.

On September 19, 2005, the Company entered into an agreement with Warren D. Stowell, the Company’s President, Chief Executive Officer and Chief Financial Officer, for consulting services related to the Company’s plan to develop, own and operate medical clinics. Mr. Stowell also serves as a member of the Company’s board of directors. He has more than twenty-three years of experience in the private and public health care industry.

On August 18, 2005, the Board of Directors of the Company named Chris Phillips to serve as a director of the Company. Mr. Phillips will serve as a Class I Director, with term expiring in 2007.

On August 18, 2005, at a special meeting of the shareholders of the Company, the shareholders approved, by the requisite majority vote, (a) to amend the Company's Articles of Incorporation to increase the authorized common stock, par value $.001 per share, of the Company from 50,000,000 shares to 100,000,000 shares, (b) change the name of the Company to Telzuit Medical Technologies, Inc.; and (c) to effect a 1-for-31 reverse stock split of the issued and outstanding Common Stock, par value $.001 per share, of the Company (collectively, the "Corporate Actions"). NASDAQ effected the 1-for-31 reverse stock split on August 22, 2005, upon receipt of stamped Articles of Amendment and the shareholders’ resolution approving the Corporate Actions, and Telzuit Technologies, LLC converted the 2,207,723 shares of the Company's Series B Preferred Stock into 26,492,676 shares of common stock of the Company (calculated on a post 1-for-31 reverse split basis).

On August 18, 2005, James P. Tolan, Michael J. Vosch, Jon C. Stemples and Warren D. Stowell were elected to serve as directors until the next annual meeting of the shareholders in the year in which their term expires and until their successors are elected and qualified, or until their earlier resignation, removal from office or death.

On July 18, 2005, the Company dismissed De Meo, Young, McGrath as the Company’s independent registered public accounting firm and appointed Pender Newkirk & Company, CPA’s as the Company’s new independent registered public accounting firm.

Research and Development

In December 2004, we completed the design, fabrication and testing of a pre-production model of our first product for commercialization, our battery-operated, digital 12-lead STATPATCHTM Wireless Holter Monitor. As discussed below, the STATPATCHTM will be used as the primary component of a 12-lead ambulatory heart monitor system to acquire, process, amplify and store physiological signal data.

The STATPATCHTM is an ambulatory patient heart monitor and recording system that will allow a patient's heart to be continuously monitored over a period of 24 to 48 hours while the patient carries out his or her daily activities away from the physician's office or hospital. The STATPATCHTM is comprised of a disposable bandage-like strip, which is imbedded with lead sensory connectors. A battery attached to the strip activates the lead sensory connectors to transmit heart activity information. The battery life lasts between 24 and 48 hours, at which time the patient must discard the old patch and replace it with a new one.

In operation, the STATPATCHTM will be used in conjunction with the STATPATCHTM System, which includes a cellular telephone device (commonly referred to as a "PDA") capable of recording the data transmitted from our STATPATCHTM . The testing we have conducted and relied upon from independent sources has lead us to believe that a properly designed PDA device is capable of recording information transmitted from our STATPATCHTM . We, , intend to acquire the STATPATCHTM System from manufacturers of PDA's, modify these devices physically and equip them with software to permit the transmission of heart activity received from the STATPATCHTM.

We are designing a communication system as an intranet through which data collected by our Unit can be transmitted through any form of cellular technology. Information transmitted by each STATPATCHTM System will be routed through cellular towers to a switching station maintained at our corporate offices. We have licensed computer software that will monitor the heart activity of patients wearing our STATPATCHTM . This software, which has been developed by Philips Medical and other medical service providers, can detect irregular heart activity.

Patients using the STATPATCHTM will be able to move around freely while data is collected and sent in near real time from the patient module to the monitoring center. At the conclusion of the recording period, the patient returns the Unit to the cardiologist. The patient's information, having been sent via cell phone to the monitoring center, is then analyzed by the Philips' algorithm. After the prescribing period, the physician is able to access the patient information via secure web portal and download raw data and a report. The physician then interprets all of the information available to him or her to make a diagnosis. The STATPATCHTM System is entirely diagnostic and is not intended to be a life-saving device.

Description of New Products

STATPATCHTM Wireless Event Monitor

The STATPATCHTM Wireless Event Monitor utilizes the same technology as the STATPATCHTM Wireless Holter Monitor. Event monitoring is another method of capturing a patient’s cardiac data and is primarily used when symptoms of an abnormal heart rhythm occur infrequently. The STATPATCHTM Wireless Event Monitor can be used for a longer period of time than a Holter monitor and is consequently more likely to record an abnormal heart rhythm that occurs only infrequently. An event monitoring procedure can last from two to four weeks, according to the instructions of the prescribing physician. The patient replaces the disposable patch with a new one for each day of continuous monitoring. Once the prescribed period has expired, the patient disposes of the patch and returns the PDA to the prescribing physician.

The Company intends to file an application with the FDA for approval of the STATPATCHTM Wireless Event Monitor, which is designed primarily for use with patients in nursing homes and other assisted-living facilities.

STATPATCHTM Sleep Apnea Device

The STATPATCHTM Sleep Apnea Device also utilizes the STATPATCHTM wireless technology to measure, record and transmit cardiac data while a patient is sleeping in the comfort of his or her own home. The Company has filed an application with the U.S. Patent and Trademark Office for this new sleep apnea device, which is designed to assist with diagnosis of this condition in a way that is much less intrusive to the patient than before. It is estimated that sleep apnea currently affects 12 to 25 million people in the United States.

The Company intends to file an application with the FDA for approval of the STATPATCHTM Sleep Apnea Device.

Medical Clinics

The Company has identified key personnel who possess expertise in owning, operating and building medical clinics. The Company has decided to build on this expertise, as well as the Company's prime location in Central Florida, to target the opening of six (6) medical clinics. The Company believes that expanding its current business plan to include the operation of medical clinics may generate positive operating results and a positive cash flow. The Company hopes to create and take advantage of a synergy among the Company's medical clinics, the STATPATCHTM and the pharmaceutical companies and their chosen Clinical Research Organizations.

The Company currently owns and operates two walk-in medical clinics, which are fully licensed and operational. The clinics are owned and operated by Immediate Quality Care Clinics, Inc., a Florida corporation and wholly-owned operating subsidiary of Telzuit Medical Technologies, Inc.

PDS Imaging

On August 1, 2006, the Company acquired one hundred percent of the issued and outstanding capital stock of Cedars Diagnostic Labs, Inc., a Florida corporation (“Cedars”) and Atlantic Ultrasound, Inc., a Delaware corporation (“Atlantic”), related entities under common control and operating under the fictitious name “PDS Imaging.” PDS Imaging is a Florida-based mobile ultrasound business, which provides echocardiograms, ultrasound and other outsourced diagnostic services to physicians and health care facilities in Central Florida. As a mobile ultrasound business, PDS Imaging’s technologists travel to doctors offices with ultrasound equipment and supplies on a scheduled basis. The Company believes that the acquisition of PDS Imaging will supplement its existing medical clinic business and enable the Company to access a new and expanded patient base. As presented by the former owners of PDS Imaging on an audited basis, PDS Imaging had total assets of approximately $237,171 on the date of acquisition, and a loss of approximately $145,537 from continuing operations for the twelve month period ending December 31, 2005, on gross revenues of approximately $1,100,000 for the twelve month period ending December 31, 2005. The Company paid $644,255 cash and agreed to issue 88,853 shares of its common stock to acquire PDS Imaging. In addition, the Company entered into a Consulting Agreement, effective August 1, 2006 through August 1, 2009 with the former owners of PDS Imaging. As consideration for the consulting services, the Company agreed to pay an additional $12,000 and issue an additional 277,000 Shares of Common Stock to the former owners.

Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management. Historical financial information presented is that of Telzuit Technologies, LLC, the legal acquirer of Telzuit Medical Technologies, Inc. pursuant to the Share Exchange Agreement.

Fiscal Year Ended June 30, 2006, Six Month Transition Period Ending June 30, 2005, and Fiscal Year Ended December 31, 2004

REVENUES. Overall net revenues for the year ended June 30, 2006 were $3,540, as compared to net revenues of $0 for the six month period ending June 30, 2005 and net revenues of $0 for the twelve month period ending December 31, 2004. The increase in revenues was due to patient revenues in the two clinics, which both opened at the end of the fourth quarter. The clinics are considered to be in a start up phase. The maturity of the clinics, the acquisition of PDS Imaging and the initiation of sales of the STATPATCHTM System are expected to result in significant increases in sales during fiscal year 2007.

COST OF REVENUES: Cost of revenues for the fiscal year ended June 30, 2006 were $21,821. The cost of revenues during the fiscal year ended June 30, 2006 included salaries of employees for the clinics and disposable medical products utilized in treating patients. There were no related expenses in prior periods since the clinics did not open until fiscal year ending 2006. In the future cost of revenues will encompass the direct operating expenses of the STATPATCHTM, including the cost of materials, costs for communications equipment and other equipment, if we successfully introduce this product; the direct operating expenses of the clinics, including salaries, disposable medical products and rent; and, the direct operating expenses of the newly acquired Cedars Diagnostic Laboratories which includes salaries, disposables and the costs of the equipment.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consisted of payroll and related expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. General and administrative expenses for the year ended June 30, 2006 were $9,751,682, as compared to general and administrative expenses of $1,247,045 for the six month transition period ended June 30, 2005, and $843,307 for the fiscal year ended December 31, 2004. A significant amount of the increase was non-cash payments in stock to directors, officers and consultants, including non-cash payments to the broker-dealer engaged by the Company. In addition, there were significant increases in legal, accounting, and other professional fees during the six month period ending June 30, 2005 and during the fiscal year ending June 30, 2006. The Company has taken steps to control its general and administrative expenses and expects these charges to be significantly lower in fiscal year 2007. Sales and marketing expenses are expected to be substantially higher during fiscal year 2007 because we intend to introduce the STATPATCHTM System and if we achieve sales we expect to pay sales commissions on such sales.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenditures for the fiscal year ended June 30, 2006 were $245,852, as compared to research and development expenditures of $86,446 for the six month transition period ending June 30, 2005, and $341,303 for the fiscal year ended December 31, 2004. These research and development expenses have increased substantially because we have significantly expanded our testing of the STATPATCHTM product as a prelude to the expected introduction of the product in fiscal 2007 R&D expenses were primarily salaries of employees dedicated to R&D and consultants used to support our personnel. We expect to keep R&D expenses at the same level in fiscal year 2007 as they were in 2006. R&D going forward will be focused on expanding the wireless monitoring product line as well as enhancements to the current STATPATCHTM system.

INTEREST EXPENSE. Interest expense increased from $0 and $160,505 for the fiscal year ended December 31, 2004 and the six month transition period ending June 30, 2005, respectively, to $1,158,674 for the fiscal year ended June 30, 2006. For such periods the interest expenses related to non-cash payments. The increase during fiscal year 2006 can be attributed to amortization of approximately $941,000 of debt discount on the Company’s May, 2005 convertible debentures when they converted to Series A Preferred Stock in July 2005, and the addition of interest on the debentures for approximately 35 days during 2006. Interest on the May, 2006 Debentures will continue to be payable during fiscal year 2007, unless such instruments are converted into Common Stock. It is the Company’s current intention to satisfy its interest obligations utilizing Common Stock.

NET INCOME (LOSS). The net loss for the year ended June 30, 2006 was $11,136,327, as compared to a net loss of $1,493,608 for the six month transition period ended June 30, 2005, and $1,183,302 for the twelve month ended December 31, 2004. Also, the net loss attributed to common shareholders was $20,314,810 for the fiscal year ended June 30, 2006, as compared to a net loss attributed to common shareholders of $1,493,608 for the six month transition period ended June 30, 2005, and $1,183,302 for the fiscal year ended December 31, 2004. The increase in net loss for the year ended June 30, 2006 is primarily due to non-cash expenses. These increases include significantly higher interest expense, stock compensation to current and former employees, investor relations and public relations expenses and other professional fees. The Company has undertaken controls that will result in substantial reductions to stock compensation, other professional fees, investor relations expense and public relations expenses. We also expect significant reductions in legal and accounting costs. The increase in net loss attributable to common stockholders is due to Preferred Stock Dividends on the Company’s Series A Preferred Stock, including dividends recorded for the value of Class B warrants issued to the Series A Preferred Holders and the beneficial conversion feature on the Series A Preferred Stock.

Liquidity and Capital Resources

The Company had cash and equivalents of $3,643,722 on June 30, 2006. In connection with the Debenture Financing completed in May 2006, the Company received gross proceeds of $4,941,985. Net cash proceeds from all financing activities, including proceeds of $434,000 from the sale of common stock and Series A Preferred Stock, equaled $4,912,706. As a result, management now believes that the Company has sufficient cash to continue our business for at least the next twelve (12) months. Net Cash used in operations was $2,860,449 for the fiscal year ended June 30, 2006, as compared to $1,151,249 used in operations for the six month period ending June 30, 2005, and $1,197,350 used in operation for the twelve month period ending December 31, 2004. Management believes that approximately half of these expenditures were for activities that are no longer necessary for the Company’s operations which are focused on finalizing development of the STATPATCHTM, the maturation of the clinic business and the further development of our mobile imaging business. The Company has taken steps to significantly reduce its cash burn rate.

During the fiscal year ending June 30, 2006 the company spent $419,707 on equipment purchases which included the outfitting of the clinics and expenditures on computer and communications equipment utilized by the STATPATCHTM business. In addition, we have licensed computer software to monitor the heart activity of patients wearing our STATPATCH. We spent $333,426 for such software. At this time the Company does not have any plans to purchase significant amounts of additional equipment.

Our plan of operation for the twelve-month period following the date of this Annual Report on Form 10-KSB is to continue marketing activities with respect to our STATPATCHTM Wireless Holter Monitor, to continue product development activities with respect to our STATPATCHTM Wireless Event Monitor, STATPATCHTM Sleep Apnea Device, and STATPATCHTM Elderly Wireless Monitor, and to continue our plans to own and operate walk-in medical clinics and our mobile imaging business.

We believe that our cash on hand will be sufficient to cover anticipated expenditures during the twelve month period immediately following the date of this report. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through the acquisition of new products, the depletion of our working capital would be accelerated. To the extent that it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We also may seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

Contractual Obligations and Purchase Obligations

See Note 13 of our financial statements below for a description of our material contractual commitments. The Company does not currently have any material purchase obligations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 2, Significant Accounting Policies, contained in the explanatory notes to our audited financial statements for the year ended June 30, 2006 contained in this filing. On an on-going basis, we evaluate our estimates, including those related to deferred tax assets and valuation allowance, and, fair value of equity instruments issued to consultants for services. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable. Management has also discussed our critical accounting policies and estimates with our audit committee, and the members of the audit committee have reviewed the disclosures set forth below.

Our critical accounting policies include:

Stock-based Compensation

Our company has adopted the fair value method of accounting for stock-based compensation recommended by FASB issued SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). Under SFAS No. 123, companies are required to record compensation expense for all share-based payment award transactions measured at fair value as determined by an option valuation model. Currently, the Company uses the Black-Scholes pricing model to calculate the fair value of its share-based transactions. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, risk-free interest rates, and an expected life of the options. Although the assumptions used reflect management’s best estimate, they involve inherent uncertainties based on market conditions generally outside the control of our company. If future market conditions are different than the assumption used, stock-based compensation expense could be significantly different.

Revenue Recognition

Although at this stage in the Company’s development it has had no significant revenues, management considers revenue recognition a critical accounting policy as it affects the timing of earnings recognition. The Company derives its revenue from one primary source: services provided at its walk-in clinics. The Company recognizes revenues from these services when the services have been performed and are billable.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of equity instruments. SFAS No. 123R supersedes APB Opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows.” Under SFAS No. 123R, companies are required to record compensation expense for all share-based payment award transactions measured at fair value as determined by an option valuation model. Currently, the Company uses the Black-Scholes pricing model to calculate the fair value of its share-based transactions. This statement is effective for small business issuers for fiscal years beginning after December 15, 2005. Since the Company currently recognizes compensation expense at fair value for share-based transactions in accordance with SFAS No. 123, it does not anticipate adoption of this standard will have a significant impact on its financial position, results of operations, or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and SFAS No. 3.” SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and a change required by an accounting pronouncement when the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application of changes as if the new accounting principle had always been used. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The Company believes that the adoption of this standard will not have a significant impact on its financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140.” SFAS No. 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS No. 133. It also allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring for fiscal years beginning after September 15, 2006. The Company has not yet assessed the impact of SFAS No. 155 on its financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

Our principal executive office is currently located at 5422 Carrier Drive, Suite 306, Orlando, Florida 32819. Our premises currently occupy 2,688 square feet. We intend to expand our offices in November 2006 through the lease of an additional 2,316 square feet of space directly proximate to our current location. We believe the additional space will be sufficient to meet our expected expansion and future operating needs. The premises are utilized for general and administrative purposes and include a monitoring center that is part of the service we offer to users of the STATPATCHTM System.

The lease for the corporate offices expires on November 30, 2009. The base annual rent under the lease during the current term of the lease is $47,040, payable in equal monthly installments. Beginning November 1, 2006, with the additional space, the base rent will be $87,500 per annum, subject to 3% per annum increases. The landlord is also entitled to an additional annual rent, payable in monthly installments, representing our proportionate share of the property’s operating expenses, such as property taxes, common area costs, parking lot maintenance, and administrative expenses.

We also lease space for our two outpatient clinics, the “Metrowest Clinic” and the “University Clinic.” We lease 1,518 square feet at 2411 South Hiawassee Road, Suite 23, Orlando, Florida 32835 for the “Metrowest Clinic”. This lease commenced on February 4, 2006 and expires on January 31, 2011. The initial base rent is $45,540 per annum. Annual increases are based on the Consumer Price Index, but will be no less than 4% per annum. We lease 2,485 square feet at 3403 Technological Avenue, Suite 16, Orlando, Florida 32817 for the “University Clinic”. This lease commenced on March 1, 2006 and expires on February 28, 2011. The initial base rent is $39,213 per annum, and annual increases are 4%.

With the acquisition of the mobile imaging business on August 1, 2006, we also acquired ownership or leasehold interests on six (6) vehicles and various medical ultrasound equipment.

In the opinion of management, all of the property described above is adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there were no transactions during the last two fiscal years, and there are no proposed transactions, to which the Company was or is to become a party in which any director, executive officer, director nominee, beneficial owner of more than five percent (5%) of any class of our stock, or members of their immediate families had, or is to have, a direct or indirect material interest.

1.	On May 8, 2006, the Company entered into a loan agreement with Telzuit Technologies, LLC, a related party shareholder. Pursuant to the terms of the agreement, Telzuit Technologies, LLC has loaned cash to the Company, including, $225,000 of cash and 25,000 of prepaid services with an outside vendor, at an interest rate of 5% per annum, payable on demand. These transactions have been treated as expenses of Telzuit Medical Technologies, Inc and have created a liability for Telzuit to repay shares to the third party lender.

2.	On May 26, 2006, the Company competed a private offering of its 10% Senior Secured Convertible Debentures and related warrants. Midtown Partners & Co., LLC (“Midtown Partners”), an SEC and NASD registered broker dealer, acted as the placement agent for the Company in connection with the Private Offering. The Company paid Midtown Partners a total cash commission equal to approximately $436,000 and issued to Midtown Partners warrants as non-cash compensation. Chris Phillips, a director of the Company, is the President and CEO of Apogee Financial Investments, Inc., which is the managing member of Midtown Partners.

3.	On September 21, 2005, the Company entered into a consulting agreement with Thomas Sproat, the brother of Don Sproat, the Company’s former President, Chief Executive Officer, Chief Financial Officer and director. Don Sproat tendered his resignation from all positions as an office and board member on March 14, 2006. Pursuant to the terms of the consulting agreement, Thomas Sproat was to provide promotional marketing support to assist the Company in launching its first product into the U.S. medical marketplace. The consulting agreement expired on December 31, 2005. Thomas Sproat received aggregate compensation under the agreement of 11,750 shares of the Company’s common stock, par value $.001 per share, registered on the Company’s Registration Statement on Form S-8.

4.	During the year ended June 30, 2006, the Company entered into a separation agreement with Don Sproat, the prior CEO. The Company recorded expenses of approximately $133,000 in connection with this agreement. At June 30, 2006, the Company had accrued expenses of $88,970 remaining to be paid under the separation agreement.

5.	In September 2005, the Company engaged Warren Stowell, a director of the Company, as a consultant to support the businesses goal of expanding into the operation of medical clinics. During the year ended June 30, 2006, the Company paid the consultant $65,000. As additional compensation for consulting services, the Company authorized the issuance to Mr. Stowell warrants to purchase 300,000 shares of common stock. The warrants are immediately exercisable, has an exercise price of $0.50 per share, and expires five years from the date of grant. In May 2006, the Company hired the consultant as its CEO and entered into an employment agreement.

6.	On June 30, 2005, the Company engaged Total CFO, LLC (“Total CFO”) to provide consulting and CFO services for a period of one year (the “Total CFO Agreement”). Chris Phillips, a director of the Company, is the managing member of Total CFO. As compensation for services under the Total CFO Agreement, the Company agreed to pay Total CFO a monthly consulting fee of $10,000 for each of the first three months and either $8,500 or $7,500 per month thereafter, depending on whether the Company chooses to use bill pay services provided by Total CFO. The agreement expired in July 2006. The Company paid total CFO approximately $119,000 for the year ended June 30, 2006.

7.	On May 6, 2005, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Lucien Lallouz, Michael B. Wellikoff, Taylor Madison Holdings, Inc. and Chris Phillips, as authorized representative for each of the persons that purchased 10% Convertible Debentures issued by the Company. Pursuant to the Securities Purchase Agreement and the Share Exchange Agreement (discussed in paragraph 4 below), the Company conducted a private offering of securities exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the offered securities were issued only to institutional or accredited investors (the “Private Offering”). Midtown Partners & Co., LLC (“Midtown Partners”), an SEC and NASD registered broker dealer, acted as the placement agent for the Company in connection with the Private Offering. The Company paid Midtown Partners a total cash commission equal to $305,000 and issued to Midtown Partners warrants to purchase, in the aggregate, 1,738,882 shares of the Company’s common stock at an exercise price of $0.60 per share and warrants to purchase, in the aggregate, 676,622 shares of the Company’s common stock at an exercise price of $0.80 per share. Chris Phillips, a director of the Company, is the President and CEO of Apogee Financial Investments, Inc., which is the managing member of Midtown Partners. In addition to the cash commissions and warrants described above, the Company issued 50,583 shares of its Series B Preferred Stock to Midtown Partners for other services performed, which converted into 606,996 shares of common stock upon the 1-for-31 reverse stock split on August 22, 2005.

8.	On May 6, 2005, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Telzuit Technologies, LLC, a Florida limited liability company, Telzuit Technologies, Inc., a Florida corporation, Michael J. Vosch, James P. Tolan, Don Sproat, and Chris Phillips, as authorized representative for each of the persons that purchased 10% Convertible Debentures issued by the Company. Pursuant to the Share Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Telzuit Technologies, Inc. in exchange for 2,207,723 shares of the Company’s Series B Preferred Stock (the “Telzuit Acquisition”). The Telzuit Acquisition closed on May 6, 2005. Each of Michael J. Vosch (a director), James P. Tolan (a director), and Don Sproat (the Chief Executive Officer and a director) serve on the Board of Managers and are officers of Telzuit Technologies, LLC. In addition, each of Michael J. Vosch, James P. Tolan and Don Sproat have a significant ownership interest in Telzuit Technologies, LLC.

9.	As a condition to closing the transactions contemplated in the Share Exchange Agreement, and effective as of May 6, 2005, (a) the Company assigned the certain Lease Agreement between the Company and Turnbury Plaza LTD for office space at 2875 Northeast 191st Street, Suite 501 and Penthouse 2, Aventura Florida 33180 to Taylor Madison Holdings, Inc.; (b) the Company assigned two licensing agreements to Taylor Madison Holdings, Inc., (c) all of the issued and outstanding stock of Taylor Madison Holdings, Inc. was transferred to Lucien Lallouz, the Company’s former Chief Executive Officer and a former director, in consideration for the cancellation of his employment agreement and the satisfaction of other debts owing to Mr. Lallouz; and (d) the Omniscent Loan (as defined below) was satisfied, in full, upon payment of $75,000.

10.	In November 2004, the Company entered into a debt conversion agreement (the “Debt Conversion Agreement”) with Lucien Lallouz (the former Chief Executive Officer and a former director), Michael B. Wellikoff (a former director of the Company) and Omniscent Corp., a Florida corporation whose president is Sharon Lallouz, the wife of Lucien Lallouz. Under the Debt Conversion Agreement, the parties agreed to convert an aggregate of $629,358 of the Company's debt owed to the parties into an aggregate of 18,241,000 shares of the Company’s common stock.

11.	Mr. Lallouz and the Company had agreed to the purchase and sale of up to $200,000 of the Company common stock at $0.05 per share. Pursuant to this agreement, Mr. Lallouz purchased 1,200,000 shares of common stock in exchange for $60,000 of accrued expenses.

12.	In November 2004, the Company assigned its license with Gund, Inc. (the “Gund License Agreement”) to Omniscent Corp., a related party whose President is Sharon Lallouz, the wife of Lucien Lallouz, in exchange for the assumption of liabilities and obligations arising under the Gund License Agreement.

13.	Omniscent Corp. loaned the Company $165,000, which was an interest-free loan due on demand (the “Omniscent Loan”). The Omniscent Loan was paid, in full, effective as of May 6, 2005, as a condition to closing the transactions contemplated in the Share Exchange Agreement. The Company also sold Omniscent Corp. 305,610 shares of the common stock of the Company for $50,000 at $.016 per share, which was approximately 115% of the closing trading price of the Company’s common stock on September 1, 2003.

14.	Chris Phillips, a director of the Company, was extended an invitation and reported to be an advisory director of Business Consulting Group Unlimited (“BCGU”). Chris Phillips has advised the Company that he did not accept the invitation to serve as an advisory director with BCGU and that he does not have any direct or indirect financial interest in BCGU. In May 2005, the Company entered into a consulting agreement with BCGU. Under the terms of the original agreement, the Company was to issue 200,000 shares of restricted common stock to BCGU as compensation for services. These shares were valued at $1,000,000. In November 2005, the agreement was amended to reduce the number of shares of restricted common stock to 150,000. This modification resulted in a $448,750 reduction to the amount of consulting expense to be recognized under the agreement. The 150,000 shares of restricted common stock was issued during the year ended June 30, 2006. Relating the this agreement, for the twelve months ended June 30, 2006, the Company recognized consulting expense of $467,917 and for the six months ended June 30, 2005, the Company recognized $83,333 of consulting expenses.

In addition, in November 2005, the Company entered into a 90 day consulting agreement with the two principals of BCGU. Each of the principals was issued 100,000 shares of common stock valued at $367,500 as payment for these services. Accordingly, the Company recognized an aggregate of $735,000 in consulting expense under these agreements for the year ended June 30, 2006.

On August 22, 2005, the Company effected a 1-for-31 reverse stock split of the issued and outstanding Common Stock of the Company. Except for paragraphs (10), (11), and (13) all amounts of Common Stock shown in this item are calculated on a post-split basis.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are currently quoted on the OTC Bulletin Board (OTCBB) under the symbol “TZMT.” The OTCBB is a regulated provider of pricing and financial information for the over-the-counter (OTC) securities market. From June 2004 until commencement of quotation on OTCBB on August 15, 2005, our common shares were quoted on the Pink Sheets under the symbol “TMDN.” Prior to June 2004, the common shares were quoted on the American Stock Exchange (AMEX) under the symbol “NMC.”

The following table sets forth the quarterly high and low bid prices for our common shares for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions.

Period (Fiscal Year)	High	Low
2006:
Fourth Quarter ending June 30, 2006	$0.65	$0.20
Third Quarter ending March 31, 2006	$2.75	$0.43
Second Quarter ending December 31, 2005	$5.25	$2.39
First Quarter ending September 30, 2005	$5.95	$4.40
2005:
Fourth Quarter ending June 30, 2005[1]	$0.29	$0.016
Third Quarter ending March 31, 2005 [1]	$0.02	$0.016
Second Quarter ending December 31, 2004 [1]	$0.035	$0.011
First Quarter ending September 30, 2004 [1]	$0.07	$0.025

Holders

On July 31 2006, there were 542 registered holders or persons otherwise entitled to hold our common shares pursuant to a shareholders’ list provided by our transfer agent, American Stock Transfer & Trust Company. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in street name.

Registration Rights

The selling security holders have the right to require us to register their common shares with the U.S. Securities and Exchange Commission. These rights are evidenced by a Securities Purchase Agreement and Registration Rights Agreement dated May 26, 2006, and an obligation to register certain shares under the Placement Agent Agreement with certain selling shareholders (collectively, the “Agreements”). These are the sole reasons for

[1]	Amounts have not been adjusted to reflect a 1 for 31 reverse stock split of the Company’s issued and outstanding common stock effective as of August 22, 2005.

our filing this registration statement on behalf of the selling security holders. The Agreements provide, in part, that we are obligated to register (i) all shares of common stock issued or issuable upon conversion of the 10% Senior Secured Convertible Debentures; (ii) all shares of common stock issued or issuable upon exercise of the Series C Warrants; (iii) all shares of common stock issued or issuable upon exercise of the Series D Warrants; and (v) all shares of common stock issued or issuable upon exercise of common stock purchase warrants issued broker-dealers as commissions paid in connection with a private placement of the Company’s securities.

Dividends

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the sole discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors, as our Board may deem relevant at that time. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the common stock as to the payment of dividends. Pursuant to a Securities Purchase Agreement dated as of May 26, 2006, the Company issued a series of 10% Senior Secured Convertible Debentures. Pursuant to the terms of such debentures, the Company has agreed to not issue cash dividends on its equity securities without written consent of the holders of at least 66% of the principal amount of the then outstanding debentures.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2006 about the Company’s common stock that may be issued to employees or directors under the Company’s equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	-0-	-0-	-0-
Equity compensation plans not approved by stockholders	2,300,000-(1), (2)	$0.50(1),(2)	-0-(3)
TOTAL	2,300,000	-0-	-0-

(1)	On June 16, 2006, the Company and Warren Stowell entered into an Employment Agreement effective as of May 8, 2006, which expires May 8, 2009. Pursuant to the terms of the Employment Agreement, Mr. Stowell is eligible to receive a warrant or stock option for the purchase of 2,000,000 shares of common stock at an exercise price of $.50 per share (referred to in this paragraph as the “Warrant Shares”). Twenty-five percent of the Warrant Shares vested on the effective date of the Employment Agreement, and on each anniversary of the effective date of the Employment Agreement an additional twenty-five percent of the Warrant Shares will vest. Neither the Employment Agreement nor the warrant referred to in this paragraph was issued pursuant to a formal equity compensation plan for our directors, officers, and employees. As of the date of this filing, neither the Board of Directors nor shareholders have adopted a formal equity compensation plan for our directors, officers, and employees.

(2)	On May 9, 2006, the Company authorized the issuance to Warren Stowell of a warrant exercisable for 300,000 shares of common stock. The warrants referred to in this paragraph are not issuable pursuant to a formal equity compensation plan for our directors, officers, and employees. As of the date of this filing, neither the Board of Directors nor shareholders have adopted a formal equity compensation plan for our directors, officers, and employees.

(3)	In August 2006, the Company and Jerry Balter entered into an Employment Agreement effective as of July 11, 2006, which expires July 11, 2009. Pursuant to the terms of the Employment Agreement, Mr. Balter is eligible to receive stock options for the purchase of 1,000,000 shares of common stock at an exercise price of $.50 per share (the referred to in this paragraph as the “Warrant Shares”). Twenty-five percent of the Warrrant Shares vested on the effective date of the Employment Agreement, and on each anniversary of the effective date of the Employment Agreement an additional twenty-five percent of the Warrant Shares will vest.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000 for each of the years indicated with respect to services rendered by such persons.

SUMMARY COMPENSATION TABLE (1)

	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards/ Securities Underlying Options SARs(2)		Payouts LTIP Payouts ($)	All Other Compensation ($)
Warren Stowell, Chief Executive Officer(3)	2006		$21,505		$—		$1,000		$279,998	—	$65,000
James Tolan, Senior Vice President	2006 2005 2004	$ $ $	165,519 136,058 64,904	$ $ $	50,000 27,962 10,102	$ $ $	6,000. 5,400 74,976	$ $	1,125,000 — 43,000	— — —	— — —
Michael Vosch, Senior Vice President	2006 2005 2004	$ $ $	165,519 136,058 64,904	$ $ $	50,000 27,962 10,102	$ $ $	6,000 5,400 3,150		$6,883 — —	— — —	— — —
Don Sproat, Chief Executive Officer(4)	2006 2005 2004	$ $ $	165,519 136,057 64,904	$ $ $	75,000 27,961 10,102	$ $ $	6,000 5,400 3,150	$ $	1,125,000 — 32,250	— — —	— — —

1)	Historical financial information presented is that of Telzuit Technologies, LLC, the legal acquirer of Telzuit Medical Technologies, Inc. pursuant to the Share Exchange Agreement dated May 6, 2005. Accordingly, the information for fiscal year ended December 31, 2004 is not comparable to reports filed prior to May 6, 2005.

2)	Amounts reflect fair market value of membership interests of Telzuit Technologies, LLC issued to the executive officers for fiscal years 2004 and 2005. For fiscal years 2006, the amounts reflect the value of stock and warrants awarded to executive officers.

3)	Prior to becoming Chief Executive Officer, Mr. Stowell received $65,000 in cash compensation during fiscal year 2006 related to the development of the out-patient clinic business.

4)	Mr. Sproat resigned as Chief Executive Officer effective March 14, 2006.

Stock Options and Stock Appreciation Rights Grant Table

The following table provides certain information with respect to individual grants during the 2006 fiscal year to each of our named executive officers of common share purchase options or stock appreciation rights relating to our common shares:

Name	Common Shares Underlying Grant Of Options Or SARs	As Percentage Of Option/ SAR Grants To All Employees	Exercise Or Base Price	Expiration Date
Warren Stowell	2,300,000	100%	$0.50	June 16, 2016(1)
Michael Vosch	0	Not Applicable	Not Applicable	Not Applicable
James Tolan	0	Not Applicable	Not Applicable	Not Applicable

(1)	Expiration date will be five years from the date of issuance for 300,000 shares underlying common stock purchase warrants approved, but not yet issued.

Stock Options and Stock Appreciation Rights Exercise And Valuation Table

The following table provides certain information with respect to each of our named executive officers concerning any common share purchase options or stock appreciation rights they may have exercised in fiscal year 2006, and the number and value of any unexercised common share purchase options or stock appreciation rights they may hold as of June 30, 2006:

Named Executive Officer	Shares Acquired On Exercise	Value Realized	Number of securities underlying unexercised options/ SARs at June 30, 2006 (Exercisable/ Unexercisable)	Value of unexercised in-the-money options/ SARs at June 30, 2006 (Exercisable/ Unexercisable)
Warren Stowell	0	Not Applicable	800,000 exercisable/ 1,500,000 unexercisable	0 exercisable/ 0 unexercisable
Michael Vosch	0	Not Applicable	Not Applicable	Not Applicable
James Tolan	0	Not Applicable	Not Applicable	Not Applicable

Compensation of Directors

For each meeting of the Board of Directors attended, each director is entitled to receive 5,000 common shares issued pursuant to the Company’s S-8 Registration Statement and is reimbursed for his or her reasonable expenses for attending Board and Board committee meetings. Director compensation is paid, in shares, after each meeting.

Employment Contracts

Warren D. Stowell, President and Chief Executive Officer

On May 8, 2006, Telzuit Medical Technologies, Inc. entered into a three-year employment agreement with Warren Stowell (the “Stowell Employment Agreement”). Under the terms of the Stowell Employment Agreement, Mr. Stowell is entitled to receive a salary of $159,000 per annum, subject to annual increases as determined by the Board of Directors of the Company. In addition, under the terms of the Stowell Employment Agreement, Mr. Stowell is eligible for a signing bonus of a ten-year option to buy two million shares of Common Stock of the Company at an exercise price of $0.50, subject to a vesting schedule of 25% as of the effective date of the Stowell Employment Agreement and 25% at each anniversary thereof. In addition, under the terms of the agreement, Mr. Stowell is entitled to receive (a) health benefits and coverage, and (b) a monthly car allowance.

Jerry Balter, Chief Financial Officer

On July 13, 2006, Telzuit Medical Technologies, Inc. entered into a three-year employment agreement with Jerry Balter (the “Balter Employment Agreement”). Under the terms of the Balter Employment Agreement, Mr. Balter is entitled to receive a salary of $150,000 per annum. In addition, he is entitled to receive a stock option to purchase one million shares of the Company’s common stock at an exercise price of $0.50 per share, subject to a vesting schedule of 25% as of the effective date of the Balter Employment Agreement and 25% at each anniversary thereof. In addition, under the terms of the Balter Employment Agreement, Mr. Balter is entitled to receive (a) health benefits and coverage, and (b) a monthly car allowance.

Michael J. Vosch, Senior Vice President of Research and Product Development

On January 3, 2005, Telzuit Technologies, LLC entered into a two-year employment agreement with Michael Vosch (the “Vosch Employment Agreement”). On May 6, 2005, the Vosch Employment Agreement was assigned to Telzuit Technologies, Inc., a wholly-owned subsidiary of the Company. Under the terms of the Vosch Employment Agreement, Mr. Vosch is entitled to receive a salary of $150,000 per annum, subject to annual increases based on the increase in the consumer price index, plus three percent (3%). In addition, under the terms of the agreement, Mr. Vosch is (a) eligible for a performance based bonus (to be awarded by the Chief Executive Officer) an amount up to twenty percent (20%) of Mr. Vosch’s base salary, (b) entitled to receive health benefits and coverage, (c) entitled to receive paid life insurance for coverage up to $50,000, and (d) entitled to receive a monthly car allowance.

James P. Tolan, Senior Vice President of Business Development

On January 3, 2005, Telzuit Technologies, LLC entered into a two-year employment agreement with James Tolan (the “Tolan Employment Agreement”). On May 6, 2005, the Tolan Employment Agreement was assigned to Telzuit Technologies, Inc., a wholly-owned subsidiary of the Company. Under the terms of the Tolan Employment Agreement, Mr. Tolan is entitled to receive a salary of $150,000 per annum, subject to annual increases based on the increase in the consumer price index, plus three percent (3%). In addition, under the terms of the agreement, Mr. Tolan is (a) eligible for a performance based bonus (to be awarded by the Chief Executive Officer) an amount up to twenty percent (20%) of Mr. Tolan’s base salary, (b) entitled to receive health benefits and coverage, (c) entitled to receive paid life insurance for coverage up to $50,000, and (d) entitled to receive a monthly car allowance.

Don Sproat, Former President, Former Chief Executive Officer and Former Chief Financial Officer

On January 3, 2005, Telzuit Technologies, LLC entered into a two-year employment agreement with Don Sproat (the “Sproat Employment Agreement”). On May 6, 2005, the Sproat Employment Agreement was assigned to Telzuit Technologies, Inc., a wholly-owned subsidiary of the Company. Under the terms of the Sproat Employment Agreement, Mr. Sproat was entitled to receive a salary of $150,000 per annum, subject to annual increases based on the increase in the consumer price index, plus three percent (3%). In addition, under the terms of the agreement, Mr. Sproat was (a) eligible for a performance based bonus amount up to twenty percent (20%) of Mr. Sproat’s base salary, (b) entitled to receive health benefits and coverage, and (c) entitled to receive a monthly car allowance. On March 14, 2006, Don Sproat resigned as Chief Executive Officer and Chief Financial Officer of the Company for personal reasons and not due to any disagreements with the Company on matters relating to its operations, policies and practices.

Lucien Lallouz, Former Chief Executive Officer

On May 22, 2003, the Company entered into a five-year employment agreement, effective April 1, 2003, with Lucien Lallouz, under which Mr. Lallouz served as Chief Executive Officer of the Company. Under the terms of the agreement, Mr. Lallouz was to receive an annual base salary of $280,000, subject to an annual ten percent (10%) increase at the discretion of the board of directors. Under the agreement, Mr. Lallouz was entitled to health benefits and coverage, and was entitled to participate in any Company incentive plan. The agreement also entitled Mr. Lallouz to reimbursement for all reasonably incurred business expenses, including travel. Under the agreement, Mr. Lallouz was entitled to six (6) weeks of vacation, including federal holidays. On or about May 6, 2005 Mr. Lallouz resigned as the Chief Executive Officer of the Company. In consideration for cancellation of his employment agreement and satisfaction of certain other debts owing to Mr. Lallouz, all of the issued and outstanding stock of Taylor Madison Holdings, Inc. was transferred to Mr. Lallouz.

Michael Wellikoff, Former Chairman and Interim Chief Financial Officer

On September 1, 2003, effective July 1, 2003, the Company entered into a three-year employment agreement with Dr. Michael Wellikoff, under which Dr. Michael Wellikoff served as Chief Financial Officer of the Company. Under the terms of the agreement, Dr. Wellikoff received an annual salary of $180,000, subject to an annual ten percent (10%) increase at the discretion of the board of directors. Under the agreement, Dr. Wellikoff was entitled to health benefits and coverage, and was entitled to participate in any Company incentive plan. The agreement also entitled Dr. Wellikoff to reimbursement for all reasonably incurred business expenses, including travel. On or about March 31, 2004, Dr. Wellikoff resigned as the Interim Chief Financial Officer. On or about May 6, 2005, Dr. Wellikoff resigned as a director of the Company. The Company was not required to pay any severance pay to Dr. Wellikoff in connection with his resignations.

[Remainder of Page Intentionally Left Blank]

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Telzuit Medical Technologies, Inc.

Orlando, Fl

We have audited the accompanying consolidated balance sheet of Telzuit Medical Technologies, Inc. as of June 30, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. We have also audited the fiscal 2006 information included in the from inception columns of the statements of operations and cash flows. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telzuit Medical Technologies, Inc. at June 30, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Cross, Fernandez & Riley, LLP

Orlando, Fl.

October 26, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TELZUIT MEDICAL TECHNOLOGIES, INC.

Orlando, Florida

We have audited the accompanying consolidated balance sheets of Telzuit Medical Technologies, Inc. (as more fully disclosed in Note 1 under basis of presentation caption) as of June 30, 2005, December 31, 2004 and 2003 and the related statements of operations, changes in stockholders’ equity, and cash flows for the six month period ended June 30, 2005 and the years ended December 31, 2004 and 2003 and the period from Inception April 1, 2000 to June 30, 2005. These financial statements are the responsibility of the management of Telzuit Medical Technologies, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telzuit Medical Technologies, Inc. as of June 30, 2005, December 31, 2004 and 2003 and the results of its operations and its cash flows for the six month period and years then ended and the period from Inception April 1, 2000 to June 30, 2005 in conformity with United States generally accepted accounting principles.

As discussed in Note 15 to the financial statements, an error resulting in an overstatement of equity as of June 30, 2005, was discovered by management of the Company during the current year. Accordingly, the June 30,2005 financial statements have been restated to correct the error.

Pender Newkirk & Company

Certified Public Accountants

Tampa, Florida

September 23, 2005, except for the paragraphs related to the Series A Convertible Preferred Stock in Note 2 and Note 15, and the last two sentences of the third paragraph of Note 10, to which the date is November 1, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

Telzuit Medical Technologies, Inc. & Subsidiaries

(A Development Stage Company)

Consolidated Balance Sheets

	June 30, 2006	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$3,643,722	$2,351,794
Receivables	1,763	—
Prepaid expenses	20,099	1,243,044
Other current assets	58,963	344,275

Total current assets	3,724,547	3,939,113
Property and equipment (net of accumulated depreciation and amortization of $182,363 and $34,667)	823,244	551,231
Intangible assets, net of accumulated amortization of $0	68,158	60,962
Other assets:
Licensed software	333,426	—
Other	—	118,321
Debt Issuance Costs (net of accumulated amortization of $67,066 and of $144,829)	2,347,301	367,340

Total other assets	2,680,727	485,661

TOTAL ASSETS	$7,296,676	$5,036,967

LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)
Current liabilities:
Accounts payable	$79,447	$33,813
Accrued expenses	165,243	176,700
Dividends payable	156,126	—

Total current liabilities	400,816	210,513

Long Term Liabilities — 10% convertible debentures	160,544	144,829

Total liabilities	561,360	355,342
Series “A” convertible preferred stock, $0.001 par value; 7,700,000 shares authorized; 3,301,174 and 2,786,619 shares issued and outstanding and 413,000 shares subscribed at 6/30/05	12,367,108	3,199,619
Stockholders’ equity (deficit):
Series “B” convertible preferred stock, $.001 par value; 2,300,000 shares authorized, 0 and 2,258,306 shares issued and outstanding, respectively	—	2,259
Common stock, $0.001 par value; 100,000,000 shares authorized; 33,831,004 and 947,695 shares issued and outstanding	33,832	948
Common Stock payable	527,334	1,962,826
Additional paid in capital	18,419,270	3,813,392
Deficit accumulated during development stage	(24,612,228)	(4,297,419)

Total stockholders’ equity(deficit)	(5,631,792)	1,482,006

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)	$7,296,676	$5,036,967

See notes to consolidated financial statements

Telzuit Medical Technologies, Inc. & Subsidiaries

(A Development Stage Company)

Consolidated Statements of Operations

	For the twelve months ended June 30, 2006	For the six months ended June 30, 2005	For the twelve months ended December 31, 2004	From Inception April 1, 2000 through June 30, 2006
Revenues	$3,540	$—	$—	$3,540
Cost of Revenues	21,821	—	—	21,821

Gross Margin	(18,281)	—	—	(18,281)
Research and Development Costs	245,852	86,446	341,303	1,124,594
General and Administrative Expenses	9,751,682	1,247,045	843,307	13,024,095

Loss before other Income (Expense)	(10,015,815)	(1,333,491)	(1,184,610)	(14,166,970)
Interest Income	38,162	388	1,309	52,404
Interest Expense	(1,158,674)	(160,505)	—	(1,319,179)

Net Loss	$(11,136,327)	$(1,493,608)	$(1,183,302)	$(15,433,745)
Preferred Stock Dividends	(9,178,483)	—	—	(9,178,483)

Net Loss attributable to Common Shares	$(20,314,810)	$(1,493,608)	$(1,183,302)	$(24,612,228)
Basic and Diluted Net Loss per common share	$(0.76)	$(2.18)	$(3.12)
Weighted average shares outstanding-basic and diluted	26,849,983	684,406	379,767

See notes to consolidated financial statements

Telzuit Medical Technologies, Inc. & Subsidiaries

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity (Deficit)

April 1, 2000 (date of inception) to December 31, 2004

	Class A		Class B		Additional Paid in Capital	Retained Earnings/ (Accumulated Deficit)	Total
	Shares	$	Shares	$
Inception, April 1, 2000

Shares issued for cash	281,108	$281	—	$—	280,827	$—	$281,108
Shares issued for services	500,000	500	—	—	2,500	—	3,000
Shares issued for investor services	495,000	495	—	—	2,475	—	2,970
Shares issued to employees	5,737,000	5,737	—	—	28,685	—	34,422
Net loss for the year ended December 31, 2000	—	—	—	—	—	(144,698)	(144,698)

Balance at December 31, 2000	7,013,108	$7,013	—	$—	$314,487	$(144,698)	$176,802

Shares issued for cash	1,500	2	—	—	1,499	$—	$1,500
Shares issued to employees	2,232,000	2,232	—	—	6,696	—	8,928
Shares issued to board of directors or advisory board	180,000	180	20,000	2,000	(1,380)	—	800
Net loss for the year ended December 31, 2001	—	—	—	—	—	(10,406)	(10,406)

Balance at December 31, 2001	9,426,608	$9,427	20,000	$2,000	$321,301	$(155,104)	$177,624

Shares issued for cash	24,000	24	21,250	2,125	43,101	—	45,250
Shares issued to employees	113,000	113	255,000	25,500	(24,509)	—	1,104
	—	—	—	—	—	—
Net loss for the year ended December 31, 2002	—	—	—	—	—	(248,874)	(248,874)

Balance at December 31, 2002	9,563,608	$9,564	296,250	$29,625	$339,893	$(403,978)	$(24,896)

	Class A		Class B		Additional Paid in Capital	Retained Earnings/ (Accumulated Deficit)	Total
	Shares	$	Shares	$
Effect of July 8, 2003 reorganization to a limited liability company	—	$(44,416)	—	$(19,668)	$(339,893)	$403,978	$—

Balance at January 1, 2003	9,563,608	(34,853)	296,250	9,957	—	—	(24,896)

Shares issued for cash	1,812,040	$1,363,933	—	—	—	—	1,363,933
Shares issued for services	250,000	4,000	149,750	2,396	—	—	6,396
Shares issued to employees	9,250,000	148,000	899,499	14,392	—	—	162,392
Shares issued to advisory board member	—	—	60,000	960	—	—	960
Net loss for the year ended December 31, 2003	—	(1,138,819)	—	(76,673)	—	—	(1,215,492)

Balance at December 31, 2003	20,875,648	$342,262	1,405,499	$(48,968)	$—	$—	$293,294

Shares issued for cash	1,053,742	$1,034,843	5,000	$5,000	$—	$—	1,039,843
Shares issued for services	78,860	3,391	7,500	323	—	—	3,713
Shares issued to employees	750,000	32,250	446,000	19,178	—	—	51,428
Net loss for the year ended December 31, 2004	—	(1,093,721)	—	(89,580)	—	—	(1,183,302)

Balance at December 31, 2004	22,758,250	$319,025	1,863,999	$(114,048)	$—	$—	$204,976

See notes to consolidated financial statements

Telzuit Medical Technologies, Inc. & Subsidiaries

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity (Deficit)

From January 1, 2005 to June 30, 2006

	Class A		Class B		Common Stock		Common Stock Payable		Series B Preferred Stock		Additional Paid in Capital	Deficit Accumulated during development stage	Total
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$
Telzuit Technologies, LLC balance on January 1, 2005	22,758,250	$319,025	1,863,999	$(114,048)	—	$—	—	$—	—	$—	$—	$—	$204,977
Shares issued for cash	472,500	472,500	—	—	—	—	—	—	—	—	—	—	472,500
Shares issued to employees	10,000	480	—	—	—	—	—	—	—	—	—	—	480
Class B exchanged for Class A	1,863,999	(114,048)	(1,863,999)	114,048	—	—	—	—	—	—	—	—	—
Telzuit Technologies, LLC net loss for the period ending May 6, 2005	—	(360,698)	—	—	—	—	—	—	—	—	—	—	(360,698)
Acquisition and recapitalization on May 6, 2005	(25,104,749)	(317,258)	—	—	29,378,559	29,379	—	—	2,207,723	2,208	3,143,627	(3,164,509)	(306,553)
Value of warrants and beneficial conversion feature associated with 10% Convertible Debentures issued May 5, 2005	—	—	—	—	—	—	—	—	—	—	1,057,250	—	1,057,250
Service contract entered into as part of the share exchange agreement dated May 6, 2005	—	—	—	—	—	—	—	—	50,583	51	564,456	—	564,507
Service agreement with legal counsel dated April 10, 2005 not issued at year end	—	—	—	—	—	—	930,000	40,576	—	—	—	—	40,576
Service contract entered into on May 30, 2005 for stock not issued at year end	—	—	—	—	—	—	5,425,000	922,250	—	—	—	—	922,250
Issuance costs related to May 30, 2005 service contract	—	—	—	—	—	—	—	—	—	—	(693,195)	—	(693,195)
Service contract entered into on June 20, 2005 for stock not issued at year end	—	—	—	—	—	—	6,200,000	1,000,000	—	—	—	—	1,000,000
Issuance costs related to Series A Convertible Preferred Stock offerings	—	—	—	—	—	—	—	—	—	—	(287,177)	—	(287,177)
Effect of 1-for-31 reverse stock split on August 22, 2005	—	—	—	—	(28,430,864)	(28,431)	(12,150,000)	—	—	—	28,431	—	—
Consolidated net loss for the period May 6, 2005 through June 30, 2005	—	—	—	—	—	—	—	—	—	—	—	(1,132,910)	(1,132,910)

Total stockholders equity at June 30, 2005	—	$—	—	$—	947,695	$948	405,000	$1,962,826	2,258,306	$2,259	$3,813,392	$(4,297,419)	$1,482,007

Conversion of Series B Preferred Stock to Common Stock, August 2005	—	—	—	—	27,099,672	27,099	—	—	(2,258,306)	(2,259)	(24,840)	—	—
Shares issued to employees for services, August 2005	—	—	—	—	29,000	29	—	—	—	—	166,721	—	166,750
Shares issued to board members for services, August 2005	—	—	—	—	45,000	45	—	—	—	—	258,705	—	258,750
Shares committed to vendors not issued, August 2005	—	—	—	—	—	—	12,500	67,813	—	—		—	67,813
Shares committed to vendors not issued, August 2005	—	—	—	—	—	—	60,333	241,334	—	—		—	241,334
Shares issued to employees for services, September 2005	—	—	—	—	405,000	405	—	—	—	—	2,278,345	—	2,278,750
Shares issued to board members for services, September 2005	—	—	—	—	10,000	10	—	—	—	—	57,490	—	57,500
Shares issued to service providers, September 2005	—	—	—	—	30,000	30	(30,000)	(40,576)	—	—	40,546	—	—
Cashless exercise of warrants for shares — September 2005	—	—	—	—	345,616	346	—	—	—	—	(346)	—	—
Share issued to board members — October 2005	—	—	—	—	25,000	25	—	—	—	—	115,600	—	115,625
Amendment to consulting agreement — November 2005	—	—	—	—	—	—	(50,000)	(448,750)	—	—		—	(448,750)
Shares issued to vendors — October 2005	—	—	—	—	200,000	200	—	—	—	—	734,800	—	735,000
Shares issued to employees — November 2005	—	—	—	—	4,000	4	—	—	—	—	17,206	—	17,210
Shares issued to vendors — November 2005	—	—	—	—	1,500	2	—	—	—	—	6,452	—	6,454
Shares issued to vendors — November 2005	—	—	—	—	9,000	9	—	—	—	—	41,573	—	41,582
Cashless exercise of warrants for shares — November 2005	—	—	—	—	1,010,515	1,011	—	—	—	—	(1,011)	—	—
Share issued to board members — November 2005	—	—	—	—	30,000	30	—	—	—	—	113,970	—	114,000
Shares issued to vendors — December 2005	—	—	—	—	750	1	—	—	—	—	1,654	—	1,655
Shares issued to vendors — December 2005	—	—	—	—	2,750	3	—	—	—	—	6,066	—	6,069
Shares issued to board members — December 2005	—	—	—	—	30,000	30	—	—	—	—	100,470	—	100,500
Cashless exercise of warrants for shares — January 2006	—	—	—	—	132,422	132	—	—	—	—	(132)	—	—
Shares issued to employees — January 2006	—	—	—	—	2,000	2	—	—	—	—	4,412	—	4,414
Shares issued to board members — January 2006	—	—	—	—	5,000	5	—	—	—	—	16,745	—	16,750
Shares issued to vendors — January 2006.	—	—	—	—	750	2	—	—	—	—	1,480	—	1,482
Shares issued to board members — March 2006	—	—	—	—	100,000	100	—	—	—	—	143,480	—	143,580
Shares issued to employees — March 2006	—	—	—	—	6,000	6	—	—	—	—	7,894	—	7,900
Share issued to vendors — March 2006	—	—	—	—	1,500	2	—	—	—	—	1,479	—	1,481
Conversion of Series A Convertible Preferred stock to common stock — March 2006	—	—	—	—	233,334	233	—	—	—	—	—	—	233
Cashless exercise of warrants for shares — March 2006	—	—	—	—	512,213	512	—	—	—	—	(512)	—	—
Warrants issued for consulting services — March 2006	—	—	—	—	—	—	—	—	—	—	20,000	—	20,000
Conversions of Series A Convertible Preferred Stock to common stock — April 2006	—	—	—	—	1,912,398	1,912	—	—	—	—	—	—	1,912
Accrued dividends on Series A Convertible Preferred stock, May 2006	—	—	—	—	—	—	—	—	—	—	—	(156,126)	(156,126)
Common stock issued for dividends on Series A Convertible Preferred stock, May 2006	—	—	—	—	45,480	44	—	—	—	—	24,696	(24,740)	—
Additional Common stock issued for Series A Convertible Preferred stock dividends, May 2006	—	—	—	—	118,990	119	—	—	—	—	250,590	(250,709)	—
Series A Convertible Preferred stock dividends — paid through issuance of convertible debenture	—	—	—	—	—	—	—	—	—	—	—	(32,225)	(32,225)
Shares issued to Vendor — April 2006	—	—	—	—	187,500	188	(187,500)	(990,063)	—	—	989,875	—	—
Shares issued to Vendor — April 2006	—	—	—	—	150,000	150	(150,000)	(551,250)	—	—	551,100	—	—
Shares issued to Board member — April 2006	—	—	—	—	5,000	5	—	—	—	—	16,745	—	16,750
Shares issued to Employee — May 2006	—	—	—	—	6,000	6	—	—	—	—	2,770	—	2,776
Shares issued to Vendor — May 2006	—	—	—	—	750	1	—	—	—	—	2,796	—	2,797
Shares issued to Vendor — June 2006	—	—	—	—	2,250	2	—	—	—	—	1,032	—	1,034
Shares issued to Vendor — June 2006	—	—	—	—	10,000	10	—	—	—	—	5,390	—	5,400
Shares issued to board members — June 2006	—	—	—	—	8,219	8	—	—	—	—	4,893	—	4,901
Shares issued to Vendor — June 2006	—	—	—	—	20,700	21	—	—	—	—	9,979	—	10,000
Shares issued to Vendor — June 2006	—	—	—	—	25,000	25	—	—	—	—	26,879	—	26,904
Shares issued to Board members — June 2006	—	—	—	—	95,000	95	—	—	—	—	41,205	—	41,300
Shares issued to Vendor — June 2006	—	—	—	—	25,000	25	—	—	—	—	10,475	—	10,500
Value of Beneficial Conversion Feature on May 2006 Convertible Debentures	—	—	—	—	—	—	—	—	—	—	2,064,152	—	2,064,152
Value of Warrants issued to purchasers of May 2006 Convertible Debentures	—	—	—	—	—	—	—	—	—	—	3,715,468	—	3,715,468
Value of Warrants issued to broker/dealers for May 2006 Convertible Debentures	—	—	—	—	—	—	—	—	—	—	1,951,088	—	1,951,088
Value of Warrants issued to employee — May 2006	—	—	—	—	—	—	—	—	—	—	279,998	—	279,998
Sale of additional shares — May 2006	—	—	—	—	—	—	—	—	—	—	250,000	—	250,000
Shares committed to shareholder — April 2006	—	—	—	—	—	—	550,000	286,000	—	—	298,500	—	584,500
Preferred stock dividend related to Series A Preferred Stock penalty warrants — May 2006	—	—	—	—	—	—	—	—	—	—	—	(4,883,993)	(4,883,993)
Preferred stock dividend related to beneficial conversion feature on Series A convertible Preferred stock — May 2006	—	—	—	—	—	—	—	—	—	—	—	(3,830,690)	(3,830,690)
Net Loss for the year ended June 30, 2006	—	—	—	—	—	—	—	—	—	—	—	(11,136,327)	(11,136,327)

Total Shareholder Equity (deficit) at June 30, 2006	—	$—	—	$—	33,831,004	$33,832	610,333	$527,334	—	$—	$18,419,270	$(24,612,228)	$(5,631,792)

See notes to consolidated financial statements

Telzuit Medical Technologies, Inc. & Subsidiaries

(A Development Stage Company)

Consolidated Statements of Cash Flows

	For the 12 months ended June 30, 2006	For the 6 months ended June 30, 2005	For the 12 months ended December 31, 2004	From Inception April 1, 2000 through June 30, 2006
Net Loss	(11,136,327)	(1,493,608)	(1,183,303)	(15,433,745)

Operating Activities
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	147,694	12,228	16,672	182,361
Amortization of debt discount and financing costs	1,507,371	144,829	—	1,652,200
Non-cash compensation related to stock based transactions	6,079,696	475,367	55,141	6,831,176
Services paid by shareholder on behalf of the Company	584,502	—	—	584,502
Loss on Disposal of Assets	—	—	—	15,878
(Increase) Decrease in assets:
Receivables	(1,763)	—	—	(1,763)
Prepaid expenses	(498,547)	(6,419)	(31,261)	(498,547)
Other current assets	285,312	(246,974)	—	241,189
Other long-term assets	118,321	—	—	(138,279)
Increase (Decrease) in liabilities:				—
Accounts Payable	45,632	(31,779)	(44,673)	79,444
Accrued expenses	7,660	(4,893)	(9,926)	(57,019)

Net Cash Used in Operating Activities	(2,860,449)	(1,151,249)	(1,197,350)	(6,542,603)

Investing Activities
Investment in Intangible Assets	(7,196)	(5,000)	—	(68,158)
Increase in licensed software	(333,426)	—	—	(333,426)
Purchase of property and equipment	(419,707)	(470,545)	(54,077)	(1,010,623)

Net Cash Used in Investing Activities	(760,329)	(475,545)	(54,077)	(1,412,207)

Financing Activities
Proceeds from Issuance of Series A Convertible Preferred stock, net	184,000	—	—	184,000
Proceeds from sale of common stock	250,000	—	—	250,000
Debt issuance costs	(463,279)			(463,279)
Proceeds from issuance of convertible debentures	4,941,985	1,057,250	—	5,999,235
Proceeds from related party borrowing	—	—	5,000	10,500
Repayment of Loan to Related Party	—	(80,000)	—	(85,500)
Proceeds from issuance of common stock	—	2,971,942	1,039,844	5,703,576

Net Cash Provided by Financing Activities	4,912,706	3,949,192	1,044,844	11,598,532

Net Increase (Decrease) in Cash and Cash Equivalents	1,291,928	2,322,398	(206,583)	3,643,722
Cash and Cash Equivalents at Beginning of Period	2,351,794	29,396	235,979	—

Cash and Cash Equivalents at End of Period	3,643,722	2,351,794	29,396	3,643,722

Non-cash Investing and Financing Activities:
Warrants and stock issued for debt issuance costs	1,951,088	—	—	—
Debt discount on May 2006 convertible debentures	5,779,620	1,057,250	—	—
May 2005 convertible debentures and interest converted into Series A Preferred Stock	1,076,367	—	—	—
Series A Preferred Stock converted to May 2006 convertible debentures	837,635	—	—	—
Conversion of Series B Preferred Stock to common stock	27,099	—	—	—
Series A Preferred Stock dividend related to penalty warrants	4,883,993	—	—	—
Series A Preferred Stock dividend related to beneficial conversion feature	3,830,690	—	—	—
Accrued dividends on Series A Preferred Stock	156,126	—	—	—
Series A Preferred Stock dividends paid through issuance of common stock	275,449	—	—	—
Cashless exercise of warrants for common stock	2,001	—	—	—
Conversion of Series A Preferred Stock to common stock	2,145	—	—	—
Liabilities Assumed in Acquisition of shell	—	306,553	—	—
Receivables recorded for stock issued subsequent to year end	—	344,275	—	—
Prepaid expenses incurred with issuance of stock	—	1,427,976	—	—

See notes to consolidated financial statements

Telzuit Medical Technologies, Inc. & Subsidiaries

(A Development Stage Company)

Notes to Consolidated Financial Statements

1. ORGANIZATIONAL MATTERS

Background Information and Basis of Presentation

Telzuit Medical Technologies, Inc. (the “Company” or “Telzuit Medical”) was incorporated in Florida on September 26, 2001 under the name Nimbus Group, Inc. Due to the reverse acquisition described below, the Company’s date of inception is April 1, 2000, the date Telzuit Technologies, Inc., the predecessor Company, was incorporated. On April 1, 2004, the Company changed its name from “Nimbus Group, Inc.” to “Taylor Madison Corp.” On August 18, 2005, the Company changed its name from “Taylor Madison Corp.” to its current name, “Telzuit Medical Technologies, Inc.”

During fiscal year 2004, the Company turned its focus to the development and wholesale distribution of fragrances and skincare products, both proprietary and under license. In connection with such plan for the development and wholesale distribution of fragrances, skincare products and other products, the Company acquired licensing rights to certain brands that enabled the Company to enter into sub-licensing and distribution agreements, which generated income for the Company in 2004. The Company did not directly manufacture or purchase any products or take positions in inventory.

The Company discontinued such operations in 2005 and became a shell company, exploring the viability of acquiring an operating company. In April of 2005, the Company formed a wholly-owned subsidiary, Taylor Madison Holdings Inc. (“Taylor Holdings”) and transferred all shares of stock of Nimbus Jets and Take To Auction to Taylor Holdings and Taylor Holdings ownership was subsequently transferred to the former President of Taylor Madison Corp. The transfer constituted full satisfaction of all outstanding obligations owed by the Company to this former officer.

Telzuit Technologies, LLC (“Telzuit LLC”) is a Florida limited liability company established in 2003. As such, the potential liability of its members is limited to their individual investments in the Company. Telzuit Technologies, Inc. (the “Predecessor” or “Telzuit Inc.”) was a Florida corporation established April 1, 2000. Effective July 8, 2003, all assets and liabilities of the Predecessor were merged with Telzuit LLC. The accompanying financial statements present the combined operating results of Telzuit LLC and the Predecessor and give effect to the merger as of January 1, 2003 which resulted in the issuance of Class A and Class B membership interests to the common and preferred stockholders, respectively, on a one for one basis.

On May 6, 2005, pursuant to its plan to acquire an operating company, Taylor Madison Corp. (“Taylor Madison”) entered into a Share Exchange Agreement and acquired all of the issued and outstanding capital stock of Telzuit Inc. from Telzuit LLC, in exchange for 2,207,723 of the Company’s Series B Preferred Stock. Upon completion of the 1-for-31 reverse stock split effective August 22, 2005 (see below), such shares of Series B Preferred Stock automatically converted into 26,492,676 shares of common stock of the Company. Due to the conversion rate (12 to 1), irrevocable proxies, and reverse stock split, upon completion of the Share Exchange Agreement, Telzuit LLC obtained majority voting control of Taylor Madison. The transaction was accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations” in which Taylor Madison was acquired by Telzuit Inc (a reverse acquisition in which Telzuit Inc. is considered the predecessor and acquirer for accounting purposes). On August 18, 2005, Taylor Madison changed its name to Telzuit Medical Technologies, Inc, the Company’s current name. By acquiring all of the issued and outstanding capital stock of Telzuit Inc., the Company acquired certain know-how, trade secrets and other proprietary intellectual property rights relating to the development of ambulatory medical devices, including the StatPatch Wireless Holter Monitor (collectively referred to herein as the “StatPatch Technologies”).

On December 8, 2005, the Company formed a wholly-owned operating subsidiary, Immediate Quality Care Clinics, Inc., to own and operate walk-in medical clinics the Company plans to open.

The financial statements included herein represent the accounts of the Company (formerly Taylor Madison and Telzuit, Inc., the predecessor and accounting acquirer) and its wholly owned subsidiary Immediate Quality Care Clinics, Inc. Proforma information for Taylor Madison, as though it was consolidated for the periods presented herein is not presented for there was no operating activity for that entity for those periods. All intercompany accounts and transactions have been eliminated in consolidation.

Nature of Business

Since inception, Telzuit Medical and Telzuit, Inc. (the predecessor company) have primarily been conducting research and development of a remote electro-heart monitoring system. The system consists of a “Biometric Monitoring Patch” and “Personal Digital Assistant” and is being designed to allow physicians to monitor heart patients through a wireless cellular communication network. The Company has not generated any significant revenue from these operations. In December 2005, the Company formed a wholly owned subsidiary, Immediate Quality Care Clinics, Inc., to provide primary care medical services to patients on a walk in basis. The Company currently is a development stage company under the provisions of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Reverse Stock Split

On August 18, 2005, the Company’s shareholders approved a 1-for-31 reverse stock split of the issued and outstanding common stock effective as of the open of market on August 22, 2005. All share amounts, exercise prices relating to share purchase options and warrants, and earnings per share amounts referred to in these financial statements and notes are presented on a post-split basis except for on the accompanying statement of stockholders’ equity (deficit) from May 6, 2005 through June 30, 2005.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—These financial statements have been prepared in accordance with generally accepted accounting principles of the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications—Certain reclassifications were made to the June 30, 2005 financial statements to conform to the classifications used in the June 30, 2006 financial statements.

Revenue Recognition—Although at this stage in the Company’s development it has had no significant revenues, management considers revenue recognition a critical accounting policy as it affects the timing of earnings recognition. The Company derives its revenue from one primary source: services provided at its walk-in clinics. The Company recognizes revenues from these services when the services have been performed and are billable.

Fair Value of Financial Instruments—The carrying values of cash and short-term receivables and payables approximate their fair values due to their short maturities. At June 30, 2006 the fair value of the convertible debentures was carried at $160,544 and their face value was $5,779,620. At June 30, 2005 the fair value of the convertible debentures was carried at $144,829 and their face value was $1,057,250. These differences are attributed to the discount associated with the Black-Scholes value of warrants and the intrinsic value of the beneficial conversion feature embedded in the debentures.

Cash and Cash Equivalents—Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment—The Company records property and equipment at historical cost and expenses maintenance and repairs as incurred. It is the policy of the Company to capitalize items greater than or equal to $1,000 and provide depreciation based on the estimated useful life of individual assets, calculated using the straight line method. For income tax purposes the Company uses accelerated depreciation methods.

Estimated useful lives are as follows:

Years
Furniture and equipment	5 - 7
Computer hardware	5
Leasehold Improvements	5
Software	5

Intangible Assets—Intangible assets include the costs of applying for patents which are capitalized and amortized on a straight line basis over the lesser of the patents’ economic or legal life (17 years in the United States). Capitalized costs are expensed if the patent is not granted.

Impairment of long-lived Assets—The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. During the period from inception, April 1, 2000 through June 30, 2006, no impairment loss was recognized.

Debt Issuance Costs—In connection with the debenture financings, the Company incurred debt issuance costs in the form of commissions and warrants which were paid to broker/dealers and their affiliates. The Company captures these costs and treats them as capital costs which are amortized over the life of the debenture using the straight line method of amortization, which approximates the effective interest method.

Advertising Costs—Advertising costs are expensed as incurred and amounted to $11,651 for the twelve months ended June 30, 2006, $697 for the six months ended June 30, 2005 and $2,401 for the 12 months ended December 31, 2004. From inception, April 1, 2000 through June 30, 2006, the Company has incurred $22,429 in advertising costs.

Research and Development Costs—Research and development costs consist of expenditures for the research and development of patents and technology, which are not capitalizable. The Company’s research and development costs consist mainly of payroll and payroll related expenses, consultants, testing and FDA regulatory expenses.

Software—Under the provisions of Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” (SOP 98-1) the Company capitalizes costs associated with customized internal-use software systems that have reached the application stage and meet recoverability tests. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. In addition, the Company capitalizes costs incurred for enhancements or modifications to the software that result in additional functionality to the software’s performance. Capitalized costs are amortized using the straight-line method over the estimated useful life of five years. Capitalized internal use software costs of $97,658 and $0 are included in property and equipment in the accompanying balance sheets as of June 30, 2006 and June 30, 2005, respectively.

Income Taxes—Deferred income taxes result primarily from temporary differences between financial and tax reporting methods and operating loss carry forwards. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce a deferred tax asset to an amount that is expected to more likely than not be realized.

Net Loss Per Common Share—The Company applies SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per common share. The Company computes basic loss per share by dividing net loss attributable to common shares by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Potential common shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

The Company did not have the information readily available and has not been characterized as a development stage company for the entire period, “From Inception, April 1, 2000 to June 30, 2006”, therefore it has omitted the basic and diluted per share disclosure for this period. The convertible preferred stock, options and warrants outstanding during all periods were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive. The amount of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, convertible debentures, and warrants excluded from the computation for the twelve months ended June 30, 2006 were 9,431,926, 0, 16,513,200, and 34,055,690, respectively. The amount of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, convertible debentures, and warrants excluded from the computation for the six months ended June 30, 2005 were 4,644,365, 27,099,672, 2,682,315, and 11,096,991, respectively. For the year ended December 31, 2004, the Company had options for 33,742 shares of common stock that were not included in the computation of diluted net loss per common share as their effect was antidilutive.

Stock subscribed—Stock subscribed consists of Series A Preferred stock committed to investors in which receipt of funds were still outstanding at June 30, 2005. All funds were received in July 2005.

Stock payable—Stock payable consists of stock committed but not yet issued to service providers or other stockholders at year end.

Class A membership units—Class A membership units were previously holders of the common stock of Telzuit Technologies, LLC. Each Class A unit has one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding Class A units will be able to elect all of the directors. Significant transactions such as amendments to the articles of organization, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding Class A units. Other matters to be voted upon by the holders of Class A units also require the affirmative vote of a majority of the members present at the particular Shareholders’ meeting.

Class B membership units—Class B members were previously holders of the preferred stock of Telzuit Technologies, LLC. Class B members generally do not have voting rights, but are entitled to all other rights of Class A Members. On April 19, 2005 all Class B membership units were converted to Class A units. The converted Class A units were given all the rights and obligations of a Class A membership unit listed above.

Series A Convertible Preferred Stock—On June 22, 2005, the board of directors designated 7,700,000 of preferred shares as Series ’A’ Convertible Preferred stock (“Series A Preferred Stock”). The holders of Series A Preferred stock have the right to vote on an as-converted basis, with the common shareholders on all matters submitted to a vote. Each share of Series A Preferred stock is convertible into common stock at a price of sixty cents ($.60) per share of common stock, subject to adjustment. In connection with the May 2006 convertible debenture financing, (see Note 11) the conversion price was reduced to thirty-five cents ($0.35) per share. In addition, the holders of Series A Preferred stock at the discretion of the Company are entitled to receive a dividend equal to ten percent (10%) payable semi-annually. In the event of liquidation, dissolution or winding up of the company either voluntarily or involuntarily Series A Preferred holders are entitled to receive an amount equal to the Stated Value of the Preferred stock ($1.00) plus any accrued but unpaid dividends. Series A Preferred shares rank senior to the Company’s common stock, Series B Preferred stock, and any other securities the Company may issue.

Series B Convertible Preferred Stock—On May 6, 2005, the Company’s board of directors designated 2,300,000 of the preferred shares as Series ’B’ Convertible Preferred Stock (“Series B Preferred Stock”). The holders of Series B Preferred Stock have the right to vote on an as-converted basis, with the common shareholders on all matters submitted to a vote. Each share of Series B Preferred stock converts into 12 shares of common stock. Holders of Series B Preferred stock are entitled to participate ratably, on an as converted basis, with the common stock holders in the payment of dividends. In the event of any liquidation, dissolution, or winding up of the company, either voluntarily or involuntarily, the holders of Series B Preferred stock would participate ratably, on an as-converted basis, with the Company’s common stock as to any distribution of assets. The Series B Preferred stock ranks junior to the Company’s Series A Preferred stock and ranks equal, on an as-converted basis, with the Company’s common stock. On August 22, 2005 all of the outstanding shares of the Series B Preferred Stock automatically converted into 26,492,676 shares of common stock pursuant to the Share Exchange Agreement by and among Telzuit Technologies, LLC, Telzuit Technologies, Inc., and Taylor Madison Corp as discussed in Note 1.

Stock-Based Compensation—The Company has elected to record compensation expense measured at fair value for all stock-based award transactions under the provisions of SFAS 123 “Accounting for Stock Based Compensation” (SFAS No. 123). In instances where shares were issued as compensation the Company uses the average of the high and low price for the day, on the measurement date, to value the shares. In cases where warrants were issued, the fair value of the warrants is determined on the date of grant using the Black-Scholes option pricing model with the following assumptions. No dividend yield, volatility ranging from 60% to 380%, risk free interest rate ranging from 3.94% to 5.06% and expected lives ranging from 60 to 120 months for the year ended June 30, 2006. No dividend yield, volatility of 92.2%, risk free interest rate of 3.73% and expected lives of 6 months for the six months ended June 30, 2005.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of equity instruments. SFAS No. 123R supersedes APB Opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows.” Under SFAS No. 123R, companies are required to record compensation expense for all share-based payment award transactions measured at fair value as determined by an option valuation model. Currently, the Company uses the Black-Scholes pricing model to calculate the fair value of its share-based transactions. This statement is effective for small business issuers for fiscal years beginning after December 15, 2005. Since the Company currently recognizes compensation expense at fair value for share-based transactions in accordance with SFAS No. 123, it does not anticipate adoption of this standard will have a significant impact on its financial position, results of operations, or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and SFAS No. 3.” SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and a change required by an accounting pronouncement when the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application of changes as if the new accounting principle had always been used. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The Company believes that the adoption of this standard will not have a significant impact on its financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140.” SFAS No. 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS No. 133. It also allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring for fiscal years beginning after September 15, 2006. The Company has not yet assessed the impact of this SFAS on its financial position, results of operations or cash flows.

3. PREPAID EXPENSES

As of June 30, 2006 and 2005, prepaid expenses consisted of the following items:

	June 30, 2006	June 30, 2005
Vendor merchandise credit	$—	$32,700
Prepaid marketing	—	916,667
Prepaid rent	8,887	—
Prepaid Professional Fees	—	282,253
Other	11,212	11,424

Total prepaid expenses	$20,099	$1,243,044

4. PROPERTY AND EQUIPMENT

The Company’s property and equipment as of June 30, 2006 and 2005 is as follows:

	June 30, 2006	June 30, 2005
Computer equipment (As of June 30, 2005 $434,181 of equipment was not yet placed in service)	$796,578	$575,105
Other Equipment	119,378	—
Leasehold improvements	30,766	1,200
Furniture and fixtures	32,952	8,555
Software	25,933	1,038

Total property and equipment	1,005,607	585,898
Accumulated depreciation and amortization	(182,363)	(34,667)

Property and equipment, net	$823,244	$551,231

5. INTANGIBLE ASSETS

The Company’s intangible assets consist of the costs of acquiring patents. As of June 30, 2006 and 2005, intangible assets were $68,158 and $60,962, respectively.

The company has not been amortizing the costs of the patents, but will begin once they have been approved. All costs associated with filing a patent are capitalized unless the patent application is rejected at which time the costs are expensed.

6. ACCRUED EXPENSES

As of June 30, 2006 and 2005, accrued expenses consisted of the following items:

	June 30, 2006	June 30, 2005
Accrued Interest	$55,421	$15,676
Accrued Payroll	20,852	70,080
Accrued Severance Costs	88,970	—
Accrued Professional Fees-related party	—	75,000
Other	—	15,944

Total accrued expenses	$165,243	$176,700

7. RELATED PARTY TRANSACTIONS

During the year ended June 30, 2006, the Company entered into a separation agreement with its former CEO. The Company recorded expenses of approximately $133,000 in connection with this agreement. At June 30, 2006, the Company had accrued expenses of $88,970 remaining to be paid under this agreement.

Included in the accrued liabilities of the Company as of June 30, 2005 is $75,000 due to a former officer, which was paid during the fiscal year ended June 30, 2006.

On August 18, 2005, the Board of Directors elected the managing member of Midtown Partners & Co., LLC (“Midtown Partners”) to serve as a Class I Director of the Company’s Board of Directors. There was no arrangement or understanding between the managing member and any other person(s) pursuant to which the managing member was selected as a director.

Midtown Partners & Co., LLC is the NASD licensed broker-dealer that assisted the Company with its recent private placements of securities (the “Private Placements”) as further discussed in Notes 9 and 11. Midtown Partners acted as placement agent for the Company in connection with the Private Placements. Pursuant to the terms of the placement agent agreements, the Company agreed to pay Midtown Partners a cash commission and to issue warrants to Midtown Partners based on a percentage of the securities sold in the Private Placements. For the year ended June 30, 2006, $435,779 was paid in commissions plus the issuance of warrants to purchase 1,505,640 shares of common stock and 183,617 registered shares of common stock were due, all as compensation for assisting in the May 2006 convertible Debenture financing (see Note 11). Additional warrants to purchase 1,407,715 shares of common stock will be issued to Midtown upon approval of an increase in the Company’s authorized share total. During the period ended June 30, 2005 $305,389 was paid in commissions and warrants to purchase 1,738,882 shares of common stock were issued to Midtown Partners, LLC in connection with the May 2005 debenture placement. The total value of the fees for the 2005 and 2006 placements were $1,057,073 and $2,387,000, respectively. In addition, for other services rendered, the Company issued 50,583 shares of its Series B Preferred stock to Midtown Partners in May 2005, which converted on August 22, 2005 into 606,996 shares of common stock.

In addition, the managing member of Midtown Partners & Co., LLC is also the managing member of Total CFO, LLC (“Total CFO”), which provides consulting and CFO services. The Company has engaged Total CFO to provide accounting services for a period of one year beginning June 30, 2005. The agreement between Total CFO and the Company calls for payments of $10,000 per month for the first three months and $8,500 per month for the remainder of the agreement. The agreement expired in July 2006. The Company paid total CFO approximately $119,000 for the year ended June 30, 2006.

In September 2005, the Company engaged a director as a consultant to support the businesses goal of expanding into the operation of medical clinics. During the year ended June 30, 2006, the Company paid the consultant $65,000. As additional compensation for consulting services, the Company granted the director warrants to purchase 300,000 shares of common stock. The warrants are immediately exercisable, have an exercise price of $0.50 per share, and expire five years from the date of grant. The warrants were valued at $104,998 using the Black-Scholes option pricing model. In May 2006, the Company hired the consultant as its CEO and entered into an employment agreement (see Note 13).

A director of the Company was reported to be an advisory director of Business Consulting Group Unlimited (“BCGU”). In May 2005, the Company entered into a consulting agreement with BCGU. Under the terms of the original agreement, the Company was to issue 200,000 shares of restricted common stock to BCGU as compensation for services to be rendered through May 2006. These shares were valued at $1,000,000. In November 2005, the agreement was amended to reduce the number of shares of restricted common stock to 150,000. This modification resulted in a $448,750 reduction to the amount of consulting expense to be recognized under the agreement. The 150,000 shares of restricted common stock were issued during the year ended June 30, 2006. In conjunction with this agreement, the Company recognized consulting expense of $467,917 and $83,333 for the year ended June 30, 2006 and for the six months ended June 30, 2005, respectively.

In addition, in October 2005, the Company entered into a 90 day consulting agreement with the two principals of BCGU. Each of the principals was issued 100,000 shares of common stock valued at $367,500 as payment for these services. Accordingly, the Company recognized an aggregate of $735,000 in consulting expense under these agreements for the year ended June 30, 2006.

In September 2005, the Company entered into a marketing agreement with a shareholder and relative of the Company’s former CEO. Pursuant to the agreement, which expired in December 2005, the Company issued 11,750 shares of common stock valued at $47,646 to the consultant.

In April 2006, the Company entered into a consulting agreement with a third party in exchange for 500,000 shares of common stock. These shares were issued to the consultant in May, 2006 and valued at the market price as of the date of the agreement with a corresponding charge to expense of $298,500. In June 2006, the scope of the consulting agreement was expanded and the company agreed to issue another 700,000 shares of common stock for the expanded services. In June, 2006, a shareholder of the Company loaned the Company 500,000 shares of Company stock which were transferred to the consultant in payment for the services. The Company valued these shares at their market value at the date of transfer and recorded consulting expense and a stock payable of $286,000. The shareholder was promised 50,000 additional shares of common stock and the value of these shares has been recorded as interest expense and stock payable. At June 30, 2006, the Company had recorded stock payable to the shareholder of $286,000.

In May 2006, Telzuit Technologies, LLC sold common stock held in its name for $250,000 in proceeds which it loaned to Telzuit Medical Technologies, Inc. These proceeds have been recorded as additional paid in capital in the accompanying consolidated financial statements.

8. INCOME TAXES

For the year ending December 31, 2004, the Company was an LLC and was not a taxpaying entity for federal or state income tax purposes, and thus no income tax expense was recorded in the accompanying financial statement for that period. Income of the Company was taxed for federal income tax purposes to the members on their respective tax returns.

The company has net operating loss carryforwards which are substantially limited due to the change in ownership. The Company provided no current income tax expense due to the losses incurred through the twelve months ended June 30, 2006 and the six months ended June 30, 2005. Net operating loss carryforwards for tax purposes were approximately $21,800,000 at June 30, 2006 which expire at various dates through 2026. The Company has provided a 100% valuation allowance at June 30, 2006 and June 30, 2005 for the deferred tax benefit resulting from the net operating loss carryforwards. The valuation allowance increased $3,587,661 from June 30, 2005 to June 30, 2006. In addressing the potential impact of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the year ended from 30, 2006 and six months ended June 30, 2005 is as follows:

	2006	2005
Statutory federal income tax rate	(34.00)%	(34.00)%
State income taxes, net of federal taxes	(4.0)%	(3.93)%
Non-deductible items	5.1%	.23%
Valuation allowance	32.9%	37.70%

Effective Tax Rate	—%	—%

Significant components of deferred tax assets and liabilities are as follows:

	June 30, 2006	June 30, 2005
Deferred tax assets (liabilities):
Net operating loss carry forwards	8,282,176	4,579,224
Depreciation and amortization	(123,595)	(5,304)

Deferred tax assets, net	8,158,581	4,570,920
Valuation allowance	(8,158,581)	(4,570,920)
Net deferred tax asset	—	—

9. MAY 2005 CONVERTIBLE DEBENTURE FINANCING

During May 2005 the Company, pursuant to a Securities Purchase Agreement and Share Exchange Agreement, issued (a) 10% Convertible Debentures, having an aggregate original principal balance of $1,057,250, and (b) Class A Warrants entitling the debenture holders to purchase, in the aggregate, 1,334,062 shares of the Company’s common stock. The 10% Convertible Debentures were due one year from the date of issuance, or, upon the earlier occurrence of certain events specified in each 10% Convertible Debenture. All principal and accrued interest of each debenture automatically converts into either (a) shares of the Company’s common stock at a price of $.40 per share of common stock, or (b) units at a price of $.66 per unit, each unit being comprised of (i) one share of Series A Preferred Stock which converts into common stock at a price of $.60 per share, subject to adjustment and (ii) one Class B warrant, each Class B warrant having an exercise price of $.80 per share, subject to adjustment. The purchase price paid to the Company in connection with the Debenture financing was $1,057,250. The Company closed the financing in two tranches raising $565,000 and $492,250 on May 6, 2005 and May 19, 2005 respectively.

The Class A Warrants are exercisable by the holder at any time before the date five (5) years from the date of issuance at an exercise price of $.60 per share, subject to adjustment. Beginning twelve (12) months following the date of issuance of the Class A Warrants, if the closing bid price of the Company’s common stock exceeds two dollars ($2.00) for a period of twenty (20) consecutive trading days, and the Company’s common stock has an average trading volume in excess of fifty thousand (50,000) shares per day for the twenty (20) prior trading days, the Class A Warrants may be redeemed by the Company at one cent ($.01) per share.

The exercise prices of the Company’s Class A and Class B warrants were reduced to $.5174 per shares and $.6898 per share, respectively upon the closing of May 2006 Private Placement as further discussed in Note 11.

Relating to these debentures, the Company incurred a debt discount in the amount of $1,057,250 as a result of the intrinsic value of the beneficial conversion feature and the detachable warrants previously described. During the six months ended June 30, 2005 the Company amortized $144,829 of the debt discount to interest expense. In July 2005, all of the holders of this convertible debenture offering converted their debentures plus accrued interest into 1,614,551 shares of Series A Preferred Stock and Class B Warrants entitling the holders to purchase an aggregate of 2,690,834 shares of common stock. Concurrent with this conversion, the remaining debt discount of $912,421 was amortized as interest expense on July 12, 2005.

10. SERIES A CONVERTIBLE PREFERRED STOCK OFFERING

On August 19, 2005, the Company completed its Series A Preferred private placement of approximately $3,399,619, which such amount includes (1) $1,749,990 that had closed on June 22, 2005, (2) $1,036,629 that had closed on June 28, 2005, (3) $413,000 of which was stock subscribed as of June 30, 2005 and completed on July 14, 2005, and (3) $200,000 which was purchased on August 19, 2005. Pursuant to the Securities Purchase Agreement, in June and July of 2005 the Company issued a total of 3,199,619 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (b) Class B Warrants entitling holders of the Series A Preferred Stock to purchase, in the aggregate, 5,332,683 shares of Company’s common stock. In August 2005, the Company issued 200,000 shares of Series A Preferred Stock which were purchased for $200,000 and (b) Class B Warrants entitling holders of the Series A Preferred Stock to purchase, in the aggregate, 333,375 shares of Company’s common stock. On July 12, 2005, all of the holders of the May 2005 10% convertible debenture financing converted their debentures plus accrued interest into (a) 1,614,551 shares Series A Preferred Stock and (b) Class B Warrants entitling holders of the Series A Preferred Stock to purchase, in the aggregate, 2,690,834 shares of Company’s common stock.

The Class B Warrants are exercisable by the holder at any time before the date five (5) years from the date of issuance at an exercise price of $.80 per share, subject to adjustment as further described below. Beginning twelve (12) months following the date of issuance of the Class B Warrants, if the closing bid price of the Company’s common stock exceeds two dollars ($2.00) for a period of twenty (20) consecutive trading days and the Company’s common stock has an average trading volume in excess of fifty thousand (50,000) shares per day for the twenty (20) prior trading days, the Class B Warrants may be redeemed by the Company at one cent ($.01) per share.

The Series A Preferred Stock is convertible into shares of common stock at an initial conversion price of $0.60 per share, subject to adjustment as further described below, and can be converted either upon the effective date of the Company’s registration statement of the underlying common stock or the date that the holder of the Series A Preferred Stock has satisfied the minimum one year holding requirement set forth in SEC Rule 144(d). The Company has the right to force the holders of the Series A Preferred Stock to convert into shares of common stock if, at any time after an effective registration statement is achieved, the closing price of the Company’s common stock equals or exceeds $2.00 per share for a period of 20 consecutive trading days and the Company’s common stock has an average trading volume in excess of 100,000 shares per day for the same 20 trading days. In addition, upon the occurrence of a change in control event, as defined, the holders of at least a majority of the then outstanding Series A Preferred Stock may elect to force the Company to redeem all or a portion of the Series A Preferred Stock in cash in an amount equal to the stated value of the preferred stock ($1.00 per share) plus all accrued but unpaid dividends. Accordingly, the Series A Preferred Stock has been classified outside of permanent equity on the accompanying consolidated balance sheets.

Pursuant to the terms of the Series A Preferred Stock financing, the Series A Preferred Stockholders are entitled to receive additional Class B warrants in the event the Company has not filed a registration statement within 45 days after the date of the closing of the Series A Preferred financing. If the Company does not file its registration statement by this date it is required to issue Class B warrants to purchase shares of common stock equal to 1.5% of the sum of the number of shares of common stock issuable upon conversion of the Series A Preferred Stock into common stock and the number of shares of common stock issuable upon exercise of the Class B warrants originally issued. For each subsequent 30 day period that the Company does not file the registration statement, it owes the holders of the Series A Preferred Stock an additional 1.5% until the registration statement is filed up to a maximum of 9%. In addition, the series A Preferred Stockholders are also entitled to receive additional Class B warrants in the event the Company’s registration statement has not been declared effective by the SEC by the 120th day after the closing of the Series A Preferred Stock financing or the 150th day after the closing if the registration statement is subject to a full SEC review. If the Company does not meet this requirement it is required to issue Class B Warrants to purchase common shares in the amount equal to 1.5% of the sum of the number of shares of common stock issuable upon conversion of the Series A Preferred Stock into common stock and the number of shares of common stock issuable upon exercise of the Class B warrants originally issued. For each subsequent 30 day period that the registration statement is not declared effective, the Company owes the holders of the Series A Preferred Stock an additional 1.5% until the registration statement is declared effective up to a maximum of 9%. As a result of these penalty provisions, the Company issued Class B warrants to purchase 1,484,236 additional shares of common stock to the holders of the Series A Preferred Stock as required by the terms of the agreement. These warrants were valued at $4,883,993 and have been recorded as a preferred stock dividend in the accompanying consolidated financial statements for the year ended June 30, 2006.

The Company granted the purchasers of the Series A Preferred Stock and Class B Warrants price protection in case the Company issued other securities at lower prices. This event occurred with the May 2006 Convertible Debenture financing (see Note 11) and the conversion price of the Series A Preferred Stock was reduced to $0.35 per share and the exercise price of the Class B Warrants was reduced to $0.6898 per share. The reduction in the conversion price of the Series A Preferred Stock resulted in a beneficial conversion feature of $3,830,690 which the Company recorded as a deemed preferred stock dividend in the accompanying consolidated financial statements for the twelve months ended June 30, 2006. This amount represents the difference between the discounted conversion price of $0.35 and the fair market value of the Company’s stock at the time of the original issuance of the preferred stock. The amount of the dividend was limited to the amount of proceeds received from the outstanding Series A Preferred Stock when it was originally issued.

11. MAY 2006 CONVERTIBLE DEBENTURE FINANCING

On May 26, 2006, the Company raised gross proceeds of approximately $4,942,000 from the private placement (the “May 2006 Private Placement”) to accredited institutional and individual investors (the

“Investors”) of its three-year 10% Senior Secured Convertible Debentures (the “Debentures”). In connection with the issuance of the Debentures, the Company issued to the investors Class C Warrants, to purchase up to 10,590,000 shares of the Company’s common stock at a per share exercise price of $0.45 and exercisable for six years from the date of offering and Class D Warrants, to purchase up to 3,530,000 shares of the Company’s common stock at a per share exercise price of $1.25 and exercisable for ten years from the date of offering. The exercise prices of the Class C and Class D warrants are subject to adjustment as further described below. In addition, if at any time after one year from the date of the May 2006 Private Placement, the Company has not obtained an effective registration statement covering the common stock underlying the warrants, the warrants may then be exercised by means of a cashless exercise provision. Upon expiration, the Class C and Class D warrants will be automatically exercised by means of a cashless exercise provision.

In connection with the May 2006 Private Placement, some holders of Series A Convertible Preferred Stock exercised a “Most Favored Nations” contract right in the Investors Right Agreement dated June 22, 2005. As a result, 805,410 shares of Series A Convertible Preferred Stock, plus accrued dividends of $32,225, were exchanged for (a) 10% Debentures having an aggregate original principal balance equal to $837,635 (ii) Class C Warrants exercisable, in the aggregate, for 1,794,933 common shares, and (iii) Class D Warrants exercisable, in the aggregate, for 598,310 common shares.

To secure the Company’s obligations under the Debentures, the Company has granted a security interest in substantially all of its assets and its subsidiaries assets. In addition, the debentures are guaranteed by the Company’s subsidiaries. Upon the occurrence of certain change in control transactions, as defined, the holders of the Debentures may elect to require the Company to redeem all or a portion of the then outstanding debentures for cash. If, at any time after the May 2006 Private Placement, the trading price, as defined, of the Company’s common stock for each of any 10 consecutive trading days (the “threshold period”) exceeds $1.50 and the aggregate dollar amount of common stock traded exceeds $200,000 on each day during such threshold period then the Company may require the Investors to convert all or a part of the then outstanding Debentures plus any accrued but unpaid interest and liquidated damages to common stock.

The Debentures mature on May 26, 2009 and are convertible into shares of common stock at the holder’s option at any time at an initial conversion price of $0.35 per share, subject to adjustment as further described below. Interest on the Debentures accrues at the rate of 10% per annum, payable upon conversion or semi-annually (November 1 and May 1 of each year, with the first scheduled payment date being November 1, 2006) or upon maturity, whichever occurs first, and will continue to accrue until the Debentures are fully converted and/or paid in full. Interest is payable, at the option of the Company, either (i) in cash, or (2) in shares of Common Stock at a 10% discount from the public trading price. The Company recorded interest expense of $55,421 in the accompanying consolidated financial statements for the year ended June 30, 2006.

The Company has undertaken to file, within 30 days after the closing, a registration statement (the “Registration Statement”) covering the common stock underlying the Debentures and the warrants, as well as certain other securities. As of the date of the filing of this annual report on Form 10-KSB, the Company has filed such registration statement. The Company has also undertaken to have this Registration Statement declared effective by the 90th day after its filing. If the Company is unsuccessful in having the registration declared effective by this time, the Company will be required to pay the Investors 1% of the face value of the Debentures for each additional thirty day delinquency, up to a maximum of 9% of the face value of the Debentures.

The conversion price of the Debentures and the exercise price of the Class C and Class D warrants are subject to adjustment for certain future dilutive issuances of securities and for the failure of the Company to achieve certain operating milestones, as defined. The Debentures are subject to certain events of default, including obtaining an effective Registration Statement of the underlying common stock within 240 days of the closing of the May 2006 Private Placement. Upon the occurrence of any such event, the outstanding principal, plus any accrued but unpaid interest and liquidated damages will become, at the Investors’ election, immediately due and payable in cash at the Mandatory Default Amount, as defined.

As a result of the beneficial conversion feature embedded in the convertible Debentures, the Company recognized a debt discount of $2,064,152. This amount represents the intrinsic value of the conversion feature, limited to the total cash proceeds allocated to the Debentures from the private placement. The Company also recorded a $3,715,468 discount on the Debentures based upon the fair values of the Class C and Class D warrants. During the twelve months ended June 30, 2006, $160,544 of the discount was amortized and is included in interest expense in the accompanying consolidated financial statements. The remaining unamortized discount of $5,619,076 will be amortized over the remaining term of the Debentures.

In connection with the May 2006 Private Placement, the broker-dealers and others were paid aggregate cash commissions equal to $463,279 (see Note 7 for related-party broker-dealers). The broker-dealers also received (a) warrants entitling the broker-dealers to purchase, in the aggregate, 1,407,100 shares of the Company’s common stock at an exercise price of thirty five ($.35) cents per share for six years and (b) warrants entitling the broker-dealers to purchase 98,540 shares of the Company’s common stock at one cent ($0.01) per share for six years, and (c) 183,617 unrestricted freely trading shares of common stock. As additional compensation, and subject to the Company’s shareholders increasing the authorized shares of the Company, the broker-dealers will receive (a) warrants entitling the broker-dealers to purchase, 1,055,786 shares of the Company’s common stock at an exercise price of forty five cents ($.45) per share for six years and (b) warrants entitling the broker-dealers to purchase 351,929 shares of the Company’s common stock at an exercise price of one dollar and twenty five cents ($1.25) for ten years. The value of the warrants, calculated utilizing the Black- Scholes option pricing model is $1,835,000. This amount, combined with the cash payments and the value of the shares issued to the broker dealer are treated as debt issuance costs totaling approximately $2,414,000. This amount will be amortized over the thirty-six month term of the Debentures.

The placement of the Debentures resulted in the reduction to $0.35 from $0.60 of the conversion rate into common stock of the outstanding shares of the Company’s Series A Convertible Preferred Stock issued in June through July of 2005. In addition, pursuant to anti dilution clauses, the exercise prices of the Company’s Class A and Class B warrants were reduced to $.5174 per shares and $.6898 per share, respectively upon the closing of May 2006 Private Placement.

12. OPTIONS AND WARRANTS OUTSTANDING

Stock Option Plan

As part of the share exchange agreement dated May 6, 2005 between Taylor Madison, Telzuit Technologies, Inc. and Telzuit Technologies, LLC, all options issued and outstanding under the Company’s then existing stock option plan were cancelled. As of June 30, 2005 no options were outstanding under this plan.

The following table summarizes information on all common share purchase options for the six months ended June 30, 2005 and the year ended December 31, 2004. The table reflects the 1 for 31 stock split that was effective August 22, 2005.

	2005		2004
Description	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	33,742	$7.50	23,935	$1.24
Granted	—	—	21,744	$7.50
Exercised	—	—	(11,937)	$1.24
Cancelled	(33,742)	$7.50	—	—
Forfeited	—	—	—	—
Outstanding, end of year	—	$—	33,742	$7.50

Exercisable, end of year	—		$11,247

Warrants

At June 30, 2006, the Company had outstanding warrants to purchase the Company’s common stock which were issued in connection with multiple financing arrangements, consulting agreements and employment agreements. Information relating to these warrants is summarized as follows:

Warrants	Remaining Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Class A Warrants	1,547,038	4.00	$0.5174
Class B Warrants	10,640,304	4.15	$0.6898
Class BD Warrants	76,750	3.85	$0.60
Class BD-B Warrants	10,000	4.08	$0.5174
Class BD-B Warrants	10,000	4.08	$0.6898
Class C Warrants	12,384,933	5.92	$0.45
Class D Warrants	4,128,310	9.92	$1.25
Class BD – C Warrants	1,407,100	5.92	$0.35
Class BD – X Warrants	98,540	5.92	$0.01
Other Warrants	2,000,000	9.92	$0.50
Other Warrants	300,000	4.92	$0.50
Other Warrants	25,000	4.92	$2.50
Other Warrants	20,000	4.92	$0.01

Total	32,647,975

At June 30, 2006, warrants to purchase 31,147,975 shares of common stock are exercisable.

Not included in the above warrant table are those warrants granted to the broker-dealers which are subject to the Company’s shareholders increasing the authorized shares of the Company. Once approved, the broker-dealers will receive (a) common stock purchase warrants entitling the broker-dealers to purchase, 1,055,786 shares of common stock at an exercise price of forty five cents ($.45) per share and (b) common stock purchase warrants entitling the broker-dealers to purchase 351,929 shares of the common stock at an exercise price of one dollar and twenty five cents ($1.25).

The fair value of each warrant granted is estimated on the grant date using the Black-Scholes option pricing model using the assumptions listed in Note 2 under Stock Based Compensation for each period.

Reserved Shares

At June 30, 2006, 60,794,766 shares of common stock were reserved for issuance for the Company’s outstanding warrants and upon conversion of the outstanding Series A Convertible Preferred Stock and May 2006 Convertible debentures.

13. COMMITMENTS AND CONTINGENCIES

The Company leases certain office and clinic premises under non-cancelable, operating leases which expire at various dates through March 2011.

Aggregate approximate minimum rental commitments at June 30, 2006 under non-cancelable operating leases are summarized as follows:

June 30,	Gross Rentals
2007	$154,000
2008	$157,000
2009	$131,000
2010	$113,000
2011	$61,000

Total	$616,000

Rental expense included in operations totaled approximately $84,000 for the twelve months ended June 30, 2006, $22,300 for the six months ended June 30, 2005, and $39,000 for the 12 months ended December 31, 2004.

The Company has entered into employment agreements with various officers and key employees. These agreements establish bonuses based upon performance and provide for severance compensation under certain circumstances, as defined. The employment agreements for each of the company’s three officers provide for an annual base salary of between $150,000 and $159,000, subject to annual increases as approved by the compensation committee. The employment agreement for the CEO provides for warrants to purchase 2,000,000 shares of the Company’s common stock. The warrants are exercisable for ten years at an exercise price of $0.50 per share, with 25% exercisable immediately, and an additional 25% exercisable on each anniversary of his employment. The Employment Agreement for the CFO provides for warrants to purchase 1,000,000 shares of common stock at an exercise price of $.50 per share (the referred to in this paragraph as the “Warrant Shares”). Twenty-five percent of the Warrant Shares vested on the effective date of the Employment Agreement, and on each anniversary of the effective date of the Employment Agreement an additional twenty-five percent of the Warrant Shares will vest. The officers’ employment agreements expire at various dates through May 2009.

On the July 31, 2004 the Company entered into a five year agreement with an unrelated company to provide certain software to be used in the operation and delivery of the Company’s product and services. Under the terms of the agreement the Company made an immediate non-refundable payment of 86,100 Euro or $108,690 and made the additional payments of 160,000 Euro or $193,056 during fiscal 2006 per the agreement. In further consideration of the rights granted to the Company in relation to this agreement, the Company is to pay the provider a royalty equal to (a) 5% of the sales of the Company up to five hundred thousand Euro and thereafter (b) 3.75% for the next five hundred thousand Euro and thereafter (c) 2.5% until the end of the agreement. As of June 30, 2006, all payments have been made per this agreement. As no revenues have been realized pertaining to this agreement, no royalties are due. The denomination of this agreement in foreign currency subjects the Company to foreign currency fluctuation risk.

On March 31, 2006 the Company entered into a software license agreement with the same unrelated company to provide certain additional software to be used in the operation and delivery of the Company’s product and service. Pursuant to the terms of the agreement on March 31, 2006 the Company made the $25,000 non-refundable payment. In consideration for the non-refundable payment, the Company received one copy of the software. Additional terms of the agreement are as follows: (i) the agreement will remain in force until terminated; (ii) at the request of the Company additional copies of the software are available for $12,500 per copy; (iii) the Company agrees to pay the software company a royalty of 0.5% of the first annual gross turnover equal to one million two hundred and twenty-five thousand dollars and, once said gross turnover has been reached, a royalty of 0.25% of the annual gross turnover thereafter; (iv) the Company guarantees that the royalty payments to be made will not be less than $37,500 for each 12-month period during the first five years and in the event the royalty payments are calculated to be less than the $37,500 stipulated in the contract the Company will pay the difference.

The Company has commitments under various agreements with service providers and consultants as part of its routine operations which extend beyond June 30, 2006.

14. LEGAL PROCEEDINGS

Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc.

On June 8, 2005, Focused Strategies, Inc., a Florida corporation, filed a Complaint for Damages and Declaratory Relief in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, titled Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc., Case No. 48-2005-CA-004920-O (the “FSI Complaint”). In July 2005, Telzuit Technologies, LLC and Telzuit Technologies, Inc. filed an Introduction, Answer, Defenses, Counterclaims and Third Party Claims of the Defendants (the “Answer and Counter-Claim”). Telzuit Technologies, Inc is a Florida corporation and wholly-owned subsidiary of Telzuit Medical.

Telzuit Technologies, LLC hired Focused Strategies, Inc. to provide consulting services pursuant to an Engagement Agreement dated March 16, 2001, (the “Engagement Agreement”). In the FSI Complaint, Focused Strategies, Inc. alleges that it performed its duties and obligations under the Engagement Agreement and seeks damages of $818,678 for alleged unpaid professional fees and expenses.

In addition, in the FSI Complaint, Focused Strategies, Inc. requests declaratory relief seeking (a) a determination as to the current ownership of Telzuit Technologies, LLC, (b) a determination as to the controlling ownership group of Telzuit Technologies, LLC, and (c) a determination as to the validity of the Share Exchange Agreement, dated May 6, 2005, between Telzuit Technologies, LLC, Telzuit Medical, et. al., providing for the transfer of all of the issued and outstanding capital stock of Telzuit Technologies, Inc. to Telzuit Medical in exchange for capital stock of Telzuit Medical.

The management of the Company believes that Focused Strategies, Inc.’s claims are not substantiated by the facts, are without merit, and intend to defend their positions vigorously. In the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC assert a number of defenses in response to the allegations made in the FSI Complaint, including fraud, breach of contract, and self-dealing. In addition, in the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC have filed counter-claims against the claimant based on fraud and breach of contract and cross-claims against MKCS, Inc. based on fraud and breach of implied contract. In connection with each of these claims, Telzuit Technologies, Inc. and Telzuit Technologies, LLC seek damages in excess of $15,000. The parties mediated their respective claims on March 3, 2006, but were unsuccessful in reaching an agreement to resolve the lawsuit. The court set a trial date of January 9, 2007.

Other litigation related matters

During 2003 and 2004, the Board of Directors of the Company voted to rescind 26,198,010 Class A membership units and 1,738,500 Class B membership units which it believes were issued improperly for no consideration. As of December 31, 2004, two affected parties have threatened, but have not brought any legal action related to the rescission. The two parties constituted 13,213,000 of Class A membership units and 1,338,500 of the Class B membership units rescinded. The Company acknowledges there may be additional parties to file suit. Should any of the affected parties begin legal action, the Company intends to defend its position vigorously.

The Company is occasionally party to other litigation or threat of litigation arising in the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of any such matters will have a material effect on the Company’s financial position or results of operations.

Except as set forth above, as of the date of this filing, there are no other material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

15. RESTATEMENT

As described in Note 10, the Series A Convertible Preferred Stock contains a provision wherein upon the occurrence of a change in control event, as defined, the holders of at least a majority of the then outstanding Series A Convertible Preferred Stock may elect to force the Company to redeem all or a portion of the Series A Preferred Stock in cash in an amount equal to the stated value of the preferred stock ($1.00 per share) plus all accrued but unpaid dividends. The Company has determined that this provision results in the classification of the Series A Convertible Preferred stock outside of permanent equity on the accompanying consolidated balance sheets. Accordingly, the Company has restated its June 30, 2005 consolidated balance sheet to reclassify $3,199,619 of Series A Convertible Preferred Stock from permanent equity to a separate category between liabilities and equity.

16. FOURTH QUARTER ADJUSTMENT

During the fourth quarter of the year ended June 30, 2006, the Company recorded a $4,883,993 preferred stock dividend related to the value of the Class B warrants issued to the holders of the Series A Convertible Preferred Stock as a penalty for failure to file and achieve effectiveness of a registration statement by certain dates as discussed in Note 10. If the Company had recorded the value of the Class B warrants at the actual dates that the penalties were incurred, net loss applicable to common stockholders would have increased by $1,464,230, $4,187,040 and $4,883,993 for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006. Loss per share-basic and diluted would have increased by $.12 per share, $.15 per share and $.16 per share for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006.

17. SUBSEQUENT EVENT

On August 1, 2006, the Company acquired 100% of the capital stock of two related mobile imaging companies, collectively operating as PDS Imaging. The Company paid $644,255 in cash, and agreed to issue 88,853 shares of its common stock, as payment in full. In addition, the Company entered into a Consulting Agreement, effective August 1, 2006 through August 1, 2009 with the former owners of PDS Imaging. As consideration for the consulting services, the Company agreed to an additional $12,000 and issued an additional 277,000 shares of common stock to the former owners. PDS Imaging consisted of six mobile imaging units operating in central and southern Florida servicing 140 physicians. PDS also adds a Medicare-approved and private insurance credentialed Independent Diagnostic Testing Facility (“IDTF”). The IDTF credentials will enable the Company to receive reimbursement from third party payers at its imaging facilities and the Company’s StatPatch system.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL

DISCLOSURE

Appointment of Cross, Fernandez & Riley, LLP

Effective July 28, 2006, the Company engaged Cross, Fernandez & Riley, LLP (“Cross Fernandez”) as its new independent registered public accountants to audit the Company’s financial statements for the year ended June 30, 2006.

During the twelve month fiscal year ending December 31, 2004, the six month transition period from January 1, 2005 through June 30, 2005, the twelve month fiscal year ending June 30, 2006, and the interim period between June 30, 2006 and July 6, 2006 (the date of dismissal of the Company’s prior independent registered public accounting firm), neither the Company (nor anyone on its behalf) consulted Cross Fernandez regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B.

Dismissal of Pender Newkirk & Company, CPAs

On July 6, 2006, the Company informed Pender Newkirk & Company, CPAs (“Pender Newkirk”) of its dismissal as the Company’s independent registered public accounting firm. The decision to change the Company’s auditors was recommended by the Audit Committee and approved by the Board of Directors.

The reports of Pender Newkirk on the Company’s consolidated financial statements for the fiscal years ended December 31, 2003 and 2004, and the transition period from January 1, 2005 through June 30, 2005 (the “Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Pender Newkirk has not reported on the financial statements of the Company for the fiscal year ended June 30, 2006.

During the Audit Period, and through July 6, 2005, there were no disagreements with Pender Newkirk on nay matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Pender Newkirk, would have caused it to make reference thereto in its report on the Company’s consolidated financial statements for such year.

The Company provided Pender Newkirk with a copy of the foregoing disclosures and requested, pursuant to the rules of the United States Securities and Exchange Commission (the “Commission”), that Pender Newkirk provide the Company with a letter addressed to the Commission stating whether Pender Newkirk agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of the letter of Pender Newkirk is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

Dismissal of De Meo, Young, McGrath

On July 18, 2005, Telzuit Medical informed De Meo, Young, McGrath (“DYM”) of its dismissal as the Company’s independent registered public accounting firm. The decision to change the Company’s auditors was recommended and approved by the Board of Directors.

The reports of DYM on the Company’s consolidated financial statements for the fiscal year ended June 30, 2004 and the transition period from January 1, 2003 to June 30, 2003, and through July 18, 2005 (the “Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph relating to the Company’s ability to continue as a going concern.

During the Audit Period, there were no disagreements with DYM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of DYM, would have caused it to make reference thereto in its reports on the Company’s consolidated financial statements for such years.

During the Audit Period, the Company had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided DYM with a copy of the foregoing disclosures and requested, pursuant to the rules of the Commission that DYM provide the Company with a letter addressed to the Commission stating whether DYM agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of the letter of DYM is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2005.

On July 18, 2005, the Company’s Board of Directors appointed Pender Newkirk & Company, CPA’s (“Pender Newkirk”), as the Company’s new independent registered public accounting firm. A Current Report on Form 8-K relating to the change in accountants was filed with the U.S. Securities and Exchange Commission on July 18, 2005.

During the years ended June 30, 2005 and June 30, 2004, and through July 18, 2005 (the date Pender Newkirk accepted its appointment), the Company did not consult with Pender Newkirk regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, and other documents with the Securities and Exchange Commission. You may read and copy any document that the Company files with the SEC at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website at www.sec.gov where certain information regarding issuers, including the Company, can be found.

This prospectus is part of a registration statement filed with the SEC on Form SB-2. The registration statement contains more information than this prospectus regarding the Company and its common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its website at www.sec.gov.

This prospectus incorporates important business and financial information about the Company from documents that are not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request to the Company. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the Company at the following address: Telzuit Medical Technologies, Inc., 5422 Carrier Drive, Suite 306, Orlando, Florida 32819, (407) 354-1222.